                                                                    Exhibit 10.1





                                  $300,000,000
                      AMENDED AND RESTATED CREDIT AGREEMENT

                                   DATED AS OF
                                 MARCH 15, 2000

                                      AMONG

                       VALUE CITY DEPARTMENT STORES, INC.
                                   AS BORROWER

                     THE LENDING INSTITUTIONS NAMED THEREIN
                                   AS LENDERS

                               NATIONAL CITY BANK
         AS A LENDER, A LETTER OF CREDIT ISSUER, THE SWING LINE LENDER,
               THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, AND
                           AS THE DOCUMENTATION AGENT

                                   ARRANGED BY

                               NATIONAL CITY BANK,
                              AS A CO-LEAD ARRANGER
                         BANC ONE CAPITAL MARKETS, INC.,
               AS A CO-LEAD ARRANGER AND AS THE SYNDICATION AGENT

                                                                    Exhibit 10.1


                                TABLE OF CONTENTS

                                                                          PAGE

                                                                                    C>
SECTION 1.        DEFINITIONS AND TERMS...............................................1
         1.1.     Certain Defined Terms                                               1
         1.2.     Computation of Time Periods                                        19
         1.3.     Accounting Terms                                                   19
         1.4.     Terms Generally                                                    19

SECTION 2.        AMOUNT AND TERMS OF LOANS..........................................20
         2.1.     Commitments for Loans                                              20
         2.2.     Minimum Borrowing Amounts, etc.; Pro Rata Borrowings.              20
         2.3.     Procedures for Borrowing                                           21
         2.4.     Disbursement of Funds                                              22
         2.5.     Refunding of, or Participation in, Swing Line Revolving Loans      22
         2.6.     Notes                                                              23
         2.7.     Conversions of General Revolving Loans                             24
         2.8.     Interest                                                           24
         2.9.     Interest Periods                                                   26
         2.10.    Increased Costs, Illegality, etc.                                  27
         2.11.    Breakage Compensation                                              29
         2.12.    Change of Lending Office; Replacement of Lenders                   29

SECTION 3.        LETTERS OF CREDIT..................................................30
         3.1.     Letters of Credit                                                  30
         3.2.     Letter of Credit Requests: Notices of Issuance                     31
         3.3.     Agreement to Repay Letter of Credit Drawings                       31
         3.4.     Letter of Credit Participations                                    32
         3.5.     Increased Costs                                                    33
         3.6.     Guaranty of Subsidiary Letter of Credit Obligations                34

SECTION 4.        FEES; COMMITMENTS..................................................35
         4.1.     Fees                                                               35
         4.2.     Voluntary Termination/Reduction of Commitments                     37
         4.3.     Mandatory Termination/Adjustments of Commitments, etc.             37

SECTION 5.        PAYMENTS...........................................................38
         5.1.     Voluntary Prepayments                                              38
         5.2.     Mandatory Prepayments                                              38
         5.3.     Method and Place of Payment                                        42
         5.4.     Net Payments                                                       42

SECTION 6.        CONDITIONS PRECEDENT...............................................43
         6.1.     Conditions Precedent at Closing Date                               43
         6.2.     Conditions Precedent to All Credit Events                          47

                                                                    Exhibit 10.1

SECTION 7.        REPRESENTATIONS AND WARRANTIES.....................................48
         7.1.     Corporate Status, etc.                                             48
         7.2.     Subsidiaries                                                       48
         7.3.     Corporate Power and Authority, etc.                                48
         7.4.     No Violation                                                       48
         7.5.     Governmental Approvals                                             48
         7.6.     Litigation                                                         48
         7.7.     Use of Proceeds; Margin Regulations                                49
         7.8.     Financial Statements, etc.                                         49
         7.9.     No Material Adverse Change.                                        50
         7.10.    Tax Returns and Payments                                           50
         7.11.    Title to Properties, etc.                                          50
         7.12.    Lawful Operations, etc.                                            50
         7.13.    Environmental Matters                                              50
         7.14.    Compliance with ERISA                                              51
         7.15.    Intellectual Property, etc.                                        51
         7.16.    Investment Company                                                 51
         7.17.    Burdensome Contracts; Labor Relations                              51
         7.18.    Existing Indebtedness                                              51
         7.19.    Year 2000 Computer Matters                                         52
         7.20.    Security Interests                                                 52
         7.21.    Target Acquisition Documents, etc                                  52
         7.22.    Subordinated Bridge Debt Documents, etc                            53
         7.23.    Senior Debt                                                        54
         7.24.    True and Complete Disclosure                                       54

SECTION 8.        AFFIRMATIVE COVENANTS..............................................54
         8.1.     Reporting Requirements                                             54
         8.2.     Books, Records and Inspections                                     57
         8.3.     Insurance                                                          57
         8.4.     Payment of Taxes and Claims                                        57
         8.5.     Corporate Franchises                                               57
         8.6.     Good Repair                                                        57
         8.7.     Compliance with Statutes, etc.                                     58
         8.8.     Compliance with Environmental Laws                                 58
         8.9.     Fiscal Years, Fiscal Quarters                                      58
         8.10.    Hedge Agreements, etc.                                             59
         8.11.    Certain Subsidiaries to Join in Subsidiary Guaranty                59
         8.12.    Additional Filene's Related Security; Further Assurances           59
         8.13.    Casualty and Condemnation                                          62
         8.14.    Landlord/Mortgagee Waivers; Bailee Letters                         62
         8.15.    Senior Debt                                                        62

SECTION 9.        NEGATIVE COVENANTS.................................................62
         9.1.     Changes in Business                                                62
         9.2.     Consolidation, Merger, Acquisitions, Asset Sales, etc.             62
         9.3.     Liens                                                              63

                                                                    Exhibit 10.1

         9.4.     Indebtedness                                                       64
         9.5.     Advances, Investments, Loans and Guaranty Obligations              65
         9.6.     Dividends, etc                                                     67
         9.7.     Minimum Consolidated Tangible Net Worth                            67
         9.8.     Consolidated Total Debt/Consolidated EBITDA Ratio                  68
         9.9.     Consolidated Total Senior Debt/Consolidated EBITDA Ratio           68
         9.10.    Fixed Charge Coverage Ratio                                        68
         9.11.    Asset Coverage Ratio                                               69
         9.12.    Limitation on Certain Restrictive Agreements                       69
         9.13.    Subordinated Bridge Debt, etc.                                     70
         9.14.    Prepayments and Refinancings of Other Debt, etc.                   71
         9.15.    Transactions with Affiliates                                       71
         9.16.    Organizational Documents, etc.                                     71
         9.17.    Plan Terminations, Minimum Funding, etc.                           71

SECTION 10. EVENTS OF DEFAULT........................................................72
         10.1.    Events of Default                                                  72
         10.2.    Acceleration, etc.                                                 74
         10.3.    Application of Liquidation Proceeds                                74

SECTION 11. THE ADMINISTRATIVE AGENT.................................................75
         11.1.    Appointment                                                        75
         11.2.    Delegation of Duties                                               75
         11.3.    Exculpatory Provisions                                             75
         11.4.    Reliance by Administrative Agent                                   76
         11.5.    Notice of Default                                                  76
         11.6.    Non-Reliance                                                       76
         11.7.    Indemnification                                                    76
         11.8.    The Administrative Agent in Individual Capacity                    77
         11.9.    Successor Administrative Agent                                     77
         11.10.   Other Agents                                                       77

SECTION 12. MISCELLANEOUS............................................................77
         12.1.    Payment of Expenses etc.                                           77
         12.2.    Right of Setoff                                                    79
         12.3.    Notices                                                            79
         12.4.    Benefit of Agreement                                               79
         12.5.    No Waiver: Remedies Cumulative                                     82
         12.6.    Payments Pro Rata                                                  82
         12.7.    Calculations: Computations                                         82
         12.8.    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury
                  Trial                                                              82
         12.9.    Counterparts                                                       83
         12.10.   Effectiveness; Integration                                         83
         12.11.   Headings Descriptive                                               83
         12.12.   Amendment or Waiver                                                83
         12.13.   Survival of Indemnities                                            84
         12.14.   Domicile of Loans                                                  85
         12.15    Confidentiality                                                    85

                                                                    Exhibit 10.1

         12.16.   Lender Register                                                    85
         12.17.   Limitations on Liability of the Letter of Credit Issuers           85
         12.18.   General Limitation of Liability                                    86
         12.19.   No Duty                                                            86
         12.20.   Lenders and Agent Not Fiduciary to Borrower, etc.                  86
         12.21.   Survival of Representations and Warranties                         86
         12.22.   Severability.                                                      86
         12.23.   Independence of Covenants.                                         86
         12.24.   Interest Rate Limitation.                                          87

                                                                    Exhibit 10.1



AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 15, 2000, among the following:

                  (i) VALUE CITY DEPARTMENT STORES, INC., an Ohio corporation (herein, together with its successors and assigns, the "BORROWER");

                  (ii) the lending institutions listed in Annex I hereto (each a "LENDER" and collectively, the "LENDERS"); and

                  (iii) NATIONAL CITY BANK, a national banking association, as a Lender, the Lender under the Swing Line Revolving Facility referred to herein (the "SWING LINE Lender"), a Letter of Credit Issuer, and as administrative agent (the "ADMINISTRATIVE Agent"), as collateral agent (the "COLLATERAL AGENT"), and as documentation agent (the "DOCUMENTATION AGENT");

with BANC ONE CAPITAL MARKETS, INC., acting as a Co-Lead Arranger and as the syndication agent (the "SYNDICATION AGENT"):

         PRELIMINARY STATEMENTS:

         (1) The Borrower entered into the Credit Agreement, dated as of May 1, 1998, with the Lenders party thereto, National City Bank, as the Swing Line Lender, the Administrative Agent and the Syndication Agent, and Bank One, NA, as the Documentation Agent, as amended by Amendment No. 1 thereto, dated as of June 1, 1999 (as so amended, the "ORIGINAL AGREEMENT"), providing, among other things, for credit facilities in the aggregate principal amount of $185,000,000.

         (2) The Borrower desires to increase the aggregate principal amount of the credit facilities available under the Original Agreement to $300,000,000, and to make certain other changes in the terms and conditions of the Original Agreement. This Agreement amends and restates the Original Agreement in its entirety.

         (3) Unless otherwise defined herein, all capitalized terms used herein and defined in section 1 are used herein as so defined.

         (4) Contemporaneously with the initial Borrowing hereunder, the Borrower proposes to complete the acquisition of certain assets and businesses pursuant to the Asset Purchase Agreement, dated as of February 2, 2000, among Filene's Basement Corp., a Massachusetts corporation, and its wholly-owned subsidiary, Filene's Basement, Inc., a Massachusetts corporation (collectively, the "SELLERS"), and Base Acquisition Corp., a Delaware corporation (herein, together with its successors and assigns, the "PURCHASER") which is a Wholly-Owned Subsidiary of the Borrower (such Asset Purchase Agreement, as amended or otherwise modified from time to time, the "TARGET PURCHASE AGREEMENT").

         NOW, THEREFORE, it is agreed that this Agreement amends and restates the Original Agreement in its entirety, as follows:

                                                                    Exhibit 10.1

         SECTION 1.        DEFINITIONS AND TERMS.

         1.1. CERTAIN DEFINED TERMS. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

         "ACQUISITION" shall mean and include (i) any acquisition on a going concern basis (whether by purchase, lease or otherwise) of any facility and/or business operated by any person who is not a Subsidiary of the Borrower, and
(ii) acquisitions of a majority of the outstanding equity or other similar interests in any such person (whether by merger, stock purchase or otherwise).

         "ADDITIONAL SECURITY DOCUMENT" shall have the meaning specified in section 8.12.

         "ADMINISTRATIVE AGENT" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to section 11.9.

         "AFFILIATE" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with such person. A person shall be deemed to control a second person if such first person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second person or (ii) to direct or cause the direction of the management and policies of such second person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (x) a director, officer or employee of a person shall not, solely by reason of such status, be considered an Affiliate of such person; and (y) neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of the Borrower or any other Credit Party or any of their respective Subsidiaries.

         "AGREEMENT" shall mean this Amended and Restated Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

         "ALTERNATIVE CURRENCY" shall mean and include any lawful currency other than Dollars which is readily and freely transferable and convertible into Dollars and is acceptable to any applicable Letter of Credit Issuer.

         "APPLICABLE COMMITMENT FEE RATE" shall have the meaning provided in section 4.1(a).

         "APPLICABLE EURODOLLAR MARGIN" shall have the meaning provided in section 2.8(g).

         "APPLICABLE LENDING OFFICE" shall mean, with respect to each Lender,
(i) such Lender's Domestic Lending Office in the case of Borrowings consisting of Prime Rate Loans, (ii) such Lender's Eurodollar Lending Office in the case of Borrowings consisting of Eurodollar Loans, and (iii) in the case of Borrowings from the Swing Line Lender which consist of Money Market Rate Loans, the Domestic Lending Office of the Swing Line Lender.

                                                                    Exhibit 10.1

         "ASSET SALE" shall mean the sale, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of the Borrower or any Subsidiary) by the Borrower or any Subsidiary to any person other than the Borrower or any Subsidiary of any of their respective assets, PROVIDED that the term Asset Sale specifically excludes any sales, transfers or other dispositions of inventory, or obsolete or excess furniture, fixtures, equipment or other property, tangible or intangible, in each case in the ordinary course of business.

         "ASSIGNMENT AGREEMENT" shall mean an Assignment Agreement substantially in the form of Exhibit E hereto.

         "AUTHORIZED OFFICER" shall mean any officer or employee of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

         "BANKRUPTCY CODE" shall have the meaning provided in section 10.1(h).

         "BORROWER" shall have the meaning provided in the first paragraph of this Agreement.

         "BORROWING" shall mean the incurrence of General Revolving Loans or Swing Line Revolving Loans, as the case may be, consisting of one Type of Loan, by the Borrower from all of the Lenders having Commitments in respect thereof on a PRO RATA basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period.

         "BUSINESS DAY" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the city in which the Payment Office is located a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

         "CAPITAL LEASE" as applied to any person shall mean any lease of any property (whether real, personal or mixed) by that person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that person.

         "CAPITALIZED LEASE OBLIGATIONS" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities identified as "capital lease obligations" (or any similar words) on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

         "CASH EQUIVALENTS" shall mean any of the following:

                  (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith

                                                                    Exhibit 10.1

         and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

                  (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any Lender or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank, an "APPROVED BANK"), in each case with maturities of not more than 180 days from the date of acquisition;

                  (iii) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short- term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within 270 days after the date of acquisition;

                  (iv) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iii) above; and

                  (v) investments in money market funds access to which is provided as part of "sweep" accounts maintained with a Lender or an Approved Bank.

         "CASH PROCEEDS" shall mean, with respect to (i) any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any Subsidiary from such Asset Sale, and (ii) any Event of Loss, the aggregate cash payments, including all insurance proceeds and proceeds of any award for condemnation or taking, received in connection with such Event of Loss.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. sec. 9601 ET SEQ.

         "CHANGE OF CONTROL" shall mean and include any of the following:

                   (i) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Borrower's Board of Directors (together with any new directors whose election by the Borrower's Board of Directors was, or whose nomination for election by the Borrower's shareholders was (prior to the commencement of the proxy or consent solicitation relating thereto), approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the directors then in office;

                                                                    Exhibit 10.1

                  (ii) any person or group (as such term is defined in section 13(d)(3) of the 1934 Act), other than the Borrower, any trustee or other fiduciary holding securities under an employee benefit plan of the Borrower and the Current Holder Group, shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the 1934 Act) of more than 30%, on a fully diluted basis, of the economic or voting interest in the Borrower's capital stock;

                  (iii) the shareholders of the Borrower approve a merger or consolidation of the Borrower with any other person, OTHER than a merger or consolidation which would result in the voting securities of the Borrower outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or exchanged for voting securities of the surviving or resulting entity) more than 75% of the combined voting power of the voting securities of the Borrower or such surviving or resulting entity outstanding after such merger or consolidation;

                  (iv) the shareholders of the Borrower approve a plan of complete liquidation of the Borrower or an agreement or agreements for the sale or disposition by the Borrower of all or substantially all of the Borrower's assets; and/or

                  (v) any "change in control" or any similar term as defined in any of the Subordinated Bridge Debt Documents or any Subordinated Bridge Debt Refinancing Documents.

         "CLOSING DATE" shall mean the date, on or after the Effective Date, upon which the conditions specified in section 6.1 are satisfied. It is expected that the Closing Date will be March 17, 2000; if it is a different date, the Administrative Agent will give written notice of the different date to all of the other parties hereto.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

         "CO-LEAD ARRANGERS" shall mean National City Bank and Banc One Capital Markets, Inc.

         "COLLATERAL" shall mean any collateral covered by any Security
Document.

         "COLLATERAL AGENT" shall mean the Administrative Agent acting as Collateral Agent for the Lenders pursuant to the Security Documents.

         "COMMITMENT" shall mean with respect to each Lender its General Revolving Commitment or its Swing Line Revolving Commitment, or both, as the case may be.

         "COMMITMENT FEE" shall have the meaning provided in section 4.1(a).

                                                                    Exhibit 10.1

         "CONSOLIDATED AMORTIZATION EXPENSE" shall mean, for any period, all amortization expenses of the Borrower and its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED CAPITAL EXPENDITURES" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included in the property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries. Notwithstanding the foregoing, amounts expended to complete, or capitalized in connection with the completion of, Permitted Acquisitions, shall not constitute Consolidated Capital Expenditures.

         "CONSOLIDATED DEPRECIATION EXPENSE" shall mean, for any period, all depreciation expenses of the Borrower and its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED EBITDA" shall mean, for any period, Consolidated Net Income for such period; PLUS (A) the sum of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) Consolidated Depreciation Expense, (iv) Consolidated Amortization Expense, and (v) non cash losses and charges which are properly classified as extraordinary or nonrecurring; LESS (B) gains on sales of assets and other extraordinary gains and other non-recurring non-cash gains; all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; EXCEPT that in computing Consolidated Net Income for purposes of this definition, there shall be excluded therefrom (x) the income, (or loss) of any entity (other than Subsidiaries of the Borrower) in which the Borrower or any of its Subsidiaries has a joint or minority interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, and (y) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; and PROVIDED that, notwithstanding anything to the contrary contained herein, the Borrower's Consolidated EBITDA for any Testing Period shall (x) include the appropriate financial items for any person or business unit which has been acquired by the Borrower for any portion of such Testing Period prior to the date of acquisition, and (y) exclude the appropriate financial items for any person or business unit which has been disposed of by the Borrower, for the portion of such Testing Period prior to the date of disposition.

         "CONSOLIDATED INCOME TAX EXPENSE" shall mean, for any period, all provisions for taxes based on the net income of the Borrower or any of its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED INTEREST EXPENSE" shall mean, for any period, total interest expense (including that which is capitalized and that which is attributable to Capital Leases, in

                                                                    Exhibit 10.1

accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries including, without limitation, net costs under Hedge Agreements, but excluding, however, any amortization or charge off of deferred financing costs, all as determined in accordance with GAAP.

         "CONSOLIDATED NET INCOME" shall mean for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, PROVIDED that there shall be excluded therefrom (i) the income, (or loss) of any entity (other than Subsidiaries of the Borrower) in which the Borrower or any of its Subsidiaries has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, and (ii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

         "CONSOLIDATED RENTAL EXPENSE" shall mean, for any period, total rental expense of the Borrower and its Subsidiaries, including the interest portion of all Capitalized Leases if such amount is not reflected in Consolidated Interest Expense, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED TANGIBLE NET WORTH" shall mean at any time for the determination thereof (i) all amounts which, in conformity with GAAP, would be included under the caption "total stockholders' equity" (or any like caption) on a consolidated balance sheet of the Borrower as at such date, REDUCED BY (ii) the sum (without duplication), on a consolidated basis, of the following, to the extent reflected as consolidated assets: (A) any write-up in the book value of any assets subsequent to the date of the most recent financial statements referred to in section 7.8(a), (B) goodwill, (C) organizational expenses, research and development expenses, patents, trademarks, copyrights licenses and other intangible assets, (D) unamortized debt discount and expense, (E) securities which are not readily marketable, (F) cash or Cash Equivalents held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Indebtedness, and (G) any items not included in the foregoing clauses (A) through (F) which are treated as intangibles in accordance with GAAP, PROVIDED that in no event shall Consolidated Tangible Net Worth include any amounts in respect of Redeemable Stock.

         "CONSOLIDATED TOTAL DEBT" shall mean the sum (without duplication) of the principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease, or present value, based on the implicit interest rate, in lieu of principal amount, in the case of a Synthetic Lease, or higher of stated or liquidation value, in lieu of principal amount, in the case of Redeemable Stock) of all Indebtedness of the Borrower and of each of its Subsidiaries, all as determined on a consolidated basis; PROVIDED that so long as there is no payment default under the Borrower's Guaranty Obligation with respect to the Indebtedness of VCM, Ltd., an Ohio limited liability company, and the maturity of such Indebtedness has not been accelerated, only 50% of such Guaranty Obligation of the Borrower shall be included in Consolidated Total Debt.

                                                                    Exhibit 10.1

         "CONSOLIDATED TOTAL SENIOR DEBT" shall mean (i) Consolidated Total Debt, LESS (ii) the aggregate principal amount of all Subordinated Indebtedness of the Borrower, all as determined for the Borrower and its consolidated subsidiaries on a consolidated basis.

         "CREDIT DOCUMENTS" shall mean this Agreement, the Notes, the Subsidiary Guaranty, each Security Document and any Letter of Credit Document.

         "CREDIT EVENT" shall mean the making of any Loans and/or the issuance of any Letter of Credit.

         "CREDIT PARTY" shall mean the Borrower and each of its Subsidiaries which is a party to any Credit Document.

         "CURRENT HOLDER GROUP" shall mean (i) those persons who are officers and directors of the Borrower at the Effective Date, (ii) the spouses, heirs, legatees, descendants and blood relatives to the third degree of consanguinity of any such person, (iii) the executors and administrators of the estate of any such person, and any court appointed guardian of any such person, (iv) any trust for the benefit of any such person referred to in the foregoing clauses (i) and
(ii) or any other persons, or organized for charitable purposes, so long as one or more members of the Current Holder Group has the exclusive or joint right to control the voting and disposition of securities held by such trust, (v) any entity beneficially owned by any such person referred to in the foregoing clauses (i) and (ii), and (vi) Schottenstein Stores Corporation.

         "DEFAULT" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

         "DEFAULTING LENDER" shall mean any Lender with, respect to which a Lender Default is in effect.

         "DESIGNATED HEDGE AGREEMENT" shall mean any Hedge Agreement to which the Borrower or any of its Subsidiaries is a party which, pursuant to (x) a written instrument signed by the Administrative Agent and (y) the following provisions, has been designated as a Designated Hedge Agreement so that the Borrower's or Subsidiaries's counterparty's credit exposure thereunder will be entitled to share in the benefits of the Subsidiary Guaranty and the Security Documents to the extent the Subsidiary Guaranty and such Security Documents provide guarantees or security for creditors of the Borrower or any Subsidiary under Designated Hedge Agreements:

                  (i) If so requested by the Borrower, the Administrative Agent may, in its discretion, without the approval or consent of the Lenders, designate a Hedge Agreement as a Designated Hedge Agreement.

                  (ii) The Administrative Agent will not designate any Hedge Agreement as a Designated Hedge Agreement without the approval, consent or instructions of the Required Lenders, UNLESS the Administrative Agent reasonably determines, at the time of such designation and after giving effect thereto, in accordance with its own customary

                                                                    Exhibit 10.1

         valuation practices, that the maximum aggregate credit exposure to the Borrower and its Subsidiaries of all counterparties under all Designated Hedge Agreements is not more than $4,000,000.

                  (iii) The Administrative Agent may impose as a condition to any designation of a Designated Hedge Agreement a requirement that the counterparty enter into an intercreditor or similar agreement with the Administrative Agent under which recoveries from the Borrower and its Subsidiaries with respect to such Designated Hedge Agreement will be shared in a manner consistent with the provisions of section 10.3 hereof.

         "DOCUMENTARY LETTER OF CREDIT" shall have the meaning provided in section 3.1(a).

         "DOLLARS", "U.S. DOLLARS", "DOLLARS" and the sign "$" each means lawful money of the United States.

         "DOMESTIC LENDING OFFICE" shall mean, with respect to any Lender, the office of such Lender specified as its Domestic Lending Office in Annex I or in the Assignment Agreement pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

         "EFFECTIVE DATE" shall have the meaning provided in section 12.10.

         "ELIGIBLE TRANSFEREE" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D), in each case which

                  (i) is not disapproved in writing by the Borrower in a notice given to a requesting Lender and the Administrative Agent, specifying the reasons for such disapproval, within five Business Days following the giving of notice to the Borrower of the identity of any proposed transferee (any such disapproval by the Borrower must be reasonable), PROVIDED that the Borrower shall not be entitled to exercise the foregoing right of disapproval if and so long as any Event of Default shall have occurred and be continuing, and PROVIDED, FURTHER, that for purposes of transfers by the Lenders prior to the Syndication Date, those financial institutions which are proposed by the Syndication Agent or the Co-Lead Arrangers shall be considered Eligible Transferees; and

                  (ii) is not a direct competitor of the Borrower or engaged in the same or similar principal lines of business as the Borrower and its Subsidiaries considered as a whole, or is not an Affiliate of any such competitor of the Borrower and its Subsidiaries.

         "ENVIRONMENTAL CLAIMS" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter "CLAIMS"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery,

                                                                    Exhibit 10.1

compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

         "ENVIRONMENTAL LAW" shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. sec. 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. sec. 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. sec. 3803 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 ET SEQ.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. sec. 11001 ET SEQ., the Hazardous Material Transportation Act, 49 U.S.C. sec. 1801 ET SEQ. and the Occupational Safety and Health Act, 29 U.S.C. sec. 651 ET SEQ. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

         "ERISA AFFILIATE" shall mean each person (as defined in section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a "single employer" (i) within the meaning of section 414(b),(c),
(m) or (o) of the Code or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

         "EURODOLLAR LENDING OFFICE" shall mean, with respect to any Lender, the office of such Lender specified as its Eurodollar Lending Office in Annex I or in the Assignment Agreement pursuant to which it became a Lender, or such other office or offices for Eurodollar Loans of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

         "EURODOLLAR LOANS" shall mean each Loan bearing interest at the rates provided in section 2.8(b).

         "EURODOLLAR RATE" shall mean with respect to each Interest Period for a Eurodollar Loan, (A) either (i) the rate per annum for deposits in Dollars of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan for which an interest rate is then being determined for a maturity most nearly comparable to such Interest Period which appears on page 3750 of the Dow Jones Telerate Screen as of 11:00 A.M. (local time at the Notice Office) on the date which is two Business Days prior to the commencement of such Interest Period, or (ii) if such a rate does not appear on such page, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if

                                                                    Exhibit 10.1

such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered to each of the Reference Banks by prime banks in the London interbank Eurodollar market for deposits of amounts in Dollars in same day funds comparable to the outstanding principal amount of the Eurodollar Loan for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 11:00 A.M. (London time) on the date which is two Business Days prior to the commencement of such Interest Period, in each case divided (and rounded upward to the nearest whole multiple of 1/16th of 1%) by (B) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets which may be available from time to time) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

         "EVENT OF DEFAULT" shall have the meaning provided in section 10.1.

         "EVENT OF LOSS" shall mean, with respect to any property, (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever, (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 90 days after the occurrence of such destruction or damage, (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property, or (iv) in the case of any property located upon a Leasehold, the termination or expiration of such Leasehold.

         "EXISTING INDEBTEDNESS" shall have the meaning provided in section
7.18.

         "EXISTING INDEBTEDNESS AGREEMENTS" shall have the meaning provided in section 7.18.

         "EXISTING LETTER OF CREDIT" shall have the meaning provided in section 3.1(d).

         "FACILITY" shall mean the General Revolving Facility or the Swing Line Revolving Facility, as applicable.

         "FACING FEE" shall have the meaning provided in section 4.1(c).

         "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

                                                                    Exhibit 10.1

         "FEES" shall mean all amounts payable pursuant to, or referred to in, section 4.1.

         "FINANCIAL PROJECTIONS" shall have the meaning provided in section 7.8(c).
         "FIXED CHARGE COVERAGE RATIO" shall mean, for any Testing Period, the ratio of

                  (i) Consolidated EBITDA PLUS Consolidated Rental Expense for such Testing Period,

         to

                  (ii) the sum of (A) Consolidated Interest Expense, (B) Consolidated Rental Expense, (C) Consolidated Income Tax Expense, (D) Consolidated Capital Expenditures, (E) scheduled or mandatory repayments, prepayments or redemptions of the principal of Indebtedness which has a maturity (or is extendible or renewable at the option of the obligor, or exchangeable at the option of the obligor into other Indebtedness which itself has a maturity) of more than one year from the date of determination (including required reductions in committed credit facilities), (F) without duplication of any amount included under the preceding clause (E), scheduled payments representing the principal portion of Capitalized Leases and Synthetic Leases, and (G) the sum of all payments for dividends, stock repurchases or other retirements, and other purposes described in section 9.6, if any, in each case on a consolidated basis for the Borrower and its Subsidiaries for such Testing Period; PROVIDED that, notwithstanding anything to the contrary contained herein, the Borrower's Fixed Charge Coverage Ratio for any Testing Period shall (x) include the appropriate financial items for any person or business unit which has been acquired by the Borrower on a going concern basis for any portion of such Testing Period prior to the date of acquisition, and (y) exclude the appropriate financial items for any person or business unit which has been disposed of by the Borrower, for the portion of such Testing Period prior to the date of disposition.

         "FOREIGN SUBSIDIARY" shall mean any Subsidiary (i) which is not incorporated in the United States and substantially all of whose assets and properties are located, or substantially all of whose business is carried on, outside the United States, or (ii) substantially all of whose assets consist of Subsidiaries that are Foreign Subsidiaries as defined in clause (i) of this definition.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of section 9, including defined terms as used therein, are subject (to the extent provided therein) to sections 1.3 and 12.7(a).

         "GENERAL REVOLVING COMMITMENT" shall mean, with respect to each Lender, the amount, if any, set forth opposite such Lender's name in Annex I as its "General Revolving Commitment" as the same may be reduced from time to time pursuant to section 4.2, 4.3 and/or 10.2 or adjusted from time to time as a result of assignments to or from such Lender pursuant to section 12.4.

         "GENERAL REVOLVING FACILITY" shall mean the credit facility evidenced by the Total General Revolving Commitment.

                                                                    Exhibit 10.1

         "GENERAL REVOLVING FACILITY PERCENTAGE" shall mean at any time for any Lender with a General Revolving Commitment, the percentage obtained by dividing such Lender's General Revolving Commitment by the Total General Revolving Commitment, PROVIDED, that if the Total General Revolving Commitment has been terminated, the General Revolving Facility Percentage for each Lender with a General Revolving Commitment shall be determined by dividing such Lender's General Revolving Commitment immediately prior to such termination by the Total General Revolving Commitment immediately prior to such termination.

         "GENERAL REVOLVING LOAN" shall have the meaning provided in section 2.1(a).

         "GENERAL REVOLVING NOTE" shall have the meaning provided in section 2.6(a)(i).

         "GUARANTY OBLIGATIONS" shall mean as to any person (without duplication) any obligation of such person guaranteeing any Indebtedness ("PRIMARY INDEBTEDNESS") of any other person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent, (a) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or
(d) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, PROVIDED, HOWEVER, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

         "HAZARDOUS MATERIALS" shall mean (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "restricted hazardous materials", "extremely hazardous wastes", "restrictive hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar meaning and regulatory effect, under any applicable Environmental Law.

         "HEDGE AGREEMENT" shall mean (i) any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates, and (ii) any currency swap agreement, forward currency purchase agreement or similar agreement or arrangement designed to protect against fluctuations in currency exchange rates.

                                                                    Exhibit 10.1

         "INDEBTEDNESS" of any person shall mean without duplication:

                  (i) all indebtedness of such person for borrowed money;

                  (ii) all bonds, notes, debentures and similar debt securities of such person;

                  (iii) the deferred purchase price of capital assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such person;

                  (iv) the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder;

                  (v) all obligations, contingent or otherwise, of such person in respect of bankers' acceptances;

                  (vi) all Indebtedness of a second person secured by any Lien on any property owned by such first person, whether or not such indebtedness has been assumed;

                  (vii) all Capitalized Lease Obligations of such person;

                  (viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such person;

                  (ix) all obligations of such person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations;

                  (x) all net obligations of such person under Hedge Agreements;

                  (xi) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts;

                  (xii) the stated value, or liquidation value if higher, of all Redeemable Stock of such person; and

                  (xiii) all Guaranty Obligations of such person;

PROVIDED that (x) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds which themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; and (y) the Indebtedness of any person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such person is a general partner) to the extent such person is liable thereon as a result of such person's ownership interest in or other

                                                                    Exhibit 10.1

relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such person is not liable thereon.

         "INTEREST PERIOD" with respect to any Eurodollar Loan shall mean the interest period applicable thereto, as determined pursuant to section 2.9.

         "LEASEHOLDS" of any person means all the right, title and interest of such person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

         "LENDER" shall have the meaning provided in the first paragraph of this Agreement.

         "LENDER DEFAULT" shall mean (i) the refusal (which has not been retracted) of a Lender in violation of the requirements of this Agreement to make available its portion of any incurrence of Loans or to fund its portion of any unreimbursed payment under section 3.4(c) or (ii) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under section 2.1 and/or section 3.4(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

         "LENDER REGISTER" shall have the meaning provided in section 12.16.

         "LETTER OF CREDIT" shall have the meaning provided in section 3.1(a).

         "LETTER OF CREDIT DOCUMENTS" shall have the meaning specified in section 3.2(a).

         "LETTER OF CREDIT FEE" shall have the meaning provided in section
4.1(b).

         "LETTER OF CREDIT ISSUER" shall mean (i) in respect of each Existing Letter of Credit, the Lender that has issued same as of the Effective Date; and/or (ii) any other Lender that is requested, and agrees, to so act by the Borrower, and is approved by the Administrative Agent and the Required Lenders; PROVIDED, that unless otherwise agreed by the Borrower and NCB, NCB will act as the Letter of Credit Issuer for Letters of Credit issued after the Effective Date for any of the purposes contemplated by section 3.1(a).

         "LETTER OF CREDIT OUTSTANDINGS" shall mean, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings.

         "LETTER OF CREDIT REQUEST" shall have the meaning provided in section 3.2(a).

         "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

         "LOAN" shall have the meaning provided in section 2.1 and shall include any General Revolving Loan or Swing Line Revolving Loan, as the case may be.

                                                                    Exhibit 10.1

         "MARGIN STOCK" shall have the meaning provided in Regulation U.

         "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, operations, property, assets, liabilities or financial condition of,
(i) when used with reference to the Borrower or any of its Subsidiaries, the Borrower and its Subsidiaries, taken as a whole, or (ii) when used with reference to any other person, such person and its Subsidiaries, taken as a whole, as the case may be.

         "MATERIAL SUBSIDIARY" shall mean, at any time, with reference to any person, any Subsidiary of such person (i) that has assets at such time comprising 15% or more of the consolidated assets of such person and its Subsidiaries, or (ii) whose operations in the current fiscal year are expected to, or whose operations in the most recent fiscal year did (or would have if such person had been a Subsidiary for such entire fiscal year), represent 15% or more of the consolidated earnings before interest, taxes, depreciation and amortization of such person and its Subsidiaries for such fiscal year.

         "MATURITY DATE" shall mean March 15, 2003, unless earlier terminated.

         "MINIMUM BORROWING AMOUNT" shall mean (i) for General Revolving Loans which are (A) Prime Rate Loans, $5,000,000, with minimum increments thereafter of $1,000,000, or (B) Eurodollar Loans, $5,000,000, with minimum increments thereafter of $1,000,000; and (ii) for Swing Line Revolving Loans, $500,000, with minimum increments thereafter of $250,000.

         "MONEY MARKET RATE LOAN" shall mean each Swing Line Revolving Loan bearing interest at a rate provided in section 2.8(c).

         "MOODY'S" shall mean Moody's Investors Service, Inc. and its successors.

         "MULTIEMPLOYER PLAN" shall mean a multiemployer plan, as defined in section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

         "MULTIPLE EMPLOYER PLAN" shall mean an employee benefit plan, other than a Multiemployer Plan, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

         "NCB" shall mean National City Bank, a national banking association, together with its successors and assigns.

         "NET CASH PROCEEDS" shall mean, with respect to (i) any Asset Sale, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses of sale incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all state, and local taxes paid or reasonably estimated to be payable by such person, as a

                                                                    Exhibit 10.1

consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Asset Sale and required to be, and which is, repaid under the terms thereof as a result of such Asset Sale, (B) amounts of any distributions payable to holders of minority interests in the relevant person or in the relevant property or assets and (C) incremental federal, state and local income taxes paid or payable as a result thereof; and (ii) any Event of Loss, the Cash Proceeds resulting therefrom net of (A) reasonable and customary expenses incurred in connection with such Event of Loss, and local taxes paid or reasonably estimated to be payable by such person, as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness (other than the Obligations) secured by the asset which is the subject of the Event of Loss and required to be, and which is, repaid under the terms thereof as a result of such Event of Loss, (B) amounts of any distributions payable to holders of minority interests in the relevant person or in the relevant property or assets and (C) incremental federal, state and local income taxes paid or payable as a result thereof.

         "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "NON-DEFAULTING LENDER" shall mean each Lender other than a Defaulting Lender.

         "NOTE" shall mean a General Revolving Note or a Swing Line Revolving Note, as the case may be.

         "NOTICE OF BORROWING" shall have the meaning provided in section
2.3(a).

         "NOTICE OF CONVERSION" shall have the meaning provided in section 2.7.

         "NOTICE OFFICE" shall mean the office of the Administrative Agent at 155 East Broad Street, Columbus, Ohio 43251, Attention: Ralph Kaparos, Senior Vice President (telephone: (614) 463-7296; facsimile: (614) 463-8572), or such other office, located in a city in the United States Eastern Time Zone, as the Administrative Agent may designate to the Borrower from time to time.

         "NOTICE OF SWING LINE REFUNDING" shall have the meaning provided in section 2.5(a).

         "OBLIGATIONS" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

         "OPERATING LEASE" as applied to any person shall mean any lease of any property (whether real, personal or mixed) by that person as lessee which, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that person.

         "PARTICIPANT" shall have the meaning provided in section 3.4(a).

         "PAYMENT OFFICE" shall mean the office of the Administrative Agent at 155 East Broad Street, Columbus, Ohio 43251, Attention: Ralph Kaparos, Senior Vice President (telephone:

                                                                    Exhibit 10.1

(614) 463-7296; facsimile: (614) 463-8572), or such other office, located in a city in the United States Eastern Time Zone, as the Administrative Agent may designate to the Borrower from time to time.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to section 4002 of ERISA, or any successor thereto.

         "PERCENTAGE" shall mean the General Revolving Facility Percentage or the Swing Line Revolving Facility Percentage, as applicable.

         "PERMITTED ACQUISITION" shall mean and include any Acquisition as to which all of the following conditions are satisfied:

                  (i) such Acquisition involves a line or lines of business which is complementary to the lines of business in which the Borrower and its Subsidiaries, considered as an entirety, are engaged on the Effective Date, UNLESS the Required Lenders specifically approve or consent to such Acquisition in writing;

                  (ii) such Acquisition is not actively opposed by the Board of Directors (or similar governing body) of the selling person or the person whose equity interests are to be acquired, UNLESS all of the Lenders specifically approve or consent to such Acquisition in writing;

                  (iii) the cumulative aggregate consideration for such Acquisition and all other Permitted Acquisitions completed after January 31, 2000 (exclusive of the Target Acquisition), including the principal amount of any assumed Indebtedness and (without duplication) any Indebtedness of any acquired person or persons, does not exceed $25,000,000, UNLESS the Required Lenders specifically approve or consent to such Acquisition; and

                  (iv) the Borrower would, after giving effect to such Acquisition, be in compliance, on a PRO FORMA basis, with the financial covenants contained in sections 9.8, 9.9 and 9.10, such PRO FORMA ratios being determined

                           (A) as if (x) such Acquisition had been completed at
                  the beginning of the most recent period of four consecutive fiscal quarters of the Borrower for which financial information for the Borrower and the business or person to be acquired, is available, and (y) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such period; and

                           (B) without giving effect to any credit for
                  unobtained or unrealized gains in connection with such Acquisition, but taking into account such adjustments to the overhead of such properties and assets as may reasonably determined and specified by the Borrower to reflect the overhead generally applicable to similar properties and assets owned by the Borrower and its Subsidiaries, as and to the extent the Administrative Agent determines (acting on

                                                                    Exhibit 10.1

                  instructions from the Required Lenders) such adjustments to be reasonable and appropriate under the particular circumstances);

PROVIDED, that the term Permitted Acquisition specifically excludes any loans, advances or minority investments otherwise permitted pursuant to section 9.5.

         "PERMITTED LIENS" shall mean Liens described in section 9.3.

         "PERSON" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

         "PLAN" shall mean any multiemployer or single-employer plan as defined in section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute by) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

         "PRIME RATE" shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greater of (i) the rate of interest established by the Administrative Agent at its principal office, from time to time, as its prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; and (ii) the Federal Funds Effective Rate in effect from time to time PLUS 1/2 of 1% per annum.

         "PRIME RATE LOAN" shall mean each Loan bearing interest at the rate provided in section 2.8(a).

         "PROHIBITED TRANSACTION" shall mean a transaction with respect to a Plan that is prohibited under section 4975 of the Code or section 406 of ERISA and not exempt under section 4975 of the Code or section 408 of ERISA.

         "PURCHASER" shall have the meaning provided in the Preliminary Statements of this Agreement.

         "QUOTED RATE" shall have the meaning provided in section 2.3(b).

         "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. sec. 6901 ET SEQ.

         "REAL PROPERTY" of any person shall mean all of the right, title and interest of such person in and to land, improvements and fixtures, including Leaseholds.

         "REDEEMABLE STOCK" shall mean with respect to any person, any capital stock or similar equity interests of such person that (i) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time

                                                                    Exhibit 10.1

prior to the latest Maturity Date; or (ii) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, at the option of the holder or holders thereof, or otherwise, at any time prior to the latest Maturity Date under this Agreement, other than any such repurchase or retirement occasioned by a "change of control" or similar event.

         "REFERENCE BANKS" shall mean (i) NCB and Bank One, N.A., and (ii) any other Lender or Lenders selected as a Reference Bank by the Administrative Agent and the Required Lenders, PROVIDED, that if any of such Reference Banks is no longer a Lender, such other Lender or Lenders as may be selected by the Administrative Agent acting on instructions from the Required Lenders.

         "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

         "REGULATION U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

         "REPORTABLE EVENT" shall mean an event described in section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsections .22, .23,
 .25, .27, .28, .30, .31, .32, .34, .35, .63, .64, .65 or .67 of PBGC Regulation
section 4043.

         "REQUIRED LENDERS" shall mean Non-Defaulting Lenders whose outstanding General Revolving Loans and Unutilized General Revolving Commitments constitute more than 50% of the sum of the total outstanding General Revolving Loans and Unutilized General Revolving Commitments of Non-Defaulting Lenders (PROVIDED that, for purposes hereof, neither the Borrower, nor any of its Affiliates, shall be included in (i) the Lenders holding such amount of the General Revolving Loans or having such amount of the Unutilized General Revolving Commitments, or (ii) determining the aggregate unpaid principal amount of the General Revolving Loans or Unutilized General Revolving Commitments).

         "RESERVED AMOUNT" shall mean at any date of determination the outstanding principal amount of the Indebtedness of VCM, Ltd., if any, which is guaranteed by the Borrower.

         "SALE AND LEASE-BACK TRANSACTION" shall mean any arrangement with any person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such person.

         "S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and its successors.

                                                                    Exhibit 10.1

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SEC REGULATION D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

         "SECTION 5.4(b)(ii) CERTIFICATE" shall have the meaning provided in section 5.4(b)(ii).

         "SECURITY AGREEMENT" shall have the meaning provided in section 6.1(c).

         "SECURITY DOCUMENTS" shall mean the Security Agreement, the Pledge Agreement, and each other document pursuant to which any Lien or security interest is granted by any Credit Party to the Collateral Agent as security for any of the Obligations.

         "SELLERS" shall have the meaning provided in the Preliminary Statements of this Agreement.

         "SENIOR NOTES" shall mean the $15,000,000 aggregate original principal amount of 7.12% Senior Unsecured Notes, Series A, and the $35,000,000 aggregate original principal amount of 7.25% Senior Unsecured Notes, Series B, issued by the Borrower pursuant to the Note Agreements, dated as of December 1, 1996, as amended.

         "STANDARD PERMITTED LIENS" shall mean the following:

                  (i) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

                  (ii) Liens in respect of property or assets imposed by law which were incurred in the ordinary course of business, such as carriers', warehousemen's, materialmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary;

                  (iii) Liens created by this Agreement or the other Credit Documents;

                  (iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under section 10.1(g);

                  (v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; and mechanic's Liens, carrier's Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

                                                                    Exhibit 10.1

                  (vi) Leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;

                  (vii) easements, rights-of-way, zoning or deed restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries considered as an entirety;

                  (viii) Liens arising from financing statements regarding property subject to leases not in violation of the requirements of this Agreement, PROVIDED that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); and

                  (ix) rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.

         "STANDBY LETTER OF CREDIT" shall have the meaning provided in section 3.1(a).

         "STATED AMOUNT" of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

         "SUBORDINATED BRIDGE DEBT" shall have the meaning provided in section 6.1(n).

         "SUBORDINATED BRIDGE DEBT DOCUMENTS" shall have the meaning provided in section 6.1(n).

         "SUBORDINATED BRIDGE DEBT REFINANCING" shall have the meaning provided in section 9.13.

         "SUBORDINATED BRIDGE DEBT REFINANCING DOCUMENTS" shall have the meaning provided in section 9.13.

         "SUBORDINATED INDEBTEDNESS" shall mean (i) the Subordinated Bridge Debt and any Subordinated Bridge Debt Refinancing; and (ii) any other Indebtedness which has been subordinated to the Obligations in such manner and to such extent as the Administrative Agent (acting on instructions from the Required Lenders) may require.

         "SUBSIDIARY" of any person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the

                                                                    Exhibit 10.1

time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

         "SUBSIDIARY GUARANTOR" shall mean any Subsidiary which is a party to the Subsidiary Guaranty.

         "SUBSIDIARY GUARANTY" shall have the meaning provided in section
6.1(c).

         "SWING LINE LENDER" shall have the meaning provided in the introductory paragraph hereof and shall include any other single Lender to whom the Swing Line Lender has transferred its entire Swing Line Revolving Commitment and any Swing Line Revolving Loans.

         "SWING LINE REVOLVING COMMITMENT" shall mean, with respect to the Swing Line Lender, the amount set forth opposite such Lender's name in Annex I as its "Swing Line Revolving Commitment" as the same may be reduced from time to time pursuant to section 4.2, 4.3 and/or 10.2 or adjusted from time to time as a result of assignments to or from the Swing Line Lender pursuant to section 12.4.

         "SWING LINE REVOLVING FACILITY" shall mean the credit facility evidenced by the Swing Line Revolving Commitment.

         "SWING LINE REVOLVING LOAN" shall have the meaning provided in section 2.1(b).

         "SWING LINE REVOLVING NOTE" shall have the meaning provided in section 2.6(a)(ii).

         "SYNDICATION AGENT" shall have the meaning provided in the initial paragraph of this Agreement.

         "SYNDICATION DATE" shall mean the earlier of (i) the date which is 180 days after the Effective Date, and (ii) the date which the Co-Lead Arrangers jointly determine in their sole discretion (and notify the Borrower and the Lenders) that the primary syndication by the initial Lenders hereunder of portions of their General Revolving Commitments to new Lenders has been completed.

         "SYNTHETIC LEASE" shall mean any lease (i) which is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the "owner" of the leased property for Federal income tax purposes.

         "TARGET ACQUISITION" shall have the meaning provided in section 7.21.

         "TARGET ACQUISITION DOCUMENTS" shall mean the Target Purchase Agreement all ancillary agreements between or among any of such parties or their Affiliates related thereto, including, without limitation, any "side letters", any agreements with any officers or Affiliates of any of such persons or any of their Subsidiaries, and the "disclosure schedule" or similar document furnished to the Borrower or any of its Affiliates pursuant to the Target Purchase Agreement.

                                                                    Exhibit 10.1


         "TARGET PURCHASE AGREEMENT" shall have the meaning provided in the Preliminary Statements of this Agreement.

         "TAXES" shall have the meaning provided in section 5.4.

         "TESTING PERIOD" shall mean for any determination, a single period consisting of the four consecutive fiscal quarters of the Borrower then last ended (whether or not such quarters are all within the same fiscal year), EXCEPT that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters of the Borrower then last ended which are so indicated in such provision.

         "TOTAL COMMITMENT" shall mean the sum of the Commitments of the Lenders.

         "TOTAL GENERAL REVOLVING COMMITMENT" shall mean the sum of the General Revolving Commitments of the Lenders.

         "TYPE" shall mean any type of Loan determined with respect to the interest option applicable thereto, I.E., a Prime Rate Loan, Eurodollar Loan or Money Market Rate Loan.

         "UCC" shall mean the Uniform Commercial Code.

         "UNCOLLATERALIZED FILENE PROPERTY" shall have the meaning provided in section 8.12(a).

         "UNFUNDED CURRENT LIABILITY" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

         "UNITED STATES" and "U.S." each means United States of America.

         "UNPAID DRAWING" shall have the meaning provided in section 3.3(a).

         "UNUTILIZED GENERAL REVOLVING COMMITMENT" for any Lender at any time shall mean the excess of (i) such Lender's General Revolving Commitment at such time over (ii) the sum of (x) the principal amount of General Revolving Loans made by such Lender and outstanding at such time and (y) such Lender's General Revolving Facility Percentage of Letter of Credit Outstandings at such time.

         "UNUTILIZED SWING LINE REVOLVING COMMITMENT" for the Swing Line Lender at any time shall mean the excess of (i) the Swing Line Lender's Swing Line Revolving Commitment at such time over (ii) the aggregate principal amount of Swing Line Revolving Loans made by the Swing Line Lender and outstanding at such time.

         "UNUTILIZED TOTAL GENERAL REVOLVING COMMITMENT" shall mean, at any time, the excess of (i) the Total General Revolving Commitment at such time over
(ii) the sum of (x) the

                                                                    Exhibit 10.1

aggregate principal amount of all General Revolving Loans then outstanding plus
(y) the aggregate Letter of Credit Outstandings at such time.

         "WHOLLY-OWNED SUBSIDIARY" shall mean each Subsidiary of the Borrower at least 95% of whose capital stock, equity interests and partnership interests, other than director's qualifying shares or similar interests, are owned directly or indirectly by the Borrower.

         "WRITTEN", "WRITTEN" or "IN WRITING" shall mean any form of written communication or a communication by means of telex, facsimile transmission, e-mail transmission, telegraph or cable.

                                                                    Exhibit 10.1


         1.2. COMPUTATION OF TIME PERIODS. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         1.3. ACCOUNTING TERMS. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision of section 8 or 9 hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof to such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any such provision hereof for such purposes), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with the requirements of this Agreement.

         1.4. TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person's successors and assigns, (c the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to sections, Annexes and Exhibits shall be construed to refer to sections of, and Annexes and Exhibits to, this Agreement, and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing.

         1.5. CURRENCY EQUIVALENTS. For purposes of this Agreement, except as otherwise specified herein, (i) the equivalent in Dollars of any Alternative Currency shall be determined by using the quoted spot rate at which the Administrative Agent offers to exchange Dollars for such Alternative Currency at its Payment Office at 9:00 A.M. (local time at the Payment Office) two Business Days prior to the date on which such equivalent is to be determined, and (ii) the equivalent in any Alternative Currency of Dollars shall be determined by using the quoted spot rate at which the Administrative Agent's Payment Office offers to exchange such Alternative Currency for Dollars at the Payment Office at 9:00 A.M. (local time at the Payment Office) two Business Days prior to the date on which such equivalent is to be determined; PROVIDED, that (A) the equivalent in Dollars of any Unpaid Drawing in respect of any Letter of Credit denominated in an Alternative Currency shall be determined at the time the drawing under such Letter of Credit was paid or disbursed by the applicable Letter of Credit Issuer; (B) for purposes of sections 2.1(a), 3.1(b) and 5.2(a), the equivalent in Dollars of the Stated Amount of any Letter of

                                                                    Exhibit 10.1


Credit denominated in an Alternative Currency shall be calculated (x) on the date of the issuance of the respective Letter of Credit, (y) on the first Business Day of each calendar month thereafter and (z) in any other case where the same is required or permitted to be calculated, on such other day as the Administrative Agent may, in its sole discretion, consider appropriate; and (C) for purposes of sections 4.1(b) and (c), the equivalent in Dollars of the Stated Amount of any Letter of Credit denominated in an Alternative Currency shall be calculated on the first day of each calendar month in the quarterly period in which the respective payment is due pursuant to said sections.

                                                                    Exhibit 10.1



         SECTION 2. AMOUNT AND TERMS OF LOANS.

         2.1. COMMITMENTS FOR LOANS. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a "LOAN" and, collectively, the "LOANS") to the Borrower, which Loans shall be drawn, to the extent such Lender has a Commitment under a Facility for the Borrower, under the applicable Facility, as set forth below:

                  (a GENERAL REVOLVING FACILITY. Loans to the Borrower under the General Revolving Facility (each a "GENERAL REVOLVING LOAN" and, collectively, the "GENERAL REVOLVING LOANS") (i) may be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date; (ii) shall be made only in U.S. Dollars; (iii) except as otherwise provided, may, at the option of the Borrower, be incurred and maintained as, or converted into, General Revolving Loans which are either Prime Rate Loans or Eurodollar Loans, PROVIDED that all General Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of General Revolving Loans of the same Type; (iv) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (v) may only be made if after giving effect thereto the Unutilized Total General Revolving Commitment exceeds the sum of (x) the Reserved Amount, and
         (y) the outstanding Swing Line Revolving Loans; and (vi) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to the product at such time of (A) such Lender's General Revolving Facility Percentage, TIMES (B) the aggregate Letter of Credit Outstandings, equals the General Revolving Commitment of such Lender at such time.

                  (b SWING LINE REVOLVING FACILITY. Loans to the Borrower under the Swing Line Revolving Facility (each a "SWING LINE REVOLVING LOAN" and, collectively, the "SWING LINE REVOLVING LOANS") (i) shall be made only by the Swing Line Lender, (ii) may be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date; (iii) shall be made only in U.S. Dollars; (iv) shall have a maturity of 30 days or less; (v) may be incurred as either a Prime Rate Loan or a Money Market Rate Loan; (vi) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (vii) may only be made if after giving effect thereto the Unutilized Total General Revolving Commitment exceeds the sum of (x) the Reserved Amount, and
         (y) the outstanding Swing Line Revolving Loans; and (viii) shall not exceed for the Swing Line Lender at any time outstanding its Swing Line Revolving Commitment at such time.

         2.2. MINIMUM BORROWING AMOUNTS, ETC.; PRO RATA BORROWINGS. (a) The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred by the Borrower on any day, PROVIDED that (i) if there are two or more Borrowings on a single day under the same Facility which consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, (ii only one Borrowing under the Swing Line Revolving Facility may be made on any single day, and (iii) at no time shall there be more than 10 Borrowings under the General Revolving Facility which are Eurodollar Loans outstanding hereunder.

                                                                    Exhibit 10.1

         (b All Borrowings under a Facility shall be made by the Lenders having Commitments under such Facility PRO RATA on the basis of their respective Commitments under such Facility. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitment hereunder.

         2.3. PROCEDURES FOR BORROWING. (a NOTICE OF BORROWING. Whenever the Borrower desires to incur Loans, it shall give the Administrative Agent at its Notice Office,

                  (A) BORROWINGS UNDER THE GENERAL REVOLVING FACILITY: in the case of any Borrowing under the General Revolving Facility of (1) Eurodollar Loans to be made hereunder, prior to 11:00 A.M. (local time at its Notice Office), at least three Business Days' prior written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent); or
         (2) Prime Rate Loans to be made hereunder, prior to 11:00 A.M. (local time at its Notice Office), at least one Business Day's prior written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent), or

                  (B) BORROWINGS UNDER THE SWING LINE REVOLVING FACILITY: in the case of any Borrowing under the Swing Line Revolving Facility of (1) Prime Rate Loans to be made hereunder, prior to 1:00 P.M. (local time at its Notice Office), at least same Business Day's prior written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent); or
         (2) Money Market Rate Loans to be made hereunder, if the Administrative Agent shall have furnished the Borrower with a Quoted Rate therefor, prior to 1:00 P.M. (local time at its Notice Office), at least same Business Day's prior written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent), which proposed Borrowing shall be within such period as the Administrative Agent shall have specified for such Quoted Rate.

Each such notice (each such notice, a "NOTICE OF BORROWING") shall (if requested by the Administrative Agent to be confirmed in writing), be substantially in the form of Exhibit B-1, and in any event shall be irrevocable and shall specify:
(i) the Facility under which the Borrowing is to be incurred; (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing; (iii) the date of the Borrowing (which shall be a Business Day); (iv) whether the Borrowing shall consist of Prime Rate Loans, Eurodollar Loans or Money Market Rate Loans; (v) if the Borrowing consists of Swing Line Revolving Loans, the maturity date thereof (which shall not be more than 30 days), and if such Swing Line Revolving Loans are Money Market Rate Loans, the Quoted Rate therefor; and
(vi) if the requested Borrowing consists of Eurodollar Loans, the Interest Period to be initially applicable thereto. If the Borrower fails to specify in a Notice of Borrowing the maturity date of any Swing Line Revolving Loans, such maturity date shall be deemed to be 30 days. The Administrative Agent shall promptly give each Lender which has a Commitment under any applicable Facility written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing under the applicable Facility, of such Lender's proportionate share thereof and of the other matters covered by the Notice of Borrowing relating thereto.

                                                                    Exhibit 10.1

         (b BORROWINGS OF MONEY MARKET RATE LOANS. Whenever the Borrower proposes to submit a Notice of Borrowing with respect to Swing Line Revolving Loans which will be Money Market Rate Loans, it will prior to submitting such Notice of Borrowing notify the Administrative Agent of its intention and request the Administrative Agent to quote a fixed or floating interest rate (the "QUOTED RATE") to be applicable thereto prior to the proposed maturity thereof. The Administrative Agent will immediately so notify the Swing Line Lender, and if the Swing Line Lender is agreeable to a particular interest rate for the proposed maturity of such Money Market Rate Loans if such Loans are made on or prior to a specified date, the Administrative Agent shall quote such interest rate to the Borrower as the Quoted Rate applicable to such proposed Money Market Rate Loans if made on or before such specified date for a maturity as so proposed by the Borrower. The Swing Line Lender contemplates that any Quoted Rate will be a rate of interest which reflects a margin corresponding to (or greater than) the sum of (x) the Applicable Eurodollar Margin in effect at the time of quotation of any Quoted Rate over the then prevailing average cost of funds of the Swing Line Lender, Federal Funds Effective Rate, commercial paper, call money, overnite repurchase or other commonly quoted interest rate, in each case as selected by the Swing Line Lender. Nothing herein shall be deemed to permit any Lender other than the Swing Line Lender any right of approval with respect to a Quoted Rate.

         (c ACTIONS BY ADMINISTRATIVE AGENT ON TELEPHONE NOTICE. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent's record of the terms of such telephonic notice shall be conclusive absent manifest error.

         2.4. DISBURSEMENT OF FUNDS. (a) No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender with a Commitment under the Facility under which any Borrowing pursuant to such Notice of Borrowing is to be made will make available its PRO RATA share, if any, of each Borrowing under such Facility requested to be made on such date in the manner provided below. All amounts shall be made available to the Administrative Agent in U.S. dollars and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent

                                                                    Exhibit 10.1

shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with section 2.8, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to section 2.11).

         (b Nothing herein and no subsequent termination of the Commitments pursuant to section 4.2 or 4.3 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

         2.5. REFUNDING OF, OR PARTICIPATION IN, SWING LINE REVOLVING LOANS. (a) If any Event of Default exists, the Swing Line Lender may, in its sole and absolute discretion, direct that the Swing Line Revolving Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a "NOTICE OF SWING LINE REFUNDING"). Promptly upon receipt of a Notice of Swing Line Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with General Revolving Commitments and, unless an Event of Default specified in section 10.1(h) in respect of the Borrower has occurred, also to the Borrower. Each such Notice of Swing Line Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting General Revolving Loans consisting of Prime Rate Loans in the amount of the Swing Line Revolving Loans to which it relates. Each Lender with a General Revolving Commitment (including the Swing Line Lender, in its capacity as a Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in section 6.2 hereof or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (b) below) to make a General Revolving Loan to the Borrower in an amount equal to such Lender's General Revolving Facility Percentage of the aggregate amount of the Swing Line Revolving Loans to which such Notice of Swing Line Refunding relates. Each such Lender shall make the amount of such General Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Domestic Lending Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such General Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Line Revolving Loans to which such Notice of Swing Line Refunding related. The Borrower irrevocably and unconditionally agrees that, notwithstanding anything to the contrary contained in this Agreement, General Revolving Loans made as herein provided in response to a Notice of Swing Line Refunding shall constitute General Revolving Loans hereunder consisting of Prime Rate Loans.

         (b If prior to the time a General Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Line Refunding, any of the events specified in section 10.1(h) shall have occurred in respect of the Borrower or one or more of the

                                                                    Exhibit 10.1


Lenders with General Revolving Commitments shall determine that it is legally prohibited from making a General Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than the Swing Line Lender) so prohibited, as the case may be, shall, on the date such General Revolving Loan would have been made by it (the "PURCHASE DATE"), purchase an undivided participating interest in the outstanding Swing Line Revolving Loans to which such Notice of Swing Line Refunding related, in an amount (the "SWING LINE PARTICIPATION AMOUNT") equal to such Lender's General Revolving Facility Percentage of such Swing Line Revolving Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender's Swing Line Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender's receipt of the funds from, and evidencing such Lender's participating interest in such Swing Line Revolving Loans and its Swing Line Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Line Participation Amount is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full.

         (c Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender's Swing Line Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Line Revolving Loans, the Swing Line Lender will promptly distribute to such Lender its General Revolving Facility Percentage of such payment on account of its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); PROVIDED, HOWEVER, that in the event such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

         (d Each Lender's obligation to make General Revolving Loans and/or to purchase participations in connection with a Notice of Swing Line Refunding (which shall in all events be within such Lender's Unutilized General Revolving Commitment, taking into account all outstanding participations in connection with Swing Line Refundings) shall be subject to the conditions that:

                  (i   such Lender shall have received a Notice of Swing Line
         Refunding complying with the provisions hereof, and

                  (ii at the time the Swing Line Revolving Loans which are the subject of such Notice of Swing Line Refunding were made, the Swing Line Lender had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have

                                                                    Exhibit 10.1

against any other Lender, any Credit Party, or any other person, or any Credit Party may have against any Lender or other person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect upon the Borrower; (D) any breach of any Credit Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

         2.6. NOTES. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced (i) if General Revolving Loans, by a promissory note substantially in the form of Exhibit A-1 with blanks appropriately completed in conformity herewith (each a "GENERAL REVOLVING NOTE" and, collectively, the "GENERAL REVOLVING NOTES"), and
(ii) if Swing Line Revolving Loans, by a promissory note substantially in the form of Exhibit A-2 with blanks appropriately completed in conformity herewith (the "SWING LINE REVOLVING NOTE").

         (b The General Revolving Note issued to a Lender with a General Revolving Commitment shall: (i) be executed by the Borrower; (ii) be payable to the order of such Lender and be dated on or prior to the date the first Loan evidenced thereby is made; (iii) be in a stated principal amount equal to the General Revolving Commitment of such Lender and be payable in the principal amount of General Revolving Loans evidenced thereby; (iv) mature on the Maturity Date; (v) bear interest as provided in section 2.8 in respect of the Prime Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby; (vi) be subject to mandatory prepayment as provided in section 5.2; and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

         (c The Swing Line Revolving Note issued to the Swing Line Lender shall:
(i) be executed by the Borrower; (ii) be payable to the order of such Lender and be dated on or prior to the date the first Loan evidenced thereby is made; (iii) be in a stated principal amount equal to the Swing Line Revolving Commitment of such Lender and be payable in the principal amount of Swing Line Revolving Loans evidenced thereby; (iv) mature as to any Swing Line Revolving Loan evidenced thereby on the maturity date, not later than the 30th day following the date such Swing Line Revolving Loan was made, specified in the applicable Notice of Borrowing; (v) bear interest as provided in section 2.8 in respect of the Prime Rate Loans or Money Market Rate Loans, as the case may be, evidenced thereby;
(vi) be subject to mandatory prepayment as provided in section 5.2; and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

         (d Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any Note, endorse on the reverse side thereof or the grid attached thereto the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation shall not affect the Borrower's obligations in respect of such Loans.

         2.7. CONVERSIONS OF GENERAL REVOLVING LOANS. The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the outstanding Loans comprising a Borrowing under the General Revolving Facility into a Borrowing or Borrowings under the same

                                                                    Exhibit 10.1

Facility of the other Type of Loan which can be made pursuant to such Facility, PROVIDED that: (i) no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto; (ii any conversion of Eurodollar Loans into Prime Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans; (iii) Prime Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion unless the Required Lenders otherwise agree; and (iv) Borrowings of Eurodollar Loans resulting from this section 2.7 shall conform to the requirements of section 2.2(a). Each such conversion shall be effected by the Borrower giving the Administrative Agent at its Notice Office, prior to 11:00 A.M. (local time at such Notice Office), at least three Business Days' (or prior to 11:00 A.M. (local time at such Notice Office) one Business Day's, in the case of a conversion into Prime Rate Loans), prior written notice (or telephonic notice promptly confirmed in writing if so requested by the Administrative Agent) (each a "NOTICE OF CONVERSION"), substantially in the form of Exhibit B-2, specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. For the avoidance of doubt, the prepayment or repayment of any Loans out of the proceeds of other Loans by the Borrower is not considered a conversion of Loans into other Loans.

         2.8. INTEREST. (a) INTEREST ON PRIME RATE LOANS. The unpaid principal amount of each General Revolving Loan or Swing Line Revolving Loan which is a Prime Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a fluctuating rate per annum which shall at all times be equal to the Prime Rate in effect from time to time PLUS the Applicable Prime Rate Margin (as defined below).

         (b INTEREST ON EURODOLLAR LOANS. The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin (as defined below) for such Eurodollar Loan PLUS the relevant Eurodollar Rate.

         (c INTEREST ON MONEY MARKET RATE LOANS. A Swing Line Revolving Loan which is a Money Market Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at the rate per annum which shall be equal to the Quoted Rate therefor.

         (d DEFAULT INTEREST. Notwithstanding the above provisions, if a Default or Event of Default is in existence, all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a fluctuating rate per annum equal to 2% per annum above the interest rate from time to time in effect pursuant to section 2.8(a) hereof. If any amount (other than the principal of and interest on the Loans) payable by the Borrower under the Credit Documents is not paid when due, such amount shall bear interest, payable on demand, at a fluctuating rate per annum equal to 2% per annum above the interest rate from time to time in effect pursuant to section 2.8(a) hereof.

                                                                    Exhibit 10.1

         (e ACCRUAL AND PAYMENT OF INTEREST. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable:

                  (i in the case of any Swing Line Revolving Loan, (A) at the maturity date thereof, which shall in no event exceed 30 days, (B) on any prepayment (on the amount prepaid), and (C) after maturity (whether by acceleration or otherwise), on demand; and

                  (ii in the case of any General Revolving Loan, (A) which is a Prime Rate Loan, quarterly in arrears on the last Business Day of July, October, January and April, (B) which is a Eurodollar Loan, on the last day of each Interest Period applicable thereto, and in the case of an Interest Period in excess of three months, on the dates which are successively three months after the commencement of such Interest Period, and (C0 on any prepayment or conversion (on the amount prepaid or converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

         (f INFORMATION AS TO INTEREST RATES. Each Reference Bank agrees to furnish the Administrative Agent timely information for the purpose of determining the Eurodollar Rate for any Borrowing consisting of Eurodollar Loans. If any one or more of the Reference Banks shall not timely furnish such information, the Administrative Agent shall determine the Eurodollar Rate on the basis of timely information furnished by the remaining Reference Banks. The Administrative Agent upon determining the interest rate for any Borrowing shall promptly notify the Borrower and the Lenders thereof.

         (g APPLICABLE MARGINS. As used herein, the term "APPLICABLE PRIME RATE MARGIN", as applied to any Loan which is a Prime Rate Loan, and the term "APPLICABLE EURODOLLAR MARGIN", as applied to any Loan which is a Eurodollar Loan, means the particular rate per annum determined by the Administrative Agent in accordance with the Pricing Grid Table which appears below, based on the Borrower's ratio of Consolidated Total Debt to Consolidated EBITDA as referred to in section 9.8 and such Pricing Grid Table, and the following provisions:

                  (i Initially, until changed hereunder in accordance with the following provisions, the Applicable Prime Rate Margin will be 50.00 basis points per annum and the Applicable Eurodollar Margin will be
         200.00 basis points per annum.

                  (ii Commencing with the fiscal quarter of the Borrower ended on or nearest to April 30, 2000, and continuing for each fiscal quarter thereafter, the Administrative Agent will determine the Applicable Prime Rate Margin or Applicable Eurodollar Margin for any Loan in accordance with the Pricing Grid Table, based on the Borrower's ratio of (x) Consolidated Total Debt as of the end of the fiscal quarter, to
         (y) Consolidated EBITDA for the Testing Period ended with such fiscal quarter, as referred to in section 9.8 and identified in such Table. Changes in the Applicable Prime Rate Margin or Applicable Eurodollar Margin based upon changes in such ratio shall become effective on the first day of the month following the receipt by the Administrative Agent pursuant to section 8.1(a) or (b) of the financial statements of the Borrower, accompanied by the certificate and calculations referred to in section 8.1(c), demonstrating the computation of

                                                                    Exhibit 10.1

         such ratio, based upon the ratio in effect at the end of the applicable period covered (in whole or in part) by such financial statements.

                  (iii Notwithstanding the above provisions, during the six month period following the Closing Date, the Applicable Prime Rate Margin will in no event be reduced below 50.00 basis points per annum and the Applicable Eurodollar Margin will in no event be reduced below
         200.00 basis points per annum.

                  (iv Notwithstanding the above provisions, during any period when (A) the Borrower has failed to timely deliver its consolidated financial statements referred to in section 8.1(a) or (b), accompanied by the certificate and calculations referred to in section 8.1(c), or
         (B) a Default or an Event of Default has occurred and is continuing, then the Applicable Prime Rate Margin and the Applicable Eurodollar Margin shall each be the highest rate per annum indicated therefor in the Pricing Grid Table, regardless of the Borrower's ratio of Consolidated Total Debt to Consolidated EBITDA at such time.

                  (v Any changes in the Applicable Prime Rate Margin or the Applicable Eurodollar Margin shall be determined by the Administrative Agent in accordance with the above provisions and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent pursuant to this section 2.8(g) shall be conclusive and binding absent manifest error.

                               PRICING GRID TABLE
                           (EXPRESSED IN BASIS POINTS)

--------------------------------------------- ---------------------- ------------------------ ----------------------
RATIO OF                                      APPLICABLE             APPLICABLE               APPLICABLE
CONSOLIDATED TOTAL DEBT                       EURODOLLAR MARGIN      PRIME RATE MARGIN        COMMITMENT FEE RATE
TO
CONSOLIDATED EBITDA
--------------------------------------------- ---------------------- ------------------------ ----------------------
Equal to or greater than 3.00 to 1.00                225.00                   75.00                   50.00
--------------------------------------------- ---------------------- ------------------------ ----------------------
Equal to or greater than 2.50 to 1.00 but            200.00                   50.00                   37.50
less than 3.00 to 1.00
--------------------------------------------- ---------------------- ------------------------ ----------------------
Equal to or greater than 2.00 to 1.00 but            175.00                   25.00                   37.50
less than 2.50 to 1.00
--------------------------------------------- ---------------------- ------------------------ ----------------------
Equal to or greater than 1.50 to 1.00 but            150.00                    -0-                    30.00
less than  2.00 to 1.00
--------------------------------------------- ---------------------- ------------------------ ----------------------
Equal to or greater than 1.00 to 1.00 but            125.00                    -0-                    25.00
less than < 1.50 to 1.00
--------------------------------------------- ---------------------- ------------------------ ----------------------
Less than 1.00 to 1.00                               100.00                    -0-                    25.00
--------------------------------------------- ---------------------- ------------------------ ----------------------

                                                                    Exhibit 10.1

         (h) COMPUTATIONS OF INTEREST. All computations of interest hereunder shall be made in accordance with section 12.7(b).

         2.9. INTEREST PERIODS. (a) At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (local time at the applicable Notice Office) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect an Interest Period, by giving the Administrative Agent written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of the particular Interest Period selected for such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

                  (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Prime Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

                  (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

                  (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, PROVIDED that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                  (iv) subject to the foregoing clauses (i) through (iii), prior to the Syndication Date: (A) the only Interest Period which may be selected for the initial Borrowing of Eurodollar Loans is an Interest Period of one month; and after the expiration of such Initial Interest Period and prior to the Syndication Date, the only Interest Period which shall be available is 7 days; and (B) all General Revolving Loans which constitute Eurodollar Loans and are outstanding prior to the Syndication Date shall have been incurred or converted into one or more Borrowings, with all such Borrowings to have an Interest Period which commences and ends on the same date;

                  (v) no Interest Period for any Loan may be selected which would end after the Maturity Date; and

                  (vi) no Interest Period may be elected at any time when a Default or an Event of Default is then in existence unless the Required Lenders otherwise agree.

                                                                    Exhibit 10.1

         (b) If upon the expiration of any Interest Period the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing to Prime Rate Loans effective as of the expiration date of such current Interest Period.

         2.10. INCREASED COSTS, ILLEGALITY, ETC. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

                  (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

                  (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in an amount which such Lender reasonably deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves includable in the Eurodollar Rate pursuant to the definition thereof) and/or (y) other circumstances adversely affecting the interbank Eurodollar market or the position of such Lender in such market; or

                  (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any change since the Effective Date in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which such Lender customarily complies or has become impracticable as a result of a contingency occurring after the Effective Date which materially adversely affects the interbank Eurodollar market;

THEN, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on or promptly following such date or time and (y) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other applicable Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred or converted shall be deemed rescinded by the Borrower

                                                                    Exhibit 10.1

or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing for Prime Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender, for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

         (b) At any time that any Eurodollar Loan is affected by the circumstances described in section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to section 2.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to section 2.10(a)(ii) or (iii), cancel said Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Prime Rate Loans or require the affected Lender to make its requested Loan as a Prime Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day's notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a Prime Rate Loan, PROVIDED that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this section 2.10(b).

         (c) If any Lender shall have determined that after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Effective Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material the rate of return on such Lender's or its parent corporation's capital or assets as a consequence of such Lender's commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or its parent corporation's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this section 2.10(c) upon the subsequent receipt of such notice.

                                                                    Exhibit 10.1

         (d) Notwithstanding anything in this Agreement to the contrary, (i) no Lender shall be entitled to compensation or payment or reimbursement of other amounts under section 2.10, 3.5 or 5.4 for any amounts incurred or accruing more than 120 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such sections, and (ii) no Lender shall demand compensation for any reduction referred to in section 2.10(c) or payment or reimbursement of other amounts under section 3.5 or 5.4 if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

         2.11. BREAKAGE COMPENSATION. The Borrower shall compensate each applicable Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent), (A) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not rescinded or withdrawn by the Borrower or deemed rescinded or withdrawn pursuant to section 2.10(a)), or (B) a Borrowing of Money Market Rate Loans does not occur on a date specified therefor in a Notice of Borrowing; (ii) if any repayment, prepayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any repayment or prepayment of any of its Money Market Rate Loans occurs on a date which is not the maturity date thereof; (iv) if any prepayment of any of its Eurodollar Loans or Money Market Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower; (v) if such Lender transfers its Eurodollar Loans pursuant to a request by the Borrower under section 2.12(b) hereof; or (vi) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans or Money Market Rate Loans when required by the terms of this Agreement or (y) an election made pursuant to section 2.10(b).

         2.12. CHANGE OF LENDING OFFICE; REPLACEMENT OF LENDERS. (a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of section 2.10(a)(ii) or (iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitment affected by such event, PROVIDED that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such section.

         (b) If any Lender requests any compensation, reimbursement or other payment under section 2.10(a)(ii) or (iii), 2.10(c) or 3.5 with respect to such Lender, or if the Borrower is required to pay any additional amount to any Lender or governmental authority pursuant to section 5.4, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in section 12.4(c)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such

                                                                    Exhibit 10.1

assignment); PROVIDED that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under section 2.11 hereof), and (iii) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under section 2.10(a)(ii) or (iii), 2.10(c) or 3.5 with respect to such Lender, or resulting from any required payments to any Lender or governmental authority pursuant to section 5.4, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

         (c) Nothing in this section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in section 2.10,
3.5 or 5.4.

         SECTION 3. LETTERS OF CREDIT.

         3.1. LETTERS OF CREDIT. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request a Letter of Credit Issuer at any time and from time to time on or after the Closing Date and prior to the date that is 15 Business Days prior to the Maturity Date to issue, for the account of the Borrower or any of its Subsidiaries and in support of (i) trade obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business, and/or (ii) worker compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding obligations of the Borrower or any such Subsidiary incurred in the ordinary course of its business, and such other standby obligations of the Borrower and its Subsidiaries that are acceptable to the Letter of Credit Issuer, and subject to and upon the terms and conditions herein set forth, such Letter of Credit Issuer agrees to issue from time to time, irrevocable documentary or standby letters of credit denominated in Dollars or an Alternative Currency in such form as may be approved by such Letter of Credit Issuer and the Administrative Agent (each such letter of credit (and each Existing Letter of Credit described in section 3.1(d)), a "LETTER OF CREDIT" and collectively, the "LETTERS OF CREDIT"). Letters of Credit issued for purposes referred to in clause (i) above are sometimes referred to as "DOCUMENTARY LETTERS OF CREDIT", and Letters of Credit issued for purposes referred to in clause (ii) above are sometimes referred to as "STANDBY LETTERS OF CREDIT".

         (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed either (x) the amount which is 20% of the Total General Revolving Commitment then in effect, or (y) when added to the sum of the Reserved Amount and the aggregate principal amount of all Loans then outstanding, an amount equal to the Total General Revolving Commitment at such time; (ii) no individual Letter of Credit (other than any Existing Letter of Credit) shall be issued which has an initial Stated Amount less than $100,000 unless such lesser Stated Amount is acceptable to the Letter of Credit Issuer; and (iii) each Letter of Credit shall have an expiry date

                                                                    Exhibit 10.1

(including any renewal periods) occurring not later than the earlier of (A) one year from the date of issuance thereof, unless a longer period is approved by the relevant Letter of Credit Issuer and Lenders (other than any Defaulting Lender) holding a majority of the Total General Revolving Commitment, and (B) 15 Business Days prior to the Maturity Date, in each case on terms acceptable to the Administrative Agent and the relevant Letter of Credit Issuer.

         (c) Notwithstanding the foregoing, in the event a Lender Default exists, no Letter of Credit Issuer shall be required to issue any Letter of Credit unless either (i) such Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate such Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender's or Lenders' General Revolving Facility Percentage of the Letter of Credit Outstandings; or (ii) the issuance of such Letter of Credit, taking into account the potential failure of the Defaulting Lender or Lenders to risk participate therein, will not cause the Letter of Credit Issuer to incur aggregate credit exposure hereunder with respect to General Revolving Loans and Letter of Credit Outstandings in excess of its General Revolving Commitment, and the Borrower has undertaken, for the benefit of such Letter of Credit Issuer, pursuant to an instrument satisfactory in form and substance to such Letter of Credit Issuer, not to thereafter incur Loans or Letter of Credit Outstandings hereunder which would cause the Letter of Credit Issuer to incur aggregate credit exposure hereunder with respect to General Revolving Loans and Letter of Credit Outstandings in excess of its General Revolving Commitment.

         (d) Annex VI hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Lender under this Agreement on the Effective Date (each, an "EXISTING LETTER OF CREDIT") shall constitute a "Letter of Credit" for all purposes of this Agreement, issued, for purposes of section 3.4(a), on the Closing Date, and the Borrower, the Administrative Agent and the applicable Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to such Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof.

         3.2. LETTER OF CREDIT REQUESTS: NOTICES OF ISSUANCE. (a) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice shall be substantially in the form of Exhibit B-3, or transmit by electronic communication (if arrangements for doing so have been approved by the Letter of Credit Issuer), prior to 11:00 A.M. (local time at its Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a "LETTER OF CREDIT REQUEST"), which Letter of Credit Request shall include such supporting documents that such Letter of Credit Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). Any such documents executed in connection with the issuance of a Letter of Credit, including the Letter of Credit itself, are herein referred to as "LETTER OF CREDIT DOCUMENTS". In the event of any inconsistency between any of the terms or provisions of any Letter of Credit Document and the terms and provisions of this Agreement respecting Letters

                                                                    Exhibit 10.1


of Credit, the terms and provisions of this Agreement shall control. The Administrative Agent shall promptly notify each Lender of each Letter of Credit Request.

         (b) Each Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it, give the Administrative Agent, each applicable Lender and the Borrower written notice of the issuance of such Letter of Credit, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each Letter of Credit Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such Letter of Credit Issuer and then outstanding and an identification for the relevant period of the daily aggregate Letter of Credit Outstandings represented by Letters of Credit issued by such Letter of Credit Issuer.

         3.3. AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. (a) The Borrower hereby agrees to reimburse (or cause any Subsidiary for whose account a Letter of Credit was issued to reimburse) each Letter of Credit Issuer, by making payment directly to such Letter of Credit Issuer in immediately available funds at the payment office of such Letter of Credit Issuer, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "UNPAID DRAWING") immediately after, and in any event on the date on which, such Letter of Credit Issuer notifies the Borrower (or any such Subsidiary for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Borrower (or such Subsidiary) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars (and in the amount which is the Dollar equivalent of any such payment or disbursement made or denominated in an Alternative Currency), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the Letter of Credit Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the rate then applicable to General Revolving Loans which are Prime Rate Loans (plus an additional 3% per annum if not reimbursed by the third Business Day after the date of such payment or disbursement), any such interest also to be payable on demand.

         (b) The Borrower's obligation under this section 3.3 to reimburse, or cause a Subsidiary to reimburse, each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against such Letter of Credit Issuer, the Administrative Agent, any other Letter of Credit Issuer or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing, PROVIDED, HOWEVER that the Borrower shall not be obligated to reimburse, or cause a Subsidiary to reimburse, a Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

         3.4. LETTER OF CREDIT PARTICIPATIONS. (a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit (and on the Closing Date with respect to any Existing

                                                                    Exhibit 10.1

Letter of Credit), such Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender with a General Revolving Commitment, and each such Lender (each a "PARTICIPANT") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's General Revolving Facility Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of the Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Lenders as provided in section 4.1(b) and the Participants shall have no right to receive any portion of any fees of the nature contemplated by section 4.1(c)), the obligations of any Subsidiary of the Borrower under any Letter of Credit Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing. Upon any change in the General Revolving Commitments of the Lenders pursuant to section 12.4(c), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this section 3.4 to reflect the new General Revolving Facility Percentages of the assigning and assignee Lenders.

         (b) In determining whether to pay under any Letter of Credit, a Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.

         (c) In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed (or caused any applicable Subsidiary to reimburse) such amount in full to such Letter of Credit Issuer pursuant to section 3.3(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant's General Revolving Facility Percentage of such payment in U.S. Dollars (the Administrative Agent having determined in the case of any payment by a Letter of Credit Issuer made in an Alternative Currency the equivalent thereof in Dollars) and in same day funds, PROVIDED, HOWEVER, that no Participant shall be obligated to pay to the Administrative Agent its General Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If the Administrative Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the relevant Letter of Credit Issuer such Participant's General Revolving Facility Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its General Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for

                                                                    Exhibit 10.1


each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the relevant Letter of Credit Issuer its General Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its General Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other Participant's General Revolving Facility Percentage of any such payment.

         (d) Whenever a Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to section 3.4(c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its General Revolving Facility Percentage thereof, in U.S. dollars and in same day funds, an amount equal to such Participant's General Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations, as and to the extent so received.

         (e) The obligations of the Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

                  (ii) the existence of any claim, set-off defense or other right which the Borrower (or any Subsidiary) may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender, or other person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower (or any Subsidiary) and the beneficiary named in any such Letter of Credit), other than any claim which the Borrower (or any Subsidiary which is the account party with respect to a Letter of Credit) may have against any applicable Letter of Credit Issuer for gross negligence or wilful misconduct of such Letter of Credit Issuer in making payment under any applicable Letter of Credit;

                  (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                                                                    Exhibit 10.1


                  (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit
         Documents: or

                  (v) the occurrence of any Default or Event of Default.

         (f) To the extent the Letter of Credit Issuer is not indemnified by the Borrower, the Participants will reimburse and indemnify the Letter of Credit Issuer, in proportion to their respective General Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way related to or arising out of its issuance of Letters of Credit, PROVIDED that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the Letter of Credit Issuer's gross negligence or willful misconduct.

         3.5. INCREASED COSTS. If after the Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Effective Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer or such Lender's participation therein, or (ii) shall impose on such Letter of Credit Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender's participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by such Letter of Credit Issuer or such Lender (a copy of which notice shall be sent by such Letter of Credit Issuer or such Lender to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate any such Letter of Credit Issuer or such Lender for such increased cost or reduction. A certificate submitted to the Borrower by any Letter of Credit Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any Letter of Credit Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this section 3.5. Reference is hereby made to the provisions of section 2.10(d) for certain limitations upon the rights of a Letter of Credit Issuer or Lender under this section.

         3.6. GUARANTY OF SUBSIDIARY LETTER OF CREDIT OBLIGATIONS. (a) The Borrower hereby unconditionally guarantees, for the benefit of the Administrative Agent and the Lenders,

                                                                    Exhibit 10.1


the full and punctual payment of the Obligations of each Subsidiary under each Letter of Credit Document to which such Subsidiary is now or hereafter becomes a party. Upon failure by any such Subsidiary to pay punctually any such amount, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any applicable Letter of Credit Document.

         (b) As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Administrative Agent and the Lenders, that, should any amounts not be recoverable from the Borrower under section 3.6(a) for any reason whatsoever (including, without limitation, by reason of any provision of any Credit Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Lenders and the Administrative Agent, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Credit Documents.

         (c) The obligations of the Borrower under this section shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

                  (i) any extension, renewal, settlement, compromise, waiver or release in respect to any obligation of any Subsidiary under any Letter of Credit Document, by operation of law or otherwise;

                  (ii) any modification or amendment of or supplement to this Agreement, any Note or any other Credit Document;

                  (iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under this Agreement, any Note or any other Credit Document or of any Subsidiary under any Letter of Credit Document;

                  (iv) any change in the corporate existence, structure or ownership of any Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Subsidiary or its assets or any resulting release or discharge of any obligation of any Subsidiary contained in any Letter of Credit Document;

                  (v) the existence of any claim, set-off or other rights which the Borrower may have at any time against any Subsidiary, the Administrative Agent, any Lender or any other person, whether in connection herewith or any unrelated transactions;

                  (vi) any invalidity or unenforceability relating to or against any Subsidiary for any reason of any Letter of Credit Document, or any provision of applicable law or

                                                                    Exhibit 10.1

         regulation purporting to prohibit the payment by any Subsidiary of any Obligations in respect of any Letter of Credit; or

                  (vii) any other act or omission to act or delay of any kind by any Subsidiary, the Administrative Agent, any Lender or any other person or any other circumstance whatsoever which might, but for the provisions of this section, constitute a legal or equitable discharge of the Borrower's obligations under this section.

         (d) The Borrower's obligations under this section shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Notes and all other amounts payable by the Borrower under the Credit Documents and by any Subsidiary under the Letter of Credit Documents shall have been paid in full. If at any time any payment of any of the Obligations of any Subsidiary in respect of any Letter of Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Subsidiary, the Borrower's obligations under this section with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

         (e) The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Subsidiary or any other person, or against any collateral or guaranty of any other person.

         (f) The Borrower hereby subordinates all rights, whether arising by operation of law or otherwise, which it may have upon making any payment under this section to be subrogated to the rights of the payee against any Subsidiary with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any Subsidiary in respect thereof, to the indefeasible payment in full of all of the Obligations.

         (g) In the event that acceleration of the time for payment of any amount payable by any Subsidiary under any Letter of Credit Document is stayed upon insolvency, bankruptcy or reorganization of such Subsidiary, all such amounts otherwise subject to acceleration under the terms of any applicable Letter of Credit Document shall nonetheless be payable by the Borrower under this section forthwith on demand by the Administrative Agent.

         SECTION 4. FEES; COMMITMENTS.

         4.1. FEES. (a) The Borrower agrees to pay to the Administrative Agent a commitment fee (the "COMMITMENT FEE") for the account of each Non-Defaulting Lender which has a General Revolving Commitment, for the period from and including the Effective Date to, but not including, the Maturity Date or, if earlier, the date upon which the Total General Revolving Commitment has been terminated, computed for each day at a rate per annum equal to the Applicable Commitment Fee Rate for such day on such Lender's Unutilized General Revolving Commitment for such day. The Commitment Fee shall be due and payable in arrears on the last Business Day of each July, October, January and April and on the Maturity Date or, if earlier, the date upon which the Total General Revolving Commitment has been terminated.

                                                                    Exhibit 10.1

         As used herein, the term "APPLICABLE COMMITMENT FEE RATE" means the particular rate per annum determined by the Administrative Agent in accordance with the Pricing Grid Table which appears in section 2.8(g) hereof, based on the Borrower's ratio of Consolidated Total Debt to Consolidated EBITDA as referred to in section 9.8 and such Pricing Grid Table, and the following provisions:

                  (i) Initially, until changed hereunder in accordance with the following provisions, the Applicable Commitment Fee Rate will be 37.50 basis points per annum.

                  (ii) Commencing with the fiscal quarter of the Borrower ended on or nearest to April 30, 2000, and continuing for each fiscal quarter thereafter, the Administrative Agent will determine the Applicable Commitment Fee Rate in accordance with the Pricing Grid Table, based on the Borrower's ratio of (x) Consolidated Total Debt as of the end of the fiscal quarter, to (y) Consolidated EBITDA for the Testing Period ended with such fiscal quarter, as referred to in section 9.8 and identified in such Table. Changes in the Applicable Commitment Fee Rate based upon changes in such ratio shall become effective on the first day of the month following the receipt by the Administrative Agent pursuant to section 8.1(a) or (b) of the financial statements of the Borrower, accompanied by the certificate and calculations referred to in section 8.1(c), demonstrating the computation of such ratio, based upon the ratio in effect at the end of the applicable period covered (in whole or in part) by such financial statements.

                  (iii) Notwithstanding the above provisions, during the six month period following the Closing Date, the Applicable Commitment Fee Rate will in no event be reduced below 37.50 basis points per annum.

                  (iv) Notwithstanding the above provisions, during any period when (A) the Borrower has failed to timely deliver its consolidated financial statements referred to in section 8.1(a) or (b), accompanied by the certificate and calculations referred to in section 8.1(c), or
         (B) a Default or an Event of Default has occurred and is continuing, then the Applicable Commitment Fee Rate shall be the highest rate per annum indicated therefor in the Pricing Grid Table, regardless of the Borrower's ratio of Consolidated Total Debt to Consolidated EBITDA at such time.

                  (v) Any changes in the Applicable Commitment Fee Rate shall be determined by the Administrative Agent in accordance with the above provisions and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent pursuant to this section 4.1(a) shall be conclusive and binding absent manifest error.

         (b) The Borrower agrees to pay to the Administrative Agent, for the account of each Non-Defaulting Lender which has a General Revolving Commitment, PRO RATA on the basis of its General Revolving Facility Percentage, a fee in respect of each Letter of Credit (the "LETTER OF CREDIT FEE"), computed at the rate per annum equal to (i) in the case of any Standby Letter of Credit, the Applicable Eurodollar Margin then in effect, and (ii) in the case of any Documentary Letter of Credit, 50% of the Applicable Eurodollar Margin then in effect. Accrued Letter of

                                                                    Exhibit 10.1


Credit Fees shall be payable quarterly in arrears on the average daily Stated Amount of the Letters of Credit which are outstanding during such quarter, on the last Business Day of each July, October, January and April and on the date the Total General Revolving Commitment is terminated. Notwithstanding the above provisions, if a Default or Event of Default is in existence, the Borrower will pay to the Administrative Agent, on demand, for the account of each Non-Defaulting Lender which has a General Revolving Commitment, PRO RATA on the basis of its General Revolving Facility Percentage, an additional Letter of Credit Fee for each outstanding Documentary Letter of Credit and/or Standby Letter of Credit, computed at 2% per annum above the then prevailing rate for the Letter of Credit Fee for a Documentary Letter of Credit or Standby Letter of Credit, as applicable, on the Stated Amount of such outstanding Letter of Credit for the period such Default or Event of Default is in existence.

         (c) The Borrower agrees to pay directly to each Letter of Credit Issuer, for its own account, a fee in respect of each Letter of Credit issued by it (a "FACING FEE"), payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, or in arrears, and at such rate or rates, as may be agreed between the Borrower and the letter of Credit Issuer, on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date which may be made at the election of the beneficiary thereof).

         (d) The Borrower agrees to pay directly to each Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such issuance, drawing, amendment, extension, renewal or transfer be the administrative or processing charge which such Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

         (e) The Borrower shall pay to the Administrative Agent and/or the Co-Lead Arrangers on the Effective Date and thereafter for its or their own account and/or for distribution to the Lenders, such fees as have heretofore been agreed by the Borrower, the Administrative Agent and the Co-Lead Arrangers in a fee letter dated February 28, 2000.

         (f) All computations of Fees shall be made in accordance with section 12.7(b).

         4.2. VOLUNTARY TERMINATION/REDUCTION OF COMMITMENTS. Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, to:

                  (a) terminate the Total Commitment, PROVIDED that (i) all outstanding Loans are contemporaneously prepaid in accordance with section 5.1, and (ii) either (A) no Letters of Credit remain outstanding, or (B) the Borrower shall contemporaneously either (x) cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to the Required Lenders), or (y) the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to 100% of the Letter of Credit

                                                                    Exhibit 10.1

         Outstandings and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent and the Borrower until the proceeds are applied to the secured obligations);

                  (b) terminate the Swing Line Revolving Commitment, PROVIDED that all outstanding Swing Line Revolving Loans are contemporaneously prepaid in accordance with section 5.1;

                  (c) partially and permanently reduce the Unutilized Total General Revolving Commitment, PROVIDED that (i) any such reduction shall apply to proportionately and permanently reduce the General Revolving Commitment of each of the Lenders; (ii) any partial reduction of the Unutilized Total General Revolving Commitment pursuant to this section 4.2(c) shall be in the amount of at least $10,000,000 (or, if greater, in integral multiples of $1,000,000); and (iii) after giving effect to any such partial reduction of the Unutilized Total General Revolving Commitment, the Total General Revolving Commitment then in effect shall exceed the Swing Line Revolving Commitment then in effect by at least $20,000,000; and/or

                  (d) partially and permanently reduce the Unutilized Swing Line Revolving Commitment, PROVIDED that any partial reduction of the Unutilized Swing Line Revolving Commitment pursuant to this section 4.2(d) shall be in the amount of at least $1,000,000 (or, if greater, in integral multiples of $1,000,000).

         4.3. MANDATORY TERMINATION/ADJUSTMENTS OF COMMITMENTS, ETC. (a) The Total Commitment (and the Commitment of each Lender) shall terminate on March 15, 2000, unless the Closing Date has occurred on or prior to such date.

         (b) The Total Commitment shall terminate (and the Commitment of each Lender shall terminate) on the earlier of (x) the Maturity Date and (y) the date on which a Change of Control occurs.

         (c) The Total General Revolving Commitment shall be permanently reduced, without premium or penalty, at the time that any mandatory prepayment of General Revolving Loans would be made pursuant to section 5.2(e), (f), (g) or
(h) if General Revolving Loans were then outstanding in the full amount of the Total General Revolving Commitment then in effect, in an amount equal to the required prepayment of principal of General Revolving Loans which would be required to be made in such circumstance. Any such reduction shall apply to proportionately and permanently reduce the General Revolving Commitment of each of the Lenders. The Borrower will provide at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), of any reduction of the Total General Revolving Commitment pursuant to this section 4.3(c), specifying the date and amount of the reduction.

                                                                    Exhibit 10.1

         SECTION 5. PAYMENTS.

         5.1. VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay any of its Loans, in whole or in part, without premium or penalty, from time to time on the following terms and conditions:

                  (a) the Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Administrative Agent by

                           (x) 11:00 A.M. (local time at the Notice Office)
                  three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or

                           (y) 11:00 A.M. (local time at the Notice Office) one
                  Business day prior to the date of such prepayment, in the case of any prepayment of Prime Rate Loans or Money Market Rate Loans,

         and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders;

                  (b) in the case of prepayment of any Borrowings under the General Revolving Facility, each partial prepayment of any such Borrowing shall be in an aggregate principal of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof, in the case of Prime Rate Loans, and at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof, in the case of Eurodollar Loans;

                  (c) in the case of prepayment of any Borrowings under the Swing Line Revolving Facility, each partial prepayment of any such Borrowing shall be in an aggregate principal of at least $500,000 or an integral multiple of $250,000 in excess thereof;

                  (d) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

                  (e) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans; and

                  (f) each prepayment of Eurodollar Loans or Money Market Rate Loans pursuant to this section 5.1 on any date other than the last day of the Interest Period applicable thereto, in the case of Eurodollar Loans, or the maturity date thereof, in the

                                                                    Exhibit 10.1

         case of Money Market Rate Loans, shall be accompanied by any amounts payable in respect thereof under section 2.11.

         5.2. MANDATORY PREPAYMENTS. The Loans shall be subject to mandatory prepayment in accordance with the following provisions:

                  (a) IF OUTSTANDING GENERAL REVOLVING LOANS, SWING LINE REVOLVING LOANS, LETTER OF CREDIT OUTSTANDINGS AND RESERVED AMOUNT EXCEED TOTAL GENERAL REVOLVING COMMITMENT. If on any date (after giving effect to any other payments on such date) the sum of (i) the aggregate outstanding principal amount of General Revolving Loans and Swing Line Revolving Loans, PLUS (ii) the aggregate amount of Letter of Credit Outstandings, PLUS (iii) the Reserved Amount, exceeds the Total General Revolving Commitment as then in effect, the Borrower shall prepay on such date that principal amount of General Revolving Loans and, after General Revolving Loans have been paid in full, Swing Line Revolving Loans, and after Swing Line Revolving Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of any Loans to the applicable requirements as to the amounts of partial prepayments which are contained in section 5.1. If, after giving effect to the prepayment of General Revolving Loans, Swing Line Revolving Loans and Unpaid Drawings, the aggregate amount of Letter of Credit Outstandings exceeds the Total General Revolving Commitment as then in effect, the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent and the Borrower until the proceeds are applied to the secured obligations).

                  (b) IF OUTSTANDING SWING LINE REVOLVING LOANS EXCEED UNUTILIZED TOTAL GENERAL REVOLVING COMMITMENT PLUS RESERVED AMOUNT. If on any date (after giving effect to any other payments on such date) the aggregate outstanding principal amount of Swing Line Revolving Loans exceeds the sum of (x) the Unutilized Total General Revolving Commitment as then in effect, PLUS (y) the then Reserved Amount, the Borrower shall prepay on such date Swing Line Revolving Loans in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Swing Line Revolving Loans to the requirements as to the amounts of partial prepayments of Swing Line Revolving Loans which are contained in section 5.1.

                  (c) IF OUTSTANDING SWING LINE REVOLVING LOANS EXCEED SWING LINE REVOLVING COMMITMENT. If on any date (after giving effect to any other payments on such date) the aggregate outstanding principal amount of Swing Line Revolving Loans exceeds the Swing Line Revolving Commitment at such time, the Borrower shall prepay on such date Swing Line Revolving Loans in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Swing Line Revolving Loans to the requirements as to the amounts of partial prepayments of Swing Line Revolving Loans which are contained in section 5.1.

                                                                    Exhibit 10.1

                  (d) ANNUAL CLEAN DOWN. The Borrower shall prepay General Revolving Loans and Swing Line Revolving Loans at such times and in such amounts, conforming in the case of partial prepayments to the requirements as to the amount of partial prepayments which are contained in section 5.1, so that during a period of 30 consecutive days occurring between January 1 and March 1 of any calendar year identified below, the sum of (x) the aggregate outstanding principal amount of Loans, (y) the Letter of Credit Outstandings, and (z) the Reserved Amount, on each day during such period of 30 consecutive days does not exceed $200,000,000. If the Borrower completes an offering of its equity securities for net proceeds which are in excess of the aggregate principal amount of, and such net proceeds are in fact used (together with any other required amounts) to retire, the Subordinated Bridge Debt in full, then the amount specified in the preceding sentence shall be reduced by an amount equal to such excess.

                  (e) MANDATORY PREPAYMENT---CERTAIN PROCEEDS OF ASSET SALES. If during any fiscal year of the Borrower, the Borrower and its Subsidiaries have received cumulative Cash Proceeds during such fiscal year from one or more Asset Sales of at least $1,000,000, not later than the third Business Day following the date of receipt of any Cash Proceeds in excess of such amount, an amount, conforming to the requirements as to the amount of partial prepayments contained in section 5.1, at least equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale, shall be applied as a mandatory prepayment of principal of the outstanding General Revolving Loans; PROVIDED, that (i) if no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower and its Subsidiaries have scheduled Consolidated Capital Expenditures during the following 12 months, and (iii) the Borrower notifies the Administrative Agent of the amount and nature thereof and of its intention to reinvest all or a portion of such Net Cash Proceeds in such Consolidated Capital Expenditures during such 12 month period, then no such prepayment shall be required to the extent the Borrower so indicates that such reinvestment will take place. If at the end of any such 12 month period any portion of such Net Cash Proceeds has not been so reinvested, the Borrower will immediately make a prepayment of the outstanding General Revolving Loans as provided above in an amount, conforming to the requirements as to amount of prepayments contained in section 5.1, at least equal to such remaining amount.

                  (f) MANDATORY PREPAYMENT---CERTAIN PROCEEDS OF EQUITY SALES. Not later than the Business Day following the date of the receipt by the Borrower and/or any Subsidiary of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of equity securities by the Borrower or any Subsidiary after the Closing Date (other than (i) any inter-company sale to the Borrower or any Subsidiary and (ii) any sale or issuance to management, employees (or key employees) or directors pursuant to stock option or similar plans for the benefit of management, employees (key employees) or directors generally), the Borrower will prepay General Revolving Loans in an aggregate amount, conforming to the requirements as to the amounts of partial prepayments of General Revolving Loans which are contained in section 5.1, which is not less than (x) 100% of such net proceeds, or (y) if less, an amount equal to the then aggregate outstanding principal amount of the General Revolving Loans, if any.

                                                                    Exhibit 10.1

                  Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing on the date when all of the following conditions are satisfied:

                           (i) the Borrower and/or any applicable Subsidiary
                  shall have entered into a definitive underwriting agreement, placement agreement, securities purchase agreement, or similar agreement with one or more nationally recognized securities underwriters or financially responsible institutional or strategic investors, relating to the sale in a underwritten offering covered by a registration statement filed under the Securities Act of 1933, as amended (the "SECURITIES ACT"), in a Rule 144A offering, or in a "private placement" transaction exempt from the registration requirements of the Securities Act, of equity securities of the Borrower or common stock of a Subsidiary of the Borrower representing not more than a 40% fully diluted interest in such Subsidiary; and

                           (ii) under the terms of such definitive agreement the
                  "price" of the equity securities of the Borrower or common of the Subsidiary, as applicable, has been agreed upon and a closing and funding of the transaction has (subject to satisfaction of conditions) been scheduled not later than three Business Days thereafter;

         THEN immediately following the closing and funding of such transaction, the Borrower may apply the net proceeds of such transaction (or an amount equal thereto, in the case of a sale or offering by a Subsidiary which is preceded or accompanied by distributions or other payments by such Subsidiary to the Borrower) to the retirement of the Subordinated Bridge Debt until the Subordinated Bridge Debt is retired in full, without any required prepayment of any Loans under this section 5.2(f). After the Subordinated Bridge Debt is retired in full, (1) if any net proceeds of such offering remain as excess proceeds not applied to such retirement, then 100% of such excess shall be applied to the prepayment of Loans as provided above in this section 5.2(f), and (2) the percentage specified in this section 5.2(f) shall thereupon change from 100% to 50%.

                  (g) MANDATORY PREPAYMENT---CERTAIN PROCEEDS OF DEBT SECURITIES. Not later than the Business Day following the date of the receipt by the Borrower of the cash proceeds (net of underwriting discounts and commissions, placement agent fees and other customary fees and costs associated therewith) from any sale or issuance of debt securities by the Borrower after the Closing Date in an underwritten public offering, Rule 144A offering, or private placement with one or more institutional investors, the Borrower will prepay General Revolving Loans in an aggregate amount, conforming to the requirements as to the amounts of partial prepayments of General Revolving Loans which are contained in section 5.1, which is not less than (x) 100% of such net proceeds, or (y) if less, an amount equal to the then aggregate outstanding principal amount of the General Revolving Loans, if any.

                  Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing and the Borrower completes an offering of its subordinated debt securities or subordinated convertible debt securities, a portion or all of the net proceeds of which

                                                                    Exhibit 10.1

         are used (together with any other required amounts) to completely refinance the Subordinated Bridge Debt as permitted by sections 9.4(d) and 9.13, then the Borrower may apply the net proceeds of such offering to such refinancing of the Subordinated Bridge Debt until the Subordinated Bridge Debt is retired in full, without any required prepayment of any Loans under this section 5.2(f). After the Subordinated Bridge Debt is refinanced and retired in full, if any net proceeds of such offering remain as excess proceeds not applied to such retirement, then 100% of such excess shall be applied to the prepayment of Loans as provided above in this section 5.2(g).

                  (h) MANDATORY PREPAYMENT---CERTAIN PROCEEDS OF AN EVENT OF LOSS. If during any fiscal year of the Borrower, the Borrower and its Subsidiaries have received cumulative Net Cash Proceeds during such fiscal year from one or more Events of Loss of at least $1,000,000, not later than the third Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount, an amount, conforming to the requirements as to the amount of partial prepayments contained in section 5.1, at least equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss, shall be applied as a mandatory prepayment of principal of the outstanding Loans, if any.

                  Notwithstanding the foregoing, in the event any property suffers an Event of Loss and (i) the Net Cash Proceeds received in any fiscal year as a result of such Event of Loss are more than $1,000,000,
         (ii) no Default or Event of Default has occurred and is continuing, and
         (iii) the Borrower notifies the Administrative Agent and the Lenders in writing that it intends to rebuild, restore or replace the affected property, that such rebuilding, restoration or replacement can be accomplished within 18 months out of such Net Cash Proceeds and other funds available to the Borrower, THEN no such prepayment of the Loans shall be required if the Borrower immediately deposits such Net Cash Proceeds in a cash collateral deposit account over which the Collateral Agent shall have sole dominion and control, and which shall constitute part of the Collateral under the Security Documents and may be applied as provided in section 10.3 if an Event of Default occurs and is continuing. So long as no Default or Event of Default has occurred and is continuing, the Collateral Agent is authorized to disburse amounts from such cash collateral deposit account to or at the direction of the Borrower for application to the costs of rebuilding, restoration or replacement of the affected property. Any amounts not so applied to the costs of rebuilding, restoration or replacement or as provided in section 10.3 shall be applied to the prepayment of the Loans as provided above.

                  (i) CHANGE OF CONTROL. On the date of which a Change of Control occurs, notwithstanding anything to the contrary contained in this Agreement, no further Borrowings shall be made and the then outstanding principal amount of all Loans, if any, shall become due and payable and shall be prepaid in full, and the Borrower shall contemporaneously either (i) cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to the Required Lenders), or (ii) the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to 100% of the Letter of Credit Outstandings and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the Borrower hereunder in respect of

                                                                    Exhibit 10.1

         Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent and the Borrower until the proceeds are applied to the secured obligations).

                  (j) PARTICULAR LOANS TO BE PREPAID. With respect to each repayment or prepayment of Loans required by this section 5.2, the Borrower shall designate the Types of Loans which are to be prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made, PROVIDED that (i) the Borrower shall first so designate all Loans that are Prime Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment,
         (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall be converted into Prime Rate Loans, and (iii) each repayment and prepayment of any Loans made pursuant to a Borrowing shall be applied PRO RATA among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under section 2.11. Any repayment or prepayment of Eurodollar Loans or Money Market Rate Loans pursuant to this section 5.2 shall in all events be accompanied by such compensation as is required by section 2.11.

         5.3. METHOD AND PLACE OF PAYMENT. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its PRO RATA share) account of the Lenders entitled thereto, not later than 11:00 A.M. (local time at the Payment Office) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 11:00 A.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

         5.4. NET PAYMENTS. (a) All payments made by the Borrower hereunder, under any Note or any other Credit Document, will be made without setoff, counterclaim or other defense. Except as provided for in section 5.4(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax, imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction

                                                                    Exhibit 10.1

under which such Lender is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non excluded taxes, levies imposts, duties, fees, assessments or other charges (all such nonexcluded taxes levies, imposts, duties, fees assessments or other charges being referred to collectively as "TAXES"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder, under any Note or under any other Credit Document, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note or in such other Credit Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender for taxes imposed on or measured by the net income or profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or Applicable Lending Office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or Applicable Lending Office of such Lender is located and for any withholding of income or similar taxes imposed by the United States of America as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence, which request shall be accompanied by a statement from such Lender setting forth, in reasonable detail, the computations used in determining such amounts. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the Lender, evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Lender.

         (b) Each Lender that is not a United States person (as such term is defined in section 7701(a)(30) of the Code) for Federal income tax purposes agrees to provide to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the cases of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to section 12.4 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this section 5.4(b)), on the date of such assignment or transfer to such Lender,
(i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement, any Note or any other Credit Document, or (ii) if the Lender is not a "bank" within the meaning of section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit F (any such certificate, a "SECTION 5.4(B)(II) CERTIFICATE") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement, any Note or any other Credit Document. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances

                                                                    Exhibit 10.1

renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 5.4(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, any Note or any other Credit Document, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this section 5.4(b). Notwithstanding anything to the contrary contained in section 5.4(a), but subject to section 12.4(c) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in section 7701(a)(30) of the Code) for United States federal income tax purposes and which has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to section 5.4(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto (I) if such Lender has not provided to the Borrower the Internal Revenue Service forms required to be provided to the Borrower pursuant to this section 5.4(b) or (II) in the case of a payment other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this section
5.4 and except as specifically provided for in section 12.4(c), the Borrower agrees to pay additional amounts and indemnify each Lender in the manner set forth in section 5.4(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the previous sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

         (c) If any Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes paid as to which indemnification has been paid by the Borrower pursuant to this section, it shall promptly remit such refund (including any interest received in respect thereof), net of all out-of-pocket costs and expenses; PROVIDED, that the Borrower agrees to promptly return any such refund (plus interest) to such Lender in the event such Lender is required to repay such refund to the relevant taxing authority. Any such Lender shall provide the Borrower with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on any Lender to apply for any such refund.

         (d) Reference is hereby made to the provisions of section 2.10(d) for certain limitations upon the rights of a Lender under this section.

                                                                    Exhibit 10.1

         SECTION 6. CONDITIONS PRECEDENT.

         6.1. CONDITIONS PRECEDENT AT CLOSING DATE. The obligation of the Lenders to make Loans, and of any Letter of Credit Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions on the Closing Date:

                  (a) EFFECTIVENESS; NOTES. On or prior to the Closing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender the appropriate Note or Notes executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein.

                  (b) FEES, ETC. The Borrower shall have paid or caused to be paid all fees required to be paid by it on or prior to such date pursuant to section 4.1 hereof and all reasonable fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent which have been invoiced on or prior to such date in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby.

                  (c) OTHER CREDIT DOCUMENTS. The Credit Parties named therein shall have duly executed and delivered and there shall be in full force and effect, and original counterparts shall have been delivered to the Administrative Agent, in sufficient quantities for the Lenders, of, (i) the Subsidiary Guaranty (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "SUBSIDIARY GUARANTY"), substantially in the form attached hereto as Exhibit C-1, (ii) the Security Agreement (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "SECURITY AGREEMENT"), substantially in the form attached hereto as Exhibit C-2; (iii) the Collateral Assignment of Trademarks and Security Agreement (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "COLLATERAL ASSIGNMENT OF TRADEMARKS"), substantially in the form attached hereto as Exhibit C-3; and (iv) the Pledge Agreement (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "PLEDGE AGREEMENT"), substantially in the form attached hereto as Exhibit C-4.

                  (d) CHARTER AND REGULATIONS, GOOD STANDING OF THE BORROWER AND THE PURCHASER. The Administrative Agent shall have received, in sufficient quantity for the Administrative Agent and the Lenders, (i) a copy of the articles or certificate of incorporation, as applicable, of the Borrower and of the Purchaser, including any amendments or restatements thereof, certified as of a recent date by the Secretary of State or other governmental official of the jurisdiction of its formation, (ii) a copy of the Code of Regulations or By-Laws, as applicable, of the Borrower and of the Purchaser, certified as true, correct and in full force and effect by the Secretary or an Assistant Secretary of the Borrower or of the Purchaser, as applicable; and (iii) a copy of a certificate of good standing for the Borrower and for the Purchaser, issued as of a recent date by the Secretary of State or other governmental official of the jurisdiction of its formation.

                                                                    Exhibit 10.1


                  (e) CORPORATE RESOLUTIONS AND APPROVALS. The Administrative Agent shall have received, in sufficient quantity for the Administrative Agent and the Lenders, certified copies of the resolutions of the Board of Directors of the Borrower and each other Credit Party, approving the Credit Documents to which the Borrower or any such other Credit Party, as the case may be, is or may become a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the execution, delivery and performance by the Borrower or any such other Credit Party of the Credit Documents to which it is or may become a party.

                  (f) INCUMBENCY CERTIFICATES. The Administrative Agent shall have received, in sufficient quantity for the Administrative Agent and the Lenders, a certificate of the Secretary or an Assistant Secretary of the Borrower and of each other Credit Party, certifying the names and true signatures of the officers of the Borrower or such other Credit Party, as the case may be, authorized to sign the Credit Documents to which the Borrower or such other Credit Party is a party and any other documents to which the Borrower or any such other Credit Party is a party which may be executed and delivered in connection herewith.

                  (g) OPINIONS OF COUNSEL. On the Closing Date, the Administrative Agent shall have received (i) an opinion, addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, from Porter, Wright, Morris & Arthur, special counsel to the Borrower, substantially in the form of Exhibit D hereto and covering such other matters incident to the transactions contemplated hereby as the Administrative Agent may reasonably request, such opinion to be in form and substance satisfactory to the Administrative Agent; and (ii) an opinion, addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, from special counsel to the Purchaser or the Sellers, as to the finality and unappeability of the order of the Bankruptcy Court for the District of Massachusetts Eastern Division, approving the completion of the sale and other transactions contemplated by the Target Purchase Agreement, and such opinion shall be in form and substance satisfactory to the Administrative Agent.

                  (h) RECORDATION OF SECURITY DOCUMENTS, DELIVERY OF COLLATERAL, TAXES, ETC. The Security Documents (or proper notices or financing statements in respect thereof) shall have been duly recorded, published and filed in such manner and in such places as is required by law to establish, perfect, preserve and protect the rights and security interests of the parties thereto and their respective successors and assigns, all collateral items required to be physically delivered to the Collateral Agent thereunder shall have been so delivered, accompanied by any appropriate instruments of transfer, and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and the issue and delivery of the Notes shall have been paid in full.

                  (i) EVIDENCE OF INSURANCE. The Collateral Agent shall have received certificates of insurance and other evidence, satisfactory to it, of compliance with the insurance requirements of this Agreement and the Security Documents.

                                                                    Exhibit 10.1

                  (j) SEARCH REPORTS. The Administrative Agent shall have received completed requests for information on Form UCC-11, or search reports from one or more commercial search firms acceptable to the Administrative Agent, listing all of the effective financing statements filed against any Credit Party which is a party to any Security Document in any jurisdiction in which such Credit Party maintains an office or in which any Collateral of such Credit Party is located, together with copies of such financing statements.

                  (k) MINIMUM PRO FORMA CONSOLIDATED EBITDA; BORROWER'S CLOSING CERTIFICATE. The Borrower shall have Consolidated EBITDA for the Testing Period ended on or nearest to January 31, 2000, computed on a PRO FORMA basis as if the Target Acquisition had been completed for such entire Testing Period, of at least $113.0 million; and on the Closing Date the Administrative Agent shall have received a certificate, dated the Closing Date, of a responsible financial or accounting officer of the Borrower to such effect, containing calculations in reasonable detail as to such computation, and to the further effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowing hereunder and the application of the proceeds thereof, (x) no Default or Event of Default has occurred or is continuing, and (y) all representations and warranties of the Credit Parties contained herein or in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that as to any such representations and warranties which expressly relate to an earlier specified date, such representations and warranties are only represented as having been true and correct in all material respects as of the date when made.

                  (l) PREPAYMENT OF SENIOR NOTES, ETC. Contemporaneously with the Closing Date and the initial Borrowing hereunder, the Borrower shall have prepaid the Senior Notes in full.

                  (m) EXISTING CREDIT FACILITY. Contemporaneously with the Closing Date, the Borrower shall have terminated the Commitments of the Lenders under the Original Agreement, prepaid all borrowings thereunder, and replaced such borrowings with one or more Borrowings made hereunder.

                  (n) SUBORDINATED BRIDGE DEBT. Contemporaneously with the Closing Date, the Borrower shall have received the proceeds from the issuance of Subordinated Indebtedness of the Borrower in the aggregate principal amount of at least $75,000,000, with a stated maturity not less than 42 months following the Closing Date, all of the terms of which, including any subordinated Guaranty Obligations of the Borrower's Subsidiaries related thereto, shall be satisfactory in form and substance to each of the Lenders (the "SUBORDINATED BRIDGE DEBT"), and such proceeds shall have been applied in accordance with any applicable provisions of the Subordinated Bridge Debt Documents. The Administrative Agent shall have received, in sufficient quantities for the Lenders, copies of all documents evidencing or governing the Subordinated Bridge Debt, including any loan agreement, note or securities purchase agreement, indenture and/or guaranty of Subsidiaries (all such documents, collectively, the "SUBORDINATED BRIDGE DEBT

                                                                    Exhibit 10.1

         DOCUMENTS"), and all closing documents, and all such documentation shall be satisfactory in form and substance to each of the Lenders.

                  (o) TARGET ACQUISITION. In connection with the initial Borrowing hereunder, the following conditions relating to the Target Acquisition shall be satisfied:

                           (i) The Borrower, acting through its Wholly-Owned
                  Subsidiary, the Purchaser, shall have completed the Target Acquisition as contemplated by, and in accordance with the terms, conditions and provisions of, the Target Purchase Agreement and the other Target Acquisition Documents, copies of which definitive documentation shall have previously been furnished to the Lenders prior to the Effective Date, and there shall have been no waiver or modification of any material performance obligations of any Seller under any Target Acquisition Document, or any waiver or other modification of any material conditions to the obligations of the Purchaser under the Target Purchase Agreement.

                           (ii) Each of the Lenders shall be satisfied, in its
                  sole discretion, with (x) such "due diligence" review as it shall undertake with regard to the properties, business, operations and prospects of the businesses and assets to be acquired, and the liabilities to be assumed, in the Target Acquisition, the projected cost savings which the Borrower estimates it can realistically achieve for the acquired businesses, and Y2K computer compliance matters associated with the assimilation and operation of the acquired businesses, and (y) the terms of such definitive documentation.

                           (iii) The Target Acquisition shall be consummated in
                  compliance with all material legal requirements. Without limiting the generality of the foregoing, (1) all filings under the HSR Act (as defined in the Target Purchase Agreement) shall have been made and any required waiting period under the HSR Act (including any extensions thereof obtained by request or other action of any governmental authority) applicable to the Target Acquisition shall have expired or been earlier terminated transactions; and (2) the United States Bankruptcy Court for the District of Massachusetts shall have entered an order authorizing, among other things, the sale of the Purchased Assets to the Purchaser and the assignment of the Assigned Leases and Assumed Contracts to Purchaser, in accordance with (and as such terms are defined in) the Target Purchase Agreement, and pursuant to, among others, sections 105, 363, 365 and 1146(c) of the Bankruptcy Code, and such order shall be satisfactory in form and substance to each of the Lenders.

                           (iv) There shall have been no material changes in the
                  terms of the Target Acquisition from the terms as reflected in the definitive Target Acquisition Documents previously delivered to the Lenders prior to the Effective Date, unless such changes shall have been approved by all of the Lenders.

                           (v) Since December 31, 1999, in the sole judgment of
                  the Co-Lead Arrangers, there has been no change in the assets, properties, condition, business, prospects or affairs of Filene's Basement Corp. and its Subsidiaries taken as a

                                                                    Exhibit 10.1

                  whole, or their properties and assets considered as an entirety, except for changes solely in the ordinary course of business, none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

                           (vi) Contemporaneously with the Closing Date, the
                  Borrower shall have capitalized the Purchaser with equity of at least $5,000,000, and cash loans or advances of at least $30,000,000, which loans or advances represent proceeds of the initial Borrowing hereunder. The Purchaser shall have used such loans or advances to retire the DIP Facility and any other outstanding loans or debt securities of the Sellers which are assumed by the Purchaser pursuant to the Target Acquisition Documents. All loans or advances by the Borrower to the Purchaser shall be evidenced by an intercompany demand note, satisfactory in form and substance to the Lenders, which is pledged by the Borrower pursuant to the Pledge Agreement.

                           (vii) Contemporaneously with the Closing Date, the
                  Borrower shall have made arrangements, satisfactory to the Administrative Agent, for (A) the immediate termination of the DIP Facility (as defined in the Target Purchase Agreement), payment or prepayment of all borrowings and other accrued obligations thereunder, discharge or transfer to the Collateral Agent of all collateral security for the DIP Facility, and the replacement or support of any letters of credit issued thereunder by Letters of Credit issued hereunder; and (B) the payment or prepayment of all other borrowings and debt securities of the Sellers which are assumed by the Purchaser pursuant to the Target Acquisition Documents, and all accrued obligations thereunder.

                           (viii) The Administrative Agent shall have received,
                  in sufficient quantity for the Administrative Agent and the Lenders, a copy of the order entered by the United States Bankruptcy Court, District of Massachusetts, Eastern Division, including any amendments thereto or supplemental orders, approving the transactions contemplated by the Target Purchase Agreement; and such order and any such amendments or supplements shall be final and nonappealable and otherwise shall be satisfactory in form and substance to the Lenders, in their sole discretion.

                  (p) NO MATERIAL ADVERSE EFFECT. Since the end of the Borrower's fiscal quarter ended on or nearest to October 31, 1999, in the sole judgment of the Co-Lead Arrangers, there has been no change in the assets, properties, condition, business, prospects or affairs of the Borrower and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes solely in the ordinary course of business, and changes incident to the acquisition of Gramex Retail Stores, Inc. in November 1999, none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

                  (q) NO MATERIAL ADVERSE CHANGE IN LOAN SYNDICATION OR CAPITAL MARKETS. During the period from February 28, 2000 to the Closing Date, there shall not

                                                                    Exhibit 10.1

         have occurred a material disruption or material adverse change in financial, banking, loan syndication or capital market conditions generally or in the market for new issuance of high yield securities or syndicated leveraged loans which, in the sole judgment of the Co-Lead Arrangers, could be expected to materially adversely affect the syndication of portions or all of the Total General Revolving Commitment to additional Lenders.

                  (r) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Administrative Agent and the Lenders and the Administrative Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel or any Lender may reasonably request.

         6.2. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS. The obligations of the Lenders to make each Loan and/or of a Letter of Credit Issuer to issue each Letter of Credit is subject, at the time thereof, to the satisfaction of the following conditions:

                  (a) NOTICE OF BORROWING, ETC. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of section
         2.3 with respect to the incurrence of Loans or a Letter of Credit Request meeting the requirement of section 3.2 with respect to the issuance of a Letter of Credit.

                  (b) NO DEFAULT; REPRESENTATIONS AND WARRANTIES. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all of the applicable conditions specified in section 6.1 and/or 6.2, as the case may be, exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in this section 6, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders, and the Administrative Agent will promptly distribute to the Lenders their respective Notes and the copies of such other certificates, legal opinions and documents.

                                                                    Exhibit 10.1

         SECTION 7. REPRESENTATIONS AND WARRANTIES.

         In order to induce the Lenders to enter into this Agreement and to make the Loans, and/or to issue and/or to participate in the Letters of Credit provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and each Credit Event:

         7.1. CORPORATE STATUS, ETC. Each of the Borrower and its Subsidiaries
(i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect.

         7.2. SUBSIDIARIES. Annex II hereto lists, as of the date hereof, each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein).

         7.3. CORPORATE POWER AND AUTHORITY, ETC. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is party. Each Credit Party has duly executed and delivered each Credit Document to which it is party and each Credit Document to which it is party constitutes the legal, valid and binding agreement or obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

         7.4. NO VIOLATION. Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to such Credit Party or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than the Liens created pursuant to the Security Documents) upon any of the property or assets of such Credit Party pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other material agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, code of regulations or by-laws, or other charter documents of such Credit Party.

         7.5. GOVERNMENTAL APPROVALS. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or

                                                                    Exhibit 10.1

domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required as a condition to (i) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which any Credit Party is a party, EXCEPT for (1) the filing and recording of financing statements and other documents necessary in order to perfect the Liens created by the Security Documents; (2) the filing of required information under and the expiration of any applicable waiting periods provided under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, incident to the completion of the Target Acquisition; and (3) filings with and and any orders to be issued by the Bankruptcy Court for the Eastern District of Massachusetts incident to the completion of the Target Acquisition (all of which have been made and obtained and are in full force and effect).

         7.6. LITIGATION. There are no actions, suits or proceedings pending or, to, the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries (i) that have, or could reasonably be expected to have, a Material Adverse Effect, or (ii) which question the validity or enforceability of any of the Credit Documents, or of any action to be taken by any Credit Party pursuant to any of the Credit Documents to which it is a party.

         7.7. USE OF PROCEEDS; MARGIN REGULATIONS. (a) The proceeds of all Loans shall be utilized (i) to retire the Indebtedness referred to in section 6.1(l) and (m), and (ii) for other lawful purposes not inconsistent with the requirements of this Agreement. No proceeds of any Loans hereunder shall be used to pay or prepay the principal of the Subordinated Bridge Debt or any Subordinated Indebtedness issued to refinance the Subordinated Bridge Debt.

         (b) No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any "arrangement" (as such term is used in section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

         7.8. FINANCIAL STATEMENTS, ETC. (a) The Borrower has furnished to the Lenders and the Administrative Agent complete and correct copies of (i) the audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as of the end of its fiscal years ended on or nearest to January 31, 1999 and January 31, 1998, and the related audited consolidated statements of income, stockholders' equity, and cash flows for the fiscal years then ended, accompanied by the unqualified report thereon of the Borrower's independent accountants; and (ii) the unaudited condensed consolidated balance sheets of the Borrower and its consolidated subsidiaries as of the end of its fiscal quarter ended on or nearest to October 31, 1999, and the related unaudited condensed consolidated statements of income and of cash flows of the Borrower and its consolidated subsidiaries for the fiscal quarter or quarters then ended, as contained in the Form 10-Q Quarterly Report of the Borrower filed with the SEC for such fiscal quarter. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the Borrower and its consolidated subsidiaries as of the respective dates indicated and the consolidated results of their

                                                                    Exhibit 10.1

operations and cash flows for the respective periods indicated, subject in the case of any such financial statements which are unaudited, to normal audit adjustments, none of which will involve a Material Adverse Effect.

         (b) The Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent and the Lenders. The Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and the Borrower, as of the Closing Date, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower's debts; and the Borrower is not entering into the Credit Documents with the intent to hinder, delay or defraud its creditors.

         (c) The Borrower has delivered or caused to be delivered to the Lenders prior to the execution and delivery of this Agreement (i) a copy of the Borrower's Report on Form 10-K as filed (without Exhibits) with the SEC for its fiscal year ended on or nearest to January 31, 1999, which contains a general description of the business and affairs of the Borrower and its Subsidiaries, and (ii) financial projections prepared by management of the Borrower for the Borrower and its Subsidiaries for the fiscal years 2000-2002 which take into account the anticipated completion of the Target Acquisition (the "FINANCIAL PROJECTIONS"). The Financial Projections were prepared on behalf of the Borrower in good faith after taking into account the existing and historical levels of business activity of the Borrower and its Subsidiaries, information obtained by the Borrower with respect to the businesses to be acquired in the Target Acquisition, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Borrower and its Subsidiaries to be pertinent thereto. The Financial Projections were considered by management of the Borrower, as of such date of preparation, to be realistically achievable; PROVIDED, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Borrower's projected consolidated results as set forth in the Financial Projections will actually be realized. No facts are known to the Borrower at the date hereof which, if reflected in the Financial Projections, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

         7.9. NO MATERIAL ADVERSE CHANGE. Since the end of its fiscal year ended on or nearest to January 31, 1999, there has been no change in the condition, business or affairs of the Borrower and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes, none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

         7.10. TAX RETURNS AND PAYMENTS. Each of the Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. The Borrower and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. The Borrower knows of no proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, which,

                                                                    Exhibit 10.1

individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

         7.11. TITLE TO PROPERTIES, ETC. The Borrower and each of its Subsidiaries has good and marketable title, in the case of real property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Liens permitted by section 9.3. The interests of the Borrower and each of its Subsidiaries in the properties reflected in the most recent balance sheet referred to in section 7.8, taken as a whole, were sufficient, in the judgment of the Borrower, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Borrower and such Subsidiaries.

         7.12. LAWFUL OPERATIONS, ETC. The Borrower and each of its Subsidiaries
(i) holds all necessary federal, state and local governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business, and (ii) is in full compliance with all material requirements imposed by law, regulation or rule, whether federal, state or local, which are applicable to it, its operations, or its properties and assets, including without limitation, applicable requirements of Environmental Laws, EXCEPT for any failure to obtain and maintain in effect, or noncompliance, which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         7.13. ENVIRONMENTAL MATTERS. (a) The Borrower and each of its Subsidiaries is in compliance with all Environmental Laws governing its business, EXCEPT to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, EXCEPT for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or which would affect the ability of the Borrower or such Subsidiary to operate any real property and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, EXCEPT in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of the Borrower, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Borrower or any of its Subsidiaries or on any property adjacent to any such Real Property, which are known by the Borrower or as to which the Borrower or any such Subsidiary has received written notice, that could reasonably be expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries, or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real

                                                                    Exhibit 10.1

Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

         (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of its Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.

         7.14. COMPLIANCE WITH ERISA. Compliance by the Borrower with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or section 4975 of the Code. The Borrower and each of its Subsidiaries, (i) has fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (ii) has satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, and (iv) has not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or Reportable Event will or could result in the termination of such Plan, Multiemployer Plan or Multiple Employer Plan and give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof. Neither the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Lenders in writing.

         7.15. INTELLECTUAL PROPERTY, ETC. The Borrower and each of its Subsidiaries has obtained or has the right to use all material patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, EXCEPT for such patents, trademarks, servicemarks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts, which in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

         7.16. INVESTMENT COMPANY ACT, ETC. Neither the Borrower nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, the Federal Power Act, as amended, the Public Utility Holding Company Act of 1935, as amended, or any applicable state public utility law.

         7.17. BURDENSOME CONTRACTS; LABOR RELATIONS. Neither the Borrower nor any of its Subsidiaries (i) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order, (ii) is a party to any labor dispute affecting any bargaining unit or other group of employees generally,
(iii) is subject to any material strike, slow down, workout or other concerted interruptions of operations by employees of the Borrower or any Subsidiary,

                                                                    Exhibit 10.1

whether or not relating to any labor contracts, (iv) is subject to any significant pending or, to the knowledge of the Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board, and (v) is subject to any significant pending or, to the knowledge of the Borrower, threatened, grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement, (vi) is subject to any significant pending or, to the knowledge of the Borrower, threatened, significant strike, labor dispute, slowdown or stoppage, or (vii) is, to the knowledge of the Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of the Borrower or any of its Subsidiaries, EXCEPT (with respect to any matter specified in any of the above clauses), for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         7.18. EXISTING INDEBTEDNESS. Annex III sets forth a true and complete list, as of the date or dates set forth therein, of all Indebtedness of the Borrower and each of its Subsidiaries, on a consolidated basis, which (i) has an outstanding principal amount of at least $250,000, or may be incurred pursuant to existing commitments or lines of credit, or (ii) is secured by any Lien on any property of the Borrower or any Subsidiary, and which will be outstanding on the Closing Date after giving effect to the initial Borrowing hereunder, other than the Indebtedness created under the Credit Documents (all such Indebtedness, whether or not in a principal amount meeting such threshold and required to be so listed on Annex III, herein the "EXISTING INDEBTEDNESS"). As and to the extent the Administrative Agent has so requested, the Borrower has provided to the Administrative Agent prior to the date of execution hereof true and complete copies (or summary descriptions) of all agreements and instruments governing the Indebtedness listed on Annex III (the "EXISTING INDEBTEDNESS AGREEMENTS").

         7.19. YEAR 2000 COMPUTER MATTERS. (a) During 1999 and prior thereto, the Borrower and its Subsidiaries reviewed the areas within their business and operations which could have been adversely affected by the "Year 2000 Computer Issue" (that is, the risk that computer applications used by the Borrower and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
1999). Based on such review, the activities completed by the Borrower and its Subsidiaries as a consequence of such review and the Borrower's analysis and planning relative thereto, and events subsequent to December 31, 1999 involving the Borrower and its Subsidiaries, the Borrower reasonably believes that the "Year 2000 Computer Issue" has not had, and is not reasonably likely to have, a Material Adverse Effect, and that all computer applications used by the Borrower and its Subsidiaries can properly recognize and perform date-sensitive functions involving certain dates prior to and any date on or after December 31, 1999 (i.e, "ARE Y2K COMPLIANT").

         (b) The Borrower has undertaken a "due diligence" examination and analysis of the computer operations and computer hardware and software employed in the conduct of the business operations to be acquired in the Target Acquisition, including, without limitation, an examination of (i) the Year 2000 Computer Issue, insofar as such computer operations and computer hardware and software are concerned, and (ii) the compatibility of such computer operations and computer hardware and software with those of the Borrower and its Subsidiaries, including changes and additional equipment and/or software necessary to fully integrate such computer operations and computer hardware and software with those of the Borrower and its

                                                                    Exhibit 10.1

Subsidiaries. Based on such examination and analysis, the Borrower reasonably believes that the computer operations and computer hardware and software employed in the conduct of the business operations to be acquired in the Target Acquisition are Y2K compliant and that such computer operations and computer hardware and software can be fully integrated with those of the Borrower and its Subsidiaries in an expeditious manner and without Material Adverse Effect.

         7.20. SECURITY INTERESTS. Once executed and delivered, and until terminated in accordance with the terms thereof, each of the Security Documents creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto from time to time, in favor of the Collateral Agent for the benefit of the Secured Creditors referred to in the Security Documents, superior to and prior to the rights of all third persons and subject to no other Liens, EXCEPT that the Collateral under the Security Documents may be subject to Permitted Liens. No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made, or for which satisfactory arrangements have been made, upon or prior to the execution and delivery thereof. All recording, stamp, intangible or other similar taxes required to be paid by any person under applicable legal requirements or other laws applicable to the property encumbered by the Security Documents in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement thereof have been paid.

         7.21. TARGET ACQUISITION DOCUMENTS, ETC. The Borrower has delivered to the Administrative Agent and the Lenders prior to the Effective Date true, correct and complete copies of all of the Target Acquisition Documents. The Target Acquisition Documents constitute all of the agreements, disclosure schedules, side letters and other documents relating to the acquisition by the Borrower of the businesses and assets described in the Target Purchase Agreement (the "TARGET ACQUISITION") and any related arrangements between the Borrower or any of its Subsidiaries and any of such stockholders or any executive or other officers of the Sellers or any of their Subsidiaries. Each Target Acquisition Document which has been executed and delivered as the Effective Date is, and each Target Acquisition Document which is executed and delivered at the time of the consummation of the Target Acquisition will be at such time, the legal, valid and binding agreement or obligation of each party thereto, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law). At and as of the Closing Date, (i) to the best of the Borrower's knowledge, all of the representations and warranties contained in the Target Acquisition Documents or made in any other certificate or other document delivered in connection therewith will be true and correct in all material respects, (ii) all of the terms, covenants, agreements and conditions contained therein required to be performed or complied with at or prior to such time will have been duly performed or complied with in all material respects, (iii) all material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required to be obtained, given, filed or taken by any party to any of the Target Acquisition Documents or any of its Subsidiaries in order to make or consummate each component of the transactions contemplated thereby will have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto will have been obtained) except for filings, consents or notices not required by federal or state

                                                                    Exhibit 10.1

securities laws to be made at such time, which filings, consents or notices have been or will be made during the period in which they are required to be made, and (iv) each component of such transactions shall have been consummated in accordance, in all material respects, with the applicable Target Acquisition Documents and in compliance, in all material respects, with all applicable laws.

         7.22. SUBORDINATED BRIDGE DEBT DOCUMENTS, ETC. (a) The Borrower has delivered to the Administrative Agent and the Lenders prior to the Effective Date true, correct and complete copies of all of the Subordinated Bridge Debt Documents. The Subordinated Bridge Debt Documents constitute all of the agreements, disclosure schedules, side letters and other documents relating to the incurrence by the Borrower of the Subordinated Bridge Debt. Each Subordinated Bridge Debt Document which has been executed and delivered at or prior to the Closing Date is the legal, valid and binding agreement or obligation of each party thereto, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law). At and as of the Closing Date, (i) to the best of the Borrower's knowledge, all of the representations and warranties contained in the Subordinated Bridge Debt Documents or made in any other certificate or other document delivered in connection therewith will be true and correct in all material respects, (ii) all of the terms, covenants, agreements and conditions contained therein required to be performed or complied with at or prior to such time will have been duly performed or complied with in all material respects, (iii) all material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required to be obtained, given, filed or taken by any party to any of the Subordinated Bridge Debt Documents or any of its Subsidiaries in order to make or consummate each component of the transactions contemplated thereby will have been obtained, given, filed or taken and are or will be in full force and effect, except for filings, consents or notices not required by federal or state securities laws to be made at such time, which filings, consents or notices have been or will be made during the period in which they are required to be made, and (iv) each component of such transactions shall have been consummated in accordance, in all material respects, with the applicable Subordinated Bridge Debt Documents and in compliance, in all material respects, with all applicable laws.

         (b) If the Subordinated Bridge Debt is refinanced with a Subordinated Bridge Debt Refinancing as permitted by section 9.4(d) and 9.13, then:

                  (i) The Borrower shall have delivered to the Administrative Agent and the Lenders within five Business Days following the closing of the refinancing, true, correct and complete copies of all of the Subordinated Bridge Debt Refinancing Documents. The Subordinated Bridge Debt Documents will constitute all of the agreements, disclosure schedules, side letters and other documents relating to the incurrence by the Borrower of the Subordinated Bridge Debt Refinancing.

                  (ii) Each Subordinated Bridge Debt Refinancing Document which has been executed and delivered at or prior to the time of the refinancing shall be the legal, valid and binding agreement or obligation of each party thereto, enforceable in accordance

                                                                    Exhibit 10.1

         with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

                  (iii) At and as of the closing of the refinancing, (A) to the best of the Borrower's knowledge, all of the representations and warranties contained in the Subordinated Bridge Debt Refinancing Documents or made in any other certificate or other document delivered in connection therewith will be true and correct in all material respects, (B) all of the terms, covenants, agreements and conditions contained therein required to be performed or complied with at or prior to such time will have been duly performed or complied with in all material respects, (C) all material consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required to be obtained, given, filed or taken by any party to any of the Subordinated Bridge Debt Refinancing Documents or any of its Subsidiaries in order to make or consummate each component of the transactions contemplated thereby will have been obtained, given, filed or taken and are or will be in full force and effect, except for filings, consents or notices not required by federal or state securities laws to be made at such time, which filings, consents or notices have been or will be made during the period in which they are required to be made, and (D) each component of such transactions shall have been consummated in accordance, in all material respects, with the applicable Subordinated Bridge Debt Refinancing Documents and in compliance, in all material respects, with all applicable laws.

         7.23. SENIOR DEBT. The Obligations constitute "Senior Debt", as defined in the Senior Subordinated Convertible Loan Agreement, dated as of March 15, 2000, relating to the Subordinated Bridge Debt; such Senior Subordinated Convertible Loan Agreement is one of the Subordinated Bridge Documents; and the Loans and other Obligations rank senior in right of payment to the Subordinated Bridge Debt, as provided in the subordination provisions of such Senior Subordinated Convertible Loan Agreement.

         7.24. TRUE AND COMPLETE DISCLOSURE. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in section 7.8), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such person in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by management of the Borrower is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected

                                                                    Exhibit 10.1

results. As of the Effective Date, there is no fact known to the Borrower or any of its Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which has not theretofore been disclosed in writing to the Lenders.

         SECTION 8. AFFIRMATIVE COVENANTS.

         The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until such time as the Total Commitment has been terminated, no Notes are outstanding and the Loans, together with interest, Fees and all other Obligations hereunder, have been paid in full:

         8.1. REPORTING REQUIREMENTS. The Borrower will furnish to each Lender and the Administrative Agent:

                  (a) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, of stockholder's equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

                  (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 45 days after the close of each of the quarterly accounting periods in each fiscal year of the Borrower, the unaudited condensed consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited condensed consolidated and consolidating statements of income and of cash flows for such quarterly period, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and which consolidated financial statements shall be certified on behalf of the Borrower by the Chief Financial Officer or other Authorized Officer of the Borrower, subject to changes resulting from normal year-end audit adjustments.

                                                                    Exhibit 10.1

                  (c) OFFICER'S COMPLIANCE CERTIFICATES. At the time of the delivery of the financial statements provided for in sections 8.1(a) and (b), a certificate on behalf of the Borrower of the Chief Financial Officer or other Authorized Officer of the Borrower to the effect that, to the best knowledge of the Borrower, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish compliance with the provisions of sections 9.4(c), 9.5(p), and 9.6 through 9.11, inclusive of this Agreement, including an identification of the amounts of any financial items of persons or business units acquired by the Borrower for any periods prior to the date of acquisition which are used in making such calculations.

                  (d) ANNUAL BUDGETS AND FORECASTS. Not later than 45 days after the commencement of the first fiscal quarter in any fiscal year of the Borrower and its Subsidiaries, a consolidated budget in reasonable detail for such entire fiscal year, and (if and to the extent prepared by management of the Borrower) for any subsequent fiscal years, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby, and the principal assumptions upon which forecasts and budget are based.

                  (e) AUDITORS' INTERNAL CONTROL COMMENT LETTERS, ETC. Promptly upon receipt thereof, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Borrower and/or any of its Subsidiaries, which is submitted to the Borrower by its independent accountants in connection with any annual or interim audit made by them of the books of the Borrower or any of its Subsidiaries.

                  (f) NOTICE OF DEFAULT OR LITIGATION. Promptly, and in any event within three Business Days, in the case of clause (i) below, or five Business Days, in the case of clause (ii) below, after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of

                           (i) the occurrence of any event which constitutes a
                  Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, and

                           (ii) any litigation or governmental or regulatory
                  investigation or proceeding pending against or involving the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Borrower to perform its obligations hereunder or under any other Credit Document.

                  (g) ERISA. Promptly, and in any event within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate on behalf of the Borrower of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such

                                                                    Exhibit 10.1

         ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:

                           (i) that a Reportable Event has occurred with respect
                  to any Plan;

                           (ii) the institution of any steps by the Borrower,
                  any ERISA Affiliate, the PBGC or any other person to terminate any Plan;

                           (iii) the institution of any steps by the Borrower or
                  any ERISA Affiliate to withdraw from any Plan;

                           (iv) the institution of any steps by the Borrower or
                  any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $1,000,000;

                           (v) a non-exempt "prohibited transaction" within the
                  meaning of section 406 of ERISA in connection with any Plan;

                           (vi) that a Plan has an Unfunded Current Liability
                  exceeding $1,000,000;

                           (vii) any material increase in the contingent
                  liability of the Borrower or any Subsidiary with respect to any post-retirement welfare liability; or

                           (viii) the taking of any action by, or the
                  threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

                  (h) ENVIRONMENTAL MATTERS. Promptly upon, and in any event within 10 Business Days after, an officer of the Borrower obtains actual knowledge thereof, notice of any of the following environmental matters which involves any reasonable likelihood (in the Borrower's reasonable judgment) of resulting in a Material Adverse Effect: (i) any pending or threatened (in writing) Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Borrower or any of its Subsidiaries that (A) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and
         (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower

                                                                    Exhibit 10.1

         or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim and the Borrower's or such Subsidiary's response thereto.

                  (i) SEC REPORTS AND REGISTRATION STATEMENTS. Promptly upon transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and annual, quarterly or current reports that the Borrower or any of its Subsidiaries files with the SEC.

                  (j) DOCUMENTS AND REPORTS, ETC., RELATING TO THE SUBORDINATED BRIDGE DEBT OR ANY SUBORDINATED BRIDGE DEBT REFINANCING. Promptly upon execution and delivery or transmission or receipt thereof, copies of
         (1) any new Subordinated Bridge Documents or Subordinated Debt Refinancing Documents, and any amendments or modifications of previously delivered Subordinated Bridge Debt Documents or Subordinated Debt Refinancing Documents, (2) any notices of "default", "event of default" or breach (or any notices of similar intent or effect) given or received under any Subordinated Bridge Debt Document or Subordinated Bridge Debt Refinancing Document, and (3) all financial reports and calculations given by the Borrower under any Subordinated Bridge Debt Document or Subordinated Bridge Debt Refinancing Document (to the extent not duplicative of financial reporting hereunder).

                  (k) OTHER INFORMATION. With reasonable promptness, such other information or documents (financial or otherwise) relating to the Borrower or any of its Subsidiaries as any Lender may reasonably request from time to time.

         8.2. BOOKS, RECORDS AND INSPECTIONS. The Borrower will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower or such Subsidiaries, as the case may be, in accordance with GAAP, in the case of the Borrower, or which are reconcilable to a GAAP presentation, in the case of any Subsidiary; and (ii) permit, upon at least five Business Days' notice to the Chief Financial Officer or any other Authorized Officer of the Borrower, officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession (but only to the extent the Borrower or such Subsidiary has the right to do so to the extent in the possession of another person), and to examine (and make copies of or take extracts from) the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders may request.

         8.3. INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrower and its Subsidiaries at the date hereof, and (ii) forthwith upon any Lender's written request, furnish to

                                                                    Exhibit 10.1

such Lender such information about such insurance as such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by an Authorized Officer of the Borrower.

         8.4. PAYMENT OF TAXES AND CLAIMS. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; PROVIDED that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP; and PROVIDED, FURTHER, that the Borrower will not be considered to be in default of any of the provisions of this sentence if the Borrower or any Subsidiary fails to pay any such amount which, individually or in the aggregate, is immaterial to the Borrower and its Subsidiaries considered as an entirety.

         8.5. CORPORATE FRANCHISES. The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate or other organizational existence, rights, authority and franchises, PROVIDED that nothing in this section 8.5 shall be deemed to prohibit (i) any transaction permitted by section 9.2; (ii) the termination of existence of any Subsidiary if (A) the Borrower determines that such termination is in its best interest and (B) such termination is not adverse in any material respect to the Lenders; or (iii) the loss of any rights, authorities or franchises if the loss thereof, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         8.6. GOOD REPAIR. The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements, thereto, to the extent and in the manner customary for companies in similar businesses.

         8.7. COMPLIANCE WITH STATUTES, ETC. The Borrower will, and will cause each of its Subsidiaries to, comply, in all material respects, with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those (i) being contested in good faith by appropriate proceedings, as to which adequate reserves are established to the extent required under GAAP, and (ii) the noncompliance with which would not have, and which would not be reasonably expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Borrower to perform its obligations under any Credit Document.

         8.8. COMPLIANCE WITH ENVIRONMENTAL LAWS. Without limitation of the covenants contained in section 8.7 hereof:

                                                                    Exhibit 10.1

                  (a) The Borrower will, and will cause each of its Subsidiaries to, (i) comply, in all material respects, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, and promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except for such noncompliance as would not have, and which would not be reasonably expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Borrower to perform its obligations under any Credit Document; and (ii) keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws which are not permitted under section 9.3.

                  (b) Without limitation of the foregoing, if the Borrower or any of its Subsidiaries shall generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, any such action shall be effected only in the ordinary course of business and in any event in compliance, in all material respects, with all Environmental Laws applicable thereto, except for such noncompliance as would not have, and which would not be reasonably expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Borrower to perform its obligations under any Credit Document.

                  (c) If required to do so under any applicable order of any governmental agency, the Borrower will undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all governmental authorities, except (i) to the extent that the Borrower or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP, or (ii) for such noncompliance as would not have, and which would not be reasonably expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Borrower to perform its obligations under any Credit Document.

         8.9. FISCAL YEARS, FISCAL QUARTERS. The Borrower will, for consolidated financial reporting purposes, continue to use the Saturday ending on or nearest to January 31 as the end of its fiscal year and the dates determined in accordance with the National Retail Federation's 4-5-4 Suggested Retail Calendar as the end of its first three fiscal quarters, subject to any changes in such fiscal year or fiscal quarters made as provided below. If the Borrower shall change (x) its fiscal year or fiscal quarters, or (y) any of its Subsidiaries' fiscal years or fiscal quarters (other than the fiscal year or fiscal quarters of a person which becomes a Subsidiary, made at the time such person becomes a Subsidiary, to conform to the Borrower's fiscal year and fiscal quarters or to conform to the fiscal year or fiscal quarters which the Borrower generally utilizes for its Subsidiaries), the Borrower will promptly, and in any event within 30 days following any such change, deliver a notice to the Administrative Agent and the Lenders describing such change and

                                                                    Exhibit 10.1

any material accounting entries made in connection therewith and stating whether such change will have any impact upon any financial computations to be made hereunder, and if any such impact is foreseen, describing in reasonable detail the nature and extent of such impact. If the Required Lenders determine that any such change will have any impact upon any financial computations to be made hereunder which is adverse to the Lenders, the Borrower will, if so requested by the Administrative Agent, enter into an amendment to this Agreement, in form and substance satisfactory to the Administrative Agent and the Required Lenders, modifying any of the financial covenants or related provisions hereof in such manner as the Required Lenders determine is necessary to eliminate such adverse effect.

         8.10. HEDGE AGREEMENTS, ETC. (a) In the event the Borrower or any of its Subsidiaries determines to enter into a Hedge Agreement it may do so, PROVIDED that (i) the purpose of such Hedge Agreement is to provide protection to the Borrower or any such Subsidiary from fluctuations and other changes in interest rates and currency exchange rates, as and to the extent considered reasonably necessary by the Borrower, but without exposing the Borrower or its Subsidiaries to predominantly speculative risks unrelated to the amount of assets, Indebtedness or other liabilities intended to be subject to coverage on a notional basis under all such Hedge Agreements; and (ii) in the case of any Hedge Agreement entered into after the Effective Date, only if the proposed form thereof (including any proposed pricing or other material terms) has been provided to the Administrative Agent contemporaneously with the entry into such Hedge Agreement.

         (b) Without limitation of the foregoing, the Borrower will obtain within 90 days following the Closing Date, and thereafter maintain in effect, a Hedge Agreement, in form and substance satisfactory to the Co-Lead Arrangers, with a notional amount of at least $75,000,000, protecting the Borrower against such changes in interest rates as can be obtained at reasonable cost in light of prevailing market conditions.

         8.11. CERTAIN SUBSIDIARIES TO JOIN IN SUBSIDIARY GUARANTY. (a) In the event that at any time after the Closing Date

                  (x) the Borrower has any Subsidiary (other than a Foreign Subsidiary as to which section 8.11(b) applies) which is not a party to the Subsidiary Guaranty, or

                  (y) an Event of Default shall have occurred and be continuing and the Borrower has any Subsidiary which is not a party to the Subsidiary Guaranty,

the Borrower will notify the Administrative Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Administrative Agent and the Lenders under this section. The Borrower will, within 30 days following request therefor from the Administrative Agent (who may give such request on its own initiative or upon request by the Required Lenders), cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a joinder supplement, satisfactory in form and substance to the Administrative Agent and the Required Lenders, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, and (ii) if such Subsidiary is a corporation, resolutions of the Board of Directors of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary as duly

                                                                    Exhibit 10.1

adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement, or if such Subsidiary is not a corporation, such other evidence of the authority of such Subsidiary to execute such joinder supplement as the Administrative Agent may reasonably request.

         (b) Notwithstanding the foregoing provisions of this section 8.11 or the provisions of section 8.12 hereof, the Borrower shall not, unless an Event of Default shall have occurred and be continuing, be required to pledge (or cause to be pledged) more than 65% of the stock or other equity interests in any first tier Foreign Subsidiary, or any of the stock or other equity interests in any other Foreign Subsidiary, or to cause a Foreign Subsidiary to join in the Subsidiary Guaranty or to become a party to the Security Agreement or any other Security Document, if (i) to do so would subject the Borrower to liability for additional United States income taxes by virtue of section 956 of the Code in an amount the Borrower considers material, and (ii) the Borrower provides the Administrative Agent with documentation, including computations prepared by the Borrower's internal tax officer, its independent accountants or tax counsel, reasonably acceptable to the Required Lenders, in support thereof.

         8.12. ADDITIONAL FILENE'S RELATED SECURITY; FURTHER ASSURANCES. (a) In the event that at any time after the Closing Date the Borrower or any of its Subsidiaries owns or holds an interest in any Real Property, assets, stock, securities or any other property or interest, located within or outside of the United States or arising out of business conducted from any location within or outside the United States, which is:

                  (1) a part of or directly related to the consummation or future operation of the Target Acquisition (including, without limitation, shares of stock, evidences of debt, after acquired property and expansions of operations involving opening or re-opening additional stores utilizing the "Filene's Basement" or "Aisle 3" format);

                  (2) not at the time included in the Collateral; and

                  (3) not subject to a Permitted Lien securing Indebtedness

 (all of the foregoing, "UNCOLLATERALIZED FILENE PROPERTY"), THEN the Borrower will promptly, and in any event within five Business Days following the occurrence of such event, notify the Administrative Agent in writing of such event, identifying the Uncollateralized Filene Property in question and referring specifically to the rights of the Administrative Agent and the Lenders under this section 8.12; PROVIDED that notwithstanding the foregoing, the Borrower need not notify the Administrative Agent under this section 8.12(a) of any leasehold interest which is acquired or held by the Borrower or any Subsidiary unless the same involves a nominal or bargain purchase price option.

         (b) The Borrower will, or will cause an applicable Subsidiary to, within 30 days following request by the Collateral Agent (who may make such request on its own initiative or upon instructions from the Required Lenders), grant the Collateral Agent for the benefit of the Secured Creditors (as defined in the Security Documents) security interests and mortgages or deeds of trust, pursuant to new documentation (each an "ADDITIONAL SECURITY DOCUMENT") or joinder in any existing Security Document to which it is not already a party, in all of the

                                                                    Exhibit 10.1

Uncollateralized Filene Property as to which the Administrative Agent has notified the Borrower that the same is required to be included in the Collateral, SUBJECT to obtaining any required consents from third parties (including third party lessors and co-venturers) necessary to be obtained for the granting of a Lien on any particular Uncollateralized Filene Property (with the Borrower hereby agreeing to use, and to cause its Subsidiaries to use, reasonable best efforts to obtain such consents), and ALSO SUBJECT to the provisions of section 8.11(b).

         (c) Each Additional Security Document (i) shall consist of documentation reasonably satisfactory in form and substance to the Administrative Agent, which documentation shall in the case of Real Property owned in fee be accompanied by such Phase I environmental reports or assessments, a mortgage policy of title insurance (subject to a standard survey exception), and other supporting documentation requested by and reasonably satisfactory in form and substance to the Administrative Agent; and (ii) shall constitute a valid and enforceable perfected Lien upon the interests or properties so included in the Collateral, superior to and prior to the rights of all third persons and subject to no other Liens except those permitted by section 9.3 or otherwise agreed by the Administrative Agent at the time of perfection thereof and (in the case of Real Property or interests therein) such other encumbrances as may be set forth in the mortgage policy, if any, relating to such Additional Security Document which shall be delivered to the Collateral Agent together with such Additional Security Document and which shall be satisfactory in form and substance to the Collateral Agent and the Administrative Agent. Notwithstanding the foregoing, no leasehold Mortgage or any related title insurance or surveys, shall be required for any leasehold properties (unless the lessee has a nominal or bargain purchase option).

         (d) The Borrower, at its sole cost and expense, will cause each Additional Security Document or instruments related thereto to be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens created thereby required to be granted pursuant to the Additional Security Document, and will pay or cause to be paid in full all taxes, fees and other charges payable in connection therewith. Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of local counsel, appraisals, title insurance, environmental assessments, and (to the extent obtainable by the Borrower on a best efforts basis) consents of landlords, lien waivers from landlords or mortgagees and other related documents as may be reasonably requested by the Collateral Agent in connection with the execution, delivery and recording of any Additional Security Document, all of which documents shall be in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent.

         (e) The Borrower will, and will cause each of its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such conveyances, financing statements, transfer endorsements, powers of attorney, certificates, and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. If at any time the Collateral Agent determines, based on applicable law, that all applicable taxes (including, without limitation, mortgage recording taxes or similar charges) were not paid in connection with the recordation of any mortgage or deed of trust, the Borrower shall promptly pay the same upon demand.

                                                                    Exhibit 10.1

         (f) The Borrower will if requested by any Lender at any time, in order to meet any legal requirement applicable to such Lender, provide to the Collateral Agent and the Lenders, at the sole cost and expense of the Borrower, appraisals and other supporting documentation relating to any Closing Date Mortgage or any mortgage or deed of trust delivered as an Additional Security Document hereunder, as specified by any Lender, meeting the appraisal and other documentation requirements of the Real Estate Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, or any other legal requirements applicable to any Lender, which in the case of any such appraisal shall be prepared by one or more valuation firms of national standing, acceptable to the Required Lenders, utilizing appraisal standards satisfying such Amendments, Act or other legal requirements.

         (g) Notwithstanding the foregoing provisions of this section 8.12, in the event the Administrative Agent notifies the Borrower that the Required Lenders have determined on the basis of an environmental report or assessment delivered by the Borrower pursuant to the provisions of section 8.12(c) that an Additional Security Document encumbering any particular Real Property should not be delivered under this section 8.12, the Borrower shall be relieved of its obligation in this section 8.12 to deliver or cause to be delivered an Additional Security Document in the form of a mortgage, deed of trust or similar instrument covering such Real Property, SUBJECT to any later determination by the Required Lenders notified to the Borrower by the Administrative Agent that an Additional Security Document in the form of a mortgage, deed of trust or similar instrument covering such Real Property should be executed and delivered hereunder.

         (h) As promptly as practicable after the date (i) any Credit Party has any Collateral located in a jurisdiction as to which the Administrative Agent shall not previously have received a lien search report listing all effective UCC financing statements and other Liens filed against such Credit Party in such jurisdiction and containing copies of all such effective UCC financing statements and other Lien documents, (ii) any person first becomes a Credit Party, or (iii) any UCC financing statement or Security Document is filed against any Credit Party to perfect security interests granted pursuant to the Security Agreement or any other Security Document, the Borrower will, at its expense, cause to be delivered to the Administrative Agent and the Lenders search reports listing all effective UCC financing statements and other Lien documents filed against such person or Credit Party in each applicable jurisdiction and containing copies of all such effective UCC financing statements and other Lien documents. In addition, whenever requested by the Administrative Agent, but not more frequently than once in any 12-month period, the Borrower will promptly provide the Administrative Agent and the Lenders with such new or updated title, lien, judgment, patent, trademark and UCC financing statement searches or reports as to the Borrower or any of its Subsidiaries, or any Collateral of any Credit Party, as the Administrative Agent may specify to the Borrower in its request.

         (i) The Collateral Agent is authorized, without the consent of any of the Lenders, to (i) enter into any modification of any Security Document which the Collateral Agent reasonably believes is required to conform to the mandatory requirements of local law, or to local customs followed by financial institutions with respect to similar collateral documents involving property located in any particular jurisdiction, (ii) in the case of any Security Document relating to property located in a particular jurisdiction which imposes a tax with respect to such Security Document based on the amount of the obligations secured thereby, expressly limit the amount of

                                                                    Exhibit 10.1

such secured obligations which are secured by such property to such amount as, in the Collateral Agent's good faith judgment, is appropriate so that the amount of such tax is reasonable in light of the estimated value of the property located in such jurisdiction, and/or (iii) designate the amount of title insurance coverage for any title insurance policy provided hereunder in an amount reasonably believed by the Collateral Agent to be representative of the fair value of the property covered thereby.

         (j) The Borrower will provide the Administrative Agent with sufficient copies of each Additional Security Document and any additional supporting documents delivered in connection therewith for distribution of copies thereof to the Lenders, and the Administrative Agent will promptly so distribute such copies.

         8.13. CASUALTY AND CONDEMNATION. (a) The Borrower will promptly (and in any event within 10 days) furnish to the Administrative Agent and the Lenders written notice of any Event of Loss involving any property included in the Collateral which is reasonably believed to be in excess of $500,000.

         (b) If any Event of Loss results in Net Proceeds (whether in the form of insurance proceeds, a condemnation award or otherwise), a portion or all of which is required to be applied as a prepayment of the Loans or to the rebuilding or restoration of any affected property pursuant to section 5.2, the Collateral Agent is authorized to collect such Net Proceeds and, if received by any Credit Party, the Borrower will, or will cause any applicable Credit Party, to pay over such Net Proceeds to the Collateral Agent.

         8.14. LANDLORD/MORTGAGEE WAIVERS; BAILEE LETTERS. If requested to do so by the Administrative Agent (which may give any such request on its own initiative and shall give any such request when so instructed by the Required Lenders), the Borrower will promptly (and in any event within 60 days following any such request) use its best efforts to obtain, and thereafter the Borrower will use its best efforts to maintain in effect, (a) lien waivers from landlords and mortgagees having any interest in any Real Property on which any tangible items of Collateral, having a minimum value as specified by the Administrative Agent in such request, are located, substantially in the form provided by, or otherwise reasonably acceptable to, the Administrative Agent (it being understood that no lien waivers shall be required where the underlying lease or other document itself contains a lien waiver covering inventory and equipment which the Administrative Agent considers adequate), and (b) bailee letters, substantially in the form provided by, or otherwise reasonably acceptable to, the Administrative Agent, from persons unrelated to any of the Credit Parties who are parties to the Security Agreement to whom any tangible items of Collateral having a minimum value as specified by the Administrative Agent in such request, have been delivered for storage, use, consignment or similar purposes.

         8.15. SENIOR DEBT. The Borrower will at all times ensure that (a) the claims of the Lenders in respect of the Obligations of the Borrower will not be subordinate to, and will in all respects at rank prior to, the claims of every senior unsecured creditor of the Borrower, and (b) any Indebtedness subordinated in any manner to the claims of any secured or unsecured creditor of the Borrower will be subordinated in like manner to such claims of the Lenders.

                                                                    Exhibit 10.1

         SECTION 9. NEGATIVE COVENANTS.

         The Borrower hereby covenants and agrees that on the Effective Date and thereafter for so long as this Agreement is in effect and until such time as the Total Commitment has been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder are paid in full:

         9.1. CHANGES IN BUSINESS. Neither the Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Subsidiaries, would be substantially changed from the business of owning and operating retail department stores, specialty stores, and wholesale and e-commerce activities related to the current line of sales and other business engaged in by the Borrower and its Subsidiaries on the date hereof and after taking into account the completion of the Target Acquisition.

         9.2. CONSOLIDATION, MERGER, ACQUISITIONS, ASSET SALES, ETC. The Borrower will not, and will not permit any Subsidiary to, (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any Acquisition, (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, EXCEPT that the following shall be permitted:

                  (a) CERTAIN INTERCOMPANY MERGERS, ETC. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Wholly-Owned Subsidiary with or into the Borrower or another Wholly-Owned Subsidiary, so long as in any merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving or continuing or resulting corporation, (ii) the liquidation or dissolution of any Wholly-Owned Subsidiary of the Borrower, and (iii) the transfer or other disposition of any property by the Borrower to any Wholly-Owned Subsidiary or by any Wholly-Owned Subsidiary to the Borrower or any other Wholly-Owned Subsidiary of the Borrower, shall each be permitted.

                  (b) TARGET ACQUISITION; PERMITTED ACQUISITIONS. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any Subsidiary may make (i) the Target Acquisition; or (ii) any Acquisition which is a Permitted Acquisition, PROVIDED that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied.

                  (c) PERMITTED DISPOSITIONS. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any of its Subsidiaries may (i) sell any property, land or building (including any related receivables or other intangible assets) to any person which is not a Subsidiary of the Borrower, or (ii) sell the entire capital stock (or other equity interests) and Indebtedness of any Subsidiary owned by the Borrower or any other Subsidiary to any person which is not a Subsidiary of the Borrower, or (iii) permit any Subsidiary to be merged or consolidated with a

                                                                    Exhibit 10.1

         person which is not an Affiliate of the Borrower, or (iv) consummate any other Asset Sale with a person who is not a Subsidiary of the Borrower; PROVIDED that:

                           (A) the consideration for such transaction represents
                  fair value (as determined by management of the Borrower), and at least 90% of such consideration consists of cash,

                           (B) the aggregate consideration for all such
                  transactions completed in any fiscal year does not exceed $10,000,000,

                           (C) in the case of any such transaction involving
                  consideration in excess of $1,000,000, at least five Business Days prior to the date of completion of such transaction the Borrower shall have delivered to the Administrative Agent an officer's certificate executed on behalf of the Borrower by an Authorized Officer of the Borrower, which certificate shall contain a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated purchase price or other consideration for such transaction, financial information pertaining to compliance with the preceding clause (A), and which shall (if requested by the Administrative Agent) include a certified copy of the draft or definitive documentation pertaining thereto, and

                           (D) contemporaneously therewith, the Borrower prepays
                  Loans as and to the extent contemplated by section 5.2(e).

                  (d) LEASES. The Borrower or any of its Subsidiaries may enter into leases of property or assets not constituting Acquisitions, PROVIDED such leases are not otherwise in violation of this Agreement.

                  (e) CAPITAL EXPENDITURES: The Borrower and it Subsidiaries shall be permitted to make the Consolidated Capital Expenditures, PROVIDED such Consolidated Capital Expenditures are not otherwise in violation of this Agreement.

                  (f) PERMITTED INVESTMENTS. The Borrower and it Subsidiaries shall be permitted to make the investments permitted pursuant to section 9.5.

         9.3. LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with or without recourse to the Borrower or any of its Subsidiaries, other than for purposes of collection of delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, EXCEPT that the foregoing restrictions shall not apply to:

                  (a) STANDARD PERMITTED LIENS: the Standard Permitted Liens;

                                                                    Exhibit 10.1

                  (b) EXISTING LIENS, ETC.: Liens (i) in existence on the Effective Date which are listed, and the Indebtedness secured thereby and the property subject thereto on the Effective Date described, in Annex IV, or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, PROVIDED that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets; and

                  (c) PURCHASE MONEY LIENS AND LIENS ON ACQUIRED PROPERTIES:
         Liens which

                           (i) are placed upon equipment or machinery or
                  improvements to Real Property (including the associated Real Property) used in the ordinary course of business of the Borrower or any Subsidiary at the time of (or within 180 days after) the acquisition of such equipment or machinery or the completion of such improvements by the Borrower or any such Subsidiary to secure Indebtedness incurred to pay or finance all or a portion of the purchase price or other cost thereof, PROVIDED that the Lien encumbering the equipment or machinery so acquired or the Real Property so improved does not encumber any other asset of the Borrower or any such Subsidiary; or

                           (ii) are existing on property or other assets at the
                  time acquired by the Borrower or any Subsidiary or on assets of a person at the time such person first becomes a Subsidiary of the Borrower; PROVIDED that (A) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or person by the Borrower or any of its Subsidiaries; (B) in the case of any such acquisition of a person, any such Lien attaches only to the property and assets of such person; and (C) in the case of any such acquisition of property or assets by the Borrower or any Subsidiary, any such Lien attaches only to the property and assets so acquired and not to any other property or assets of the Borrower or any Subsidiary;

         PROVIDED that (1) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of the property and assets to which such Lien attaches, determined at the time of the acquisition or improvement of such property or asset or the time at which such person becomes a Subsidiary of the Borrower (except in the circumstances described in clause (ii) above to the extent such Liens constituted customary purchase money Liens at the time of incurrence and were entered into in the ordinary course of business), and (2) the Indebtedness secured thereby is permitted by section 9.4(c).

         9.4. INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Subsidiaries, EXCEPT:

                  (a) CREDIT DOCUMENTS: Indebtedness incurred under this Agreement and the other Credit Documents;

                                                                    Exhibit 10.1

                  (b) EXISTING INDEBTEDNESS: Existing Indebtedness; and any refinancing, extension, renewal or refunding of any such Existing Indebtedness not involving an increase in the principal amount thereof or a reduction of more than 10% in the remaining weighted average life to maturity thereof (computed in accordance with standard financial practice); PROVIDED that any Existing Indebtedness identified in Annex III or referred to in section 6.1 as being intended to be refinanced by Loans incurred hereunder may not be otherwise refinanced;

                  (c) PRIORITY DEBT: in addition to the Indebtedness permitted by section 9.4(b) above, the following Indebtedness (collectively, "PRIORITY DEBT"):

                           (i) Indebtedness consisting of Capital Lease
                  Obligations of the Borrower and its Subsidiaries,

                           (ii) Indebtedness consisting of Synthetic Lease
                  Obligations of the Borrower and its Subsidiaries,

                           (iii) Indebtedness (other than the Obligations and
                  any Designated Hedge Agreements) secured by a Lien on any property of the Borrower or any Subsidiary, and

                           (iv) other Indebtedness of Subsidiaries of the
                  Borrower (exclusive of Indebtedness owed pursuant to any of the Credit Documents, or to the Borrower or a Wholly-Owned Subsidiary of the Borrower);

         PROVIDED that (A) at the time of any incurrence thereof after the date hereof, and after giving effect thereto, the Borrower would be in compliance with sections 9.8, 9.9 and 9.10, and no Event of Default shall have occurred and be continuing or would result therefrom; and
         (B) the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease, or present value, based on the implicit interest rate, in lieu of principal amount, in the case of a Synthetic Lease) of Priority Debt permitted by this clause (c), exclusive of Indebtedness owed pursuant to guarantees by Subsidiaries of the Subordinated Bridge Debt, shall not exceed $20,000,000 aggregate principal amount outstanding at any time;

                  (d) SUBORDINATED BRIDGE DEBT: the following:

                                    (i) the Subordinated Bridge Debt (including
                           the subordinated Subsidiary Guaranties provided for therein), as outstanding on the Closing Date and as subject to the terms of the Subordinated Bridge Debt Documents, as in effect on the Closing Date, with only such subsequent changes and modifications as have been made in accordance with section 9.13 hereof; and

                                     (ii) any refinancing, extension, renewal or
                           refunding of the Subordinated Bridge Debt effected in compliance with section 9.13 hereof;

                                                                    Exhibit 10.1

                  (e) HEDGE AGREEMENTS: Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements; and

                  (f) INTERCOMPANY DEBT: Indebtedness of the Borrower to any of its Subsidiaries, and Indebtedness of any of the Borrower's Subsidiaries to the Borrower or to another Subsidiary of the Borrower, to the extent permitted under section 9.5.

         9.5. ADVANCES, INVESTMENTS, LOANS AND GUARANTY OBLIGATIONS. The Borrower will not, and will not permit any of its Subsidiaries to, (1) lend money or credit or make advances to any person, (2) purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or other investment in, any person, (3) create, acquire or hold any Subsidiary, (4) be or become a party to any joint venture, member of a limited liability company or partner of a partnership, or (5) be or become obligated under any Guaranty Obligations (other than those created in favor of the Lenders pursuant to the Credit Documents), EXCEPT:

                  (a) the Borrower or any of its Subsidiaries may invest in cash and Cash Equivalents;

                  (b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

                  (c) the Borrower and its Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                  (d) investments acquired by the Borrower or any of its Subsidiaries (i) in exchange for any other investment held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment, or (ii) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default;

                  (e) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, shall be permitted;

                  (f) investments in the capital of any Wholly-Owned Subsidiary which is not a Foreign Subsidiary;

                  (g) to the extent not permitted by the foregoing clauses, existing investments in any Subsidiaries (and any increases thereof attributable to increases in retained earnings);

                                                                    Exhibit 10.1

                  (h) to the extent not permitted by the foregoing clauses, the existing loans, advances, investments and guarantees described on Annex V hereto;

                  (i) any unsecured Guaranty Obligations permitted by section
         9.4;

                  (j) investments of the Borrower and its Subsidiaries in Hedge Agreements;

                  (k) loans and advances by any Subsidiary of the Borrower to the Borrower, PROVIDED that the Indebtedness represented thereby constitutes Subordinated Indebtedness;

                  (l) loans and advances by the Borrower or by any Subsidiary of the Borrower to, or other investments in, any Subsidiary of the Borrower which is (i) a Subsidiary Guarantor, (ii) a Wholly-Owned Subsidiary, and (iii) not a Foreign Subsidiary;

                  (m) loans and advances by any Subsidiary of the Borrower which is not a Subsidiary Guarantor to, or other investments by any such Subsidiary in, any other Subsidiary of the Borrower which is a Wholly-Owned Subsidiary;

                  (n) the Acquisitions permitted by section 9.2;

                  (o) loans, advances and investments of any person which are outstanding at the time such person becomes a Subsidiary of the Borrower as a result of an Acquisition permitted by section 9.2, but not any increase in the amount thereof; and

                  (p) any other loans, advances, investments (whether in the form of cash or contribution of property, and if in the form of a contribution of property, such property shall be valued for purposes of this clause at the fair value thereof as reasonably determined by the Borrower) and Guaranty Obligations, in or to or for the benefit of, any corporation, partnership, limited liability company, joint venture or other business entity, which is not itself a Subsidiary of the Borrower or owned or controlled by any director, officer or employee of the Borrower or any of its Subsidiaries, not otherwise permitted by the foregoing clauses, made after December 31, 1999 (such loans, advances and investments and Guaranty Obligations, collectively, "BASKET INVESTMENTS AND GUARANTEES"), shall be permitted to be incurred if (i) no Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the aggregate cumulative amount of such Basket Investments and Guarantees (taking into account any repayments of loans or advances), does not exceed $5,000,000; PROVIDED that if the Subordinated Bridge Debt is retired in full out of the net proceeds of an offering involving the issuance by the Borrower of shares of its capital stock (other than Redeemable Stock), then effective immediately after giving effect to such issuance and such retirement, the foregoing amount shall be increased from $5,000,000 to $7,500,000.

         9.6. DIVIDENDS, ETC. (a) The Borrower will not (x) directly or indirectly declare, order, pay or make any dividend (other than dividends payable solely in capital stock of the Borrower) or other distribution on or in respect of any capital stock of any class of the Borrower, whether by reduction of capital or otherwise, or (y) directly or indirectly make, or permit any of

                                                                    Exhibit 10.1

its Subsidiaries to directly or indirectly make, any purchase, redemption, retirement or other acquisition of any capital stock of any class of the Borrower (other than for a consideration consisting solely of capital stock of the same class of the Borrower) or of any warrants, rights or options to acquire or any securities convertible into or exchangeable for any capital stock of the Borrower, EXCEPT that the Borrower may make cash payments for any of such purposes if:

                  (i) no Default or Event of Default shall have occurred and be continuing at the time of declaration or payment thereof;

                  (ii) after giving pro forma effect thereto, the Borrower will be in compliance with sections 9.7 and 9.10 hereof; and

                  (iii) at the time of making any such cash payment and after giving effect thereto, the aggregate amount so expended during the then current fiscal year does not exceed the greater of (A) $5,000,000, or
         (B) 10% of the Consolidated Net Income of the Borrower accrued during such fiscal year through the most recently completed fiscal month of such fiscal year, PROVIDED that in any case there shall be excluded from Consolidated Net Income of the Borrower for purposes of this section 9.6(c) only: (x) any extraordinary items of gain, any gain arising from any sale or other disposition of any capital asset otherwise than in the ordinary course of business, and any gain arising from the revaluation of assets; and (y) any restoration to income of any reserve except to the extent that the provision therefor was made out of income otherwise includible in determining Consolidated Net Income of the Borrower for such period.

         (b) The Borrower will not permit any of its Subsidiaries which is not a Wholly-Owned Subsidiary to directly or indirectly declare, order, pay or make any dividend (other than dividends payable solely in its own capital stock of the same class) or other distribution on or in respect of any capital stock of any class of such Subsidiary, whether by reduction of capital or otherwise, without the prior written approval of the Required Lenders.

         9.7. MINIMUM CONSOLIDATED TANGIBLE NET WORTH. The Borrower will not permit its Consolidated Tangible Net Worth at any time to be less than $240,000,000, EXCEPT that:

                  (a) effective as of the end of the Borrower's fiscal quarter ended on or nearest to April 30, 2000, and as of the end of each fiscal quarter thereafter, the foregoing amount (as it may from time to time be increased as herein provided), shall be increased by 50% of the Consolidated Net Income of the Borrower for the fiscal quarter ended on such date, if any (there being no reduction in the case of any such Consolidated Net Income which reflects a deficit);

                  (b) the foregoing amount (as it may from time to time be increased as herein provided), shall be increased by an amount equal to 90% of the cash proceeds (net of underwriting discounts and commissions and other customary fees and costs associated therewith) from any sale or issuance of equity by the Borrower after January 31, 2000 (other than Redeemable Stock and any sale or issuance to management or employees or employee benefit plans pursuant to employee benefit plans of general application); PROVIDED that if the Subordinated Bridge Debt is retired in full out of the net proceeds of

                                                                    Exhibit 10.1

         an offering involving the issuance by the Borrower of shares of its capital stock (other than Redeemable Stock), then effective immediately after giving effect to such issuance and such retirement, and the increase provided for in this clause (b) as a result of such issuance, the foregoing percentage shall change from 90% to 50%;

                  (c) the foregoing amount (as it may from time to time be increased as herein provided), shall be increased by an amount equal to 90% of (x) the principal amount of Indebtedness or (y) the higher of stated value or liquidation value of Redeemable Stock, as the case may be, held by any person other than the Borrower or any of its Subsidiaries, which is converted or exchanged after January 31, 2000 into common stock of the Borrower or any of its Subsidiaries; and

                  (d) the foregoing amount (as it may from time to time be increased as herein provided), shall be increased by an amount equal to 90% of the increase in Consolidated Tangible Net Worth attributable to the issuance of common stock or other equity interests (other than Redeemable Stock) subsequent to January 31, 2000 as consideration in any Acquisitions permitted under section 9.2 (exclusive of the Target Acquisition).

         9.8. CONSOLIDATED TOTAL DEBT/CONSOLIDATED EBITDA RATIO. The Borrower will not at any time permit the ratio of (i) the amount of its Consolidated Total Debt at such time to (ii) its Consolidated EBITDA for its Testing Period most recently ended, to exceed the ratio indicated below for the applicable Testing Period:

                  ---------------------------------------------------- ---------------------------
                  TESTING PERIOD                                       RATIO
                  ---------------------------------------------------- ---------------------------

                  Testing Period ended on or nearest to October 31,           3.25 to 1.00
                  2000, and any Testing Period ended prior thereto
                  ---------------------------------------------------- ---------------------------

                  Testing Period ended on or nearest to                       3.00 to 1.00
                  January 31, 2001
                  ---------------------------------------------------- ---------------------------

                  Testing Period ended on or nearest to                       3.00 to 1.00
                  April 30, 2001
                  ---------------------------------------------------- ---------------------------

                  Any Testing Period thereafter                               2.75 to 1.00
                  ---------------------------------------------------- ---------------------------

                                                                    Exhibit 10.1



         9.9. CONSOLIDATED TOTAL SENIOR DEBT/CONSOLIDATED EBITDA RATIO. The Borrower will not at any time permit the ratio of (i) the amount of its Consolidated Total Senior Debt at such time to (ii) its Consolidated EBITDA for its Testing Period most recently ended, to exceed the ratio indicated below for the applicable Testing Period:

                  ---------------------------------------------------- ---------------------------
                  TESTING PERIOD                                       RATIO
                  ---------------------------------------------------- ---------------------------

                  Testing Period ended on or nearest to October 31,           2.75 to 1.00
                  2000, and any Testing Period ended prior thereto
                  ---------------------------------------------------- ---------------------------

                  Any Testing Period thereafter                                 2.50 to 1.00
                  ---------------------------------------------------- ---------------------------


         9.10. FIXED CHARGE COVERAGE RATIO. The Borrower will not permit its Fixed Charge Coverage Ratio for any Testing Period indicated below to be less than the ratio indicated for such Testing Period:


                  ---------------------------------------------------- ---------------------------
                  TESTING PERIOD                                       RATIO
                  ---------------------------------------------------- ---------------------------

                  Testing Period ended on or nearest to January 31,           1.15 to 1.00
                  2001, and any Testing Period ended prior thereto
                  ---------------------------------------------------- ---------------------------

                  Testing Period ended on or nearest to                       1.15 to 1.00
                  April 30, 2001
                  ---------------------------------------------------- ---------------------------

                  Testing Period ended on or nearest to                       1.20 to 1.00
                  July 31, 2001
                  ---------------------------------------------------- ---------------------------

                  Testing Period ended on or nearest to                       1.20 to 1.00
                  October 31, 2001
                  ---------------------------------------------------- ---------------------------

                  Testing Period ended on or nearest to                       1.20 to 1.00
                  January 31, 2002
                  ---------------------------------------------------- ---------------------------

                  After January 31, 2002, the Testing Period ended            1.20 to 1.00
                  on or nearest to April 30 of 2002 or
                  any subsequent first fiscal quarter of a fiscal
                  year (i.e, FQ1)
                  ---------------------------------------------------- ---------------------------

                  After January 31, 2002, the Testing Period ended            1.25 to 1.00
                  on or nearest to the second, third or fourth
                  fiscal quarter of a fiscal year (i.e, FQ2, FQ3 or
                  FQ4)
                  ---------------------------------------------------- ---------------------------

                                                                    Exhibit 10.1

PROVIDED, that in computing the Fixed Charge Coverage Ratio for any Testing Period ending on or prior to the Testing Period ended on or nearest to January 31, 2001, there shall be excluded, up to an aggregate not to exceed $47,100,000, all Consolidated Capital Expenditures during such Testing Period related to the Filene's refit (which for purposes of identification only are currently estimated at approximately $5 million), the Gramex upgrades (which for purposes of identification only are currently estimated at approximately $12 million), the Shonac warehouse relocation/new stores (which for purposes of identification only are currently estimated at approximately $20.1 million), and VCDS expansions (which for purposes of identification only are currently estimated at approximately $10 million), and PROVIDED, FURTHER, that there shall also be excluded for any applicable Testing Period any Consolidated Capital Expenditures in respect of the six stores associated with the Gramex Sale and Lease-Back Transaction that occurred in December 1999.

         9.11. ASSET COVERAGE RATIO. The Borrower will not permit the ratio, as of the end of any fiscal quarter, of (i) the sum of its consolidated gross inventories and accounts receivable at such time, to (ii) the sum at such time of the aggregate principal amount of Loans hereunder, plus the then Letter of Credit Outstandings, to be less than 2.00 to 1.00.

         9.12. LIMITATION ON CERTAIN RESTRICTIVE AGREEMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness, or (b) the ability of any such Subsidiary to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, or to make loans or advances to the Borrower or any of the Borrower's other Subsidiaries, or transfer any of its property or assets to the Borrower or any of the Borrower's other Subsidiaries, EXCEPT for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under section 9.3 (b) or (c),
(vi) restrictions contained in the Existing Indebtedness Agreements as in effect on the Closing Date (and similar restrictions governing any Indebtedness incurred in connection with the refinancing of the Existing Indebtedness), (vii) customary restrictions affecting only a Subsidiary of the Borrower under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to 9.4, (viii) any document relating to Indebtedness secured by a Lien permitted by section 9.3, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (ix) any Operating Lease or Capital Lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other person.

         9.13. SUBORDINATED BRIDGE DEBT, ETC. (a) PAYMENTS, PREPAYMENTS, ETC. The Borrower will not make (or give any notice in respect of) any payment, prepayment, sinking

                                                                    Exhibit 10.1

fund payment or redemption (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Bridge Debt, or any other Subordinated Indebtedness representing a refinancing or refunding thereof ("SUBORDINATED BRIDGE DEBT REFINANCING"), EXCEPT that the Borrower may make the regularly scheduled payments of principal and interest on the Subordinated Bridge Debt or any such Subordinated Bridge Debt Refinancing if at the time of any such payment and after giving effect thereto all of the following conditions shall be satisfied:

                  (i) no Default or Event of Default under section 10.1(a) shall have occurred and be continuing, or shall have resulted therefrom;

                  (ii) no Default or Event of Default (other than a Defaut or Event of Default under section 10.1(a) hereof) shall have occurred and be continuing as to which a "blockage period" is in effect in accordance with the subordination provisions of the Subordinated Bridge Debt Documents or any Subordinated Bridge Debt Refinancing Documents;

                  (iii) no Event of Default shall have occurred and be continuing and shall have resulted in the any of the Obligations being declared due and payable prior to the date on which such Obligations would otherwise have become due and payable, unless and until such Event of Default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled; and

                  (iv) no judicial proceeding shall be pending with respect to any Default or Event of Default under this Agreement;

AND EXCEPT THAT the Subordinated Bridge Debt or any Subordinated Bridge Debt Refinancing may be retired as contemplated by, and in accordance with the applicable provisions of, sections 5.2(f) and 5.2 (g). The Borrower will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire for value any Subordinated Bridge Debt or any Subordinated Bridge Debt Refinancing.

         (b) MODIFICATIONS OF SUBORDINATED BRIDGE DEBT DOCUMENTS OR SUBORDINATED BRIDGE DEBT REFINANCING DOCUMENTS. Following the Closing Date, the Borrower will not (i) enter into any amendment to, or modification or change of, any Subordinated Bridge Debt Document as in effect on the Closing Date, or (ii) enter into any amendment to, or modification or change of, any document relating to Subordinated Bridge Debt Refinancing entered into as provided below (collectively, "SUBORDINATED BRIDGE DEBT REFINANCING DOCUMENTS"), as originally in effect as approved in accordance with section 9.13(c), UNLESS, in any such case, prior to the effectiveness thereof, such amendment, modification or change has been approved in writing by the Administrative Agent, acting on instructions from the Required Lenders.

         (c) REFINANCING OF SUBORDINATED BRIDGE DEBT, ETC. Following the Closing Date, the Borrower will not directly or indirectly refinance, refund, extend or replace, in whole or in part, (i) any Subordinated Bridge Debt or (ii) any Subordinated Bridge Debt Refinancing previously approved by the Administrative Agent pursuant to this section 9.13(c), UNLESS in any such case all of the terms and provisions of such refinancing, refunding, extension or

                                                                    Exhibit 10.1

replacement have been approved in writing by the Administrative Agent, acting on instructions from the Required Lenders.

         For the avoidance of doubt, it is noted that once all of the terms and provisions of a Subordinated Bridge Debt Refinancing have been approved by the Administrative Agent, acting on the instructions from the Required Lenders, that the Administrative Agent's communication of such approval to the Borrower would allow the Borrower a "clear period" of up to three Business Days within which to complete the closing and funding of the Subordinated Bridge Debt Refinancing

         9.14. PREPAYMENTS AND REFINANCINGS OF OTHER DEBT, ETC. The Borrower will not, and will not permit any of its Subsidiaries to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of the Borrower or its Subsidiaries which has an outstanding principal balance (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) greater than $1,000,000 (other than the Obligations and intercompany loans and advances among the Borrower and its Subsidiaries, and other than the Subordinated Bridge Debt and Subordinated Bridge Debt Refinancing as governed by section 9.13 hereof); PROVIDED that the Borrower or any Subsidiary may refinance or refund any such Indebtedness if the aggregate principal amount thereof (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of a Synthetic Lease) is not increased and the weighted average life to maturity thereof (computed in accordance with standard financial practice) is not reduced by more than 10%.

         9.15. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a person other than an Affiliate, EXCEPT (i) sales of goods to an Affiliate for use or distribution outside the United States which in the good faith judgment of the Borrower complies with any applicable legal requirements of the Code, or (ii) agreements and transactions with and payments to officers, directors and shareholders which are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the provisions of this Agreement.

         9.16. ORGANIZATIONAL DOCUMENTS, ETC. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or otherwise change any of the terms or provisions in any of its constituent documents as in effect on the date hereof, EXCEPT for changes that do not affect in any way the Borrower's or any Subsidiary's rights and obligations to enter into and perform the Credit Documents to which it is a party and to pay all of the Obligations under all of the Credit Documents and that otherwise do not have a Material Adverse Effect.

                                                                    Exhibit 10.1

         9.17. PLAN TERMINATIONS, MINIMUM FUNDING, ETC. The Borrower will not, and will not permit any ERISA Affiliate to, (i) terminate any Plan or plans so as to result in liability of the Borrower or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount which is equal to 5% of the Borrower's Consolidated Tangible Net Worth as of the date of the then most recent financial statements furnished to the Lenders pursuant to the provisions of this Agreement, (ii) permit to exist one or more events or conditions which reasonably present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Borrower or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, or (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan.

         SECTION 10. EVENTS OF DEFAULT.

         10.1. EVENTS OF DEFAULT. Any of the following specified events (each an "EVENT OF DEFAULT") shall constitute an Event of Default hereunder:

                  (a) PAYMENTS: the Borrower shall (i) default in the payment when due of any principal of the Loans or any reimbursement obligation in respect of any Unpaid Drawing; or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

                  (b) REPRESENTATIONS, ETC.: any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

                  (c) CERTAIN COVENANTS: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in section 8.1(f)(i), or sections 9.2 through 9.11, inclusive, of this Agreement; or

                  (d) OTHER COVENANTS: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Credit Document, other than those referred to in section 10.1(a) or (b) or (c) above, and such default is not remedied within 30 days after the earlier of (i) an officer of the Borrower obtaining actual knowledge of such default and
         (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a "notice of default" and to refer specifically to this paragraph); or

                  (e) CROSS DEFAULT UNDER OTHER AGREEMENTS: the Borrower or any of its Subsidiaries shall (i) default in any payment with respect to
         (x) any Indebtedness (other than the Obligations) owed to any Lender,
         (y) any Indebtedness which constitutes Subordinated Bridge Debt or Subordinated Bridge Debt Refinancing, or (y) any other

                                                                    Exhibit 10.1

         Indebtedness having an aggregate unpaid principal amount of $1,000,000 or greater, and in any such case such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or

                  (f) OTHER CREDIT DOCUMENTS: the Subsidiary Guaranty or any Security Document (once executed and delivered) shall cease for any reason (other than termination in accordance with its terms) to be in full force and effect; or any Credit Party shall default in any payment obligation thereunder; or any Credit Party shall default in any material respect in the due performance and observance of any other obligation thereunder and such default shall continue unremedied for a period of at least 30 days after notice by the Administrative Agent or the Required Lenders; or any Credit Party shall (or seek to) disaffirm or otherwise limit its obligations thereunder otherwise than in strict compliance with the terms thereof; or

                  (g) JUDGMENTS: one or more judgments or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not reserved its rights) of $1,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

                  (h) BANKRUPTCY, ETC.: any of the following shall occur:

                           (i) the Borrower, or any of its Subsidiaries which,
                  alone or when combined or consolidated with any other Subsidiary which itself is the subject of a case or proceeding referred to below, would be a Material Subsidiary (the Borrower and each of such other persons, each a "PRINCIPAL PARTY") shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "BANKRUPTCY CODE"); or

                           (ii) an involuntary case is commenced against any
                  Principal Party under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or

                                                                    Exhibit 10.1

                           (iii) a custodian (as defined in the Bankruptcy Code)
                  is appointed for, or takes charge of, all or substantially all of the property of any Principal Party; or

                           (iv) any Principal Party commences (including by way
                  of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a "CONSERVATOR") of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Principal Party; or

                           (v) any such proceeding is commenced against any
                  Principal Party to the extent such proceeding is consented by such person or remains undismissed for a period of 60 days; or

                           (vi) any Principal Party is adjudicated insolvent or
                  bankrupt; or

                           (vii) any order of relief or other order approving
                  any such case or proceeding is entered; or

                           (viii) any Principal Party suffers any appointment of
                  any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or

                           (ix) any Principal Party makes a general assignment
                  for the benefit of creditors; or

                           (x) any corporate (or similar organizational) action
                  is taken by any Principal Party for the purpose of effecting any of the foregoing; or

                  (i) ERISA: (A) any of the events described in clauses (i) through (viii) of section 8.1(g) shall have occurred; or (B) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (C) any such event or events described in clause (A) or (B), individually, and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

                  (j) MATERIAL ADVERSE EFFECT: any event or circumstance shall occur or exist which has a Material Adverse Effect upon the Borrower, as compared to the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries as reflected in the financial statements and the Financial Projections referred to in section 7.8.

         10.2. ACCELERATION, ETC. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent and/or the Collateral Agent shall, upon the written request of the Required Lenders, by written notice to the

                                                                    Exhibit 10.1

Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Collateral Agent or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

                  (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

                  (b) declare the principal of and any accrued interest in respect of all Loans, all Unpaid Drawings and all obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

                  (c) terminate any Letter of Credit which may be terminated in accordance with its terms;

                  (d) direct the Borrower to pay (and the Borrower hereby agrees that on receipt of such notice or upon the occurrence of an Event of Default with respect to the Borrower under section 10.1(h), it will pay to the Administrative Agent an amount of cash equal to the aggregate Stated Amount of all Letters of Credit then outstanding (such amount to be held as security after the Borrower's reimbursement obligations in respect thereof); and/or

                  (e) take such other actions and exercise any other right or remedy available under any of the Credit Documents or applicable law;

PROVIDED that, if an Event of Default specified in section 10.1(h) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and/or
(b) above shall occur automatically without the giving of any such notice.

         10.3. APPLICATION OF LIQUIDATION PROCEEDS. All monies received by the Administrative Agent or any Lender from the exercise of remedies hereunder or under the other Credit Documents or under any other documents relating to this Agreement shall, unless otherwise required by the terms of the other Credit Documents or by applicable law, be applied as follows:

                  (i) FIRST, to the payment of all expenses (to the extent not paid by the Borrower) incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, attorneys' fees, court costs and any foreclosure expenses;

                  (ii) SECOND, to the payment PRO RATA of interest then accrued on the outstanding Loans;

                  (iii) THIRD, to the payment PRO RATA of any fees then accrued and payable to the Administrative Agent, any Letter of Credit Issuer or any Lender under this Agreement in respect of the Loans or the Letter of Credit Outstandings;

                                                                    Exhibit 10.1

                  (iv) FOURTH, to the payment PRO RATA of (A) the principal balance then owing on the outstanding Loans, (B) the amounts then due under Designated Hedge Agreements to creditors of the Borrower or any Subsidiary, subject to confirmation by the Administrative Agent of any calculations of termination or other payment amounts being made in accordance with normal industry practice, and (C) the Stated Amount of the Letter of Credit Outstandings (to be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof);

                  (v) FIFTH, to the payment to the Lenders of any amounts then accrued and unpaid under sections 2.10, 2.11, 3.5 and 5.4 hereof, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts PRO RATA;

                  (vi) SIXTH, to the payment PRO RATA of all other amounts owed by the Borrower to the Administrative Agent, to any Letter of Credit Issuer or any Lender under this Agreement or any other Credit Document, and to any counterparties under Designated Hedge Agreements of the Borrower and its Subsidiaries, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts PRO RATA; and

                  (vii) FINALLY, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

         SECTION 11. THE ADMINISTRATIVE AGENT.

         11.1. APPOINTMENT. Each Lender hereby irrevocably designates and appoints NCB as Administrative Agent to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes NCB as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this section 11 are solely for the benefit of the Administrative Agent, and the Lenders, and the Borrower and its Subsidiaries shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

         11.2. DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or

                                                                    Exhibit 10.1

attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by section 11.3.

         11.3. EXCULPATORY PROVISIONS. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement (except for its or such person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or of its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any Subsidiary of the Borrower or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

         11.4. RELIANCE BY ADMINISTRATIVE AGENT. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or all of the Lenders, as to any matter which, pursuant to section 12.12, can only be effectuated with the consent of all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

                                                                    Exhibit 10.1

         11.5. NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, PROVIDED that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         11.6. NON-RELIANCE. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

         11.7. INDEMNIFICATION. The Lenders agree to indemnify the Administrative Agent in its capacity as such ratably according to their respective General Revolving Loans and Unutilized General Revolving Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower, PROVIDED that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses,

                                                                    Exhibit 10.1

damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent's gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this section 11.7 shall survive the payment of all Obligations.

         11.8. THE ADMINISTRATIVE AGENT IN INDIVIDUAL CAPACITY. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

         11.9. SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as the Administrative Agent upon 20 days' notice to the Lenders and the Borrower. The Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders subject to prior approval by the Borrowers (such approval not to be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall include such successor agent effective upon its appointment, and the resigning Administrative Agent's rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of this section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

         11.10. OTHER AGENTS. Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager or any other corresponding title, other than "Administrative Agent", shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Credit Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

                                                                    Exhibit 10.1

         SECTION 12.       MISCELLANEOUS.

         12.1. PAYMENT OF EXPENSES ETC. The Borrower agrees to:

                  (a) whether or not the transactions herein contemplated are consummated, pay (or reimburse the Administrative Agent, the Syndication Agent, the Co-Lead Arrangers and the Documentation Agent
         for) all reasonable out-of-pocket costs and expenses of such persons in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein, the delivery of documents on the Closing Date pursuant to section 6.1 and the initial Borrowing hereunder, including, without limitation, the reasonable fees and disbursements of Jones, Day, Reavis & Pogue, special counsel to the Administrative Agent;

                  (b) pay all reasonable out-of-pocket costs and expenses of the Co-Lead Arrangers, the Syndication Agent and the Documentation Agent in connection with the syndication on or prior to the Syndication Date of portions of the General Revolving Commitments and General Revolving Loans of the initial Lenders to Eligible Transferees who may become additional Lenders hereunder, including, without limitation, the reasonable fees and disbursements of Jones, Day, Reavis & Pogue, special counsel to the Administrative Agent;

                  (c) pay (or reimburse the Administrative Agent and the Lenders for) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders in connection with any amendment, waiver or consent relating to any of the Credit Documents which is requested by any Credit Party, including, without limitation, (i) the reasonable fees and disbursements of Jones, Day, Reavis & Pogue, special counsel to the Administrative Agent, and (ii) the reasonable fees and disbursements of any individual counsel to any Lender (including allocated costs of internal counsel);

                  (d) pay (or reimburse the Administrative Agent and the Lenders for) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders in connection with the enforcement of any of the Credit Documents or the other documents and instruments referred to therein, including, without limitation, (i) the reasonable fees and disbursements of Jones, Day, Reavis & Pogue, special counsel to the Administrative Agent, and (ii) the reasonable fees and disbursements of any individual counsel to any Lender (including allocated costs of internal counsel);

                  (e) without limitation of the preceding clause (d), in the event of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of the Borrower or any of its Subsidiaries, pay all costs of collection and defense, including reasonable attorneys' fees in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes;

                  (f) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to

                                                                    Exhibit 10.1

         or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and

                  (g) indemnify each Lender, each Agent, each Co-Lead Arranger, its officers, directors, employees, representatives and agents (collectively, the "INDEMNITEES") from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of

                           (i) any investigation, litigation or other proceeding
                  (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other governmental authority having jurisdiction over it, or

                           (ii) the actual or alleged presence of Hazardous
                  Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, if the Borrower or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against the Borrower or any of its Subsidiaries, in respect of any such Real Property, including, in each case, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the person to be indemnified or of any other Indemnitee who is such person or an Affiliate of such person).

To the extent that the undertaking to indemnify, pay or hold harmless any person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

         12.2. RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is hereby authorized at any time or from time to time,

                                                                    Exhibit 10.1

without presentment, demand, protest or other notice of any kind to the Borrower or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower purchased by such Lender pursuant to section 12.4(c), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

         12.3. NOTICES. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission, e-mail transmission or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered, if to the Borrower, at 3241 Westerville Road, Columbus, Ohio 43224, attention: Robert M. Wysinski, Chief Financial Officer (facsimile: (614) 478-2252); if to any Lender at its address specified for such Lender on Annex I hereto; if to the Administrative Agent, at its Notice Office; or at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, transmitted electronically or cabled or sent by overnight courier, and shall be effective when received.

         12.4. BENEFIT OF AGREEMENT. (A) SUCCESSORS AND ASSIGNS GENERALLY. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, PROVIDED that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders, and, PROVIDED, FURTHER, that any assignment by a Lender of its rights and obligations hereunder shall be effected in accordance with section 12.4(c).

         (b) GRANT OF PARTICIPATIONS BY LENDERS. Notwithstanding the foregoing, each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to (x) an Affiliate of such Lender which is a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D), (y) another Lender which is not a Defaulting Lender, or (z) one or more Eligible Transferees, PROVIDED that in the case of any such participation,

                  (i) the participant shall not have any rights under this Agreement or any of the other Credit Documents, including rights of consent, approval or waiver (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

                  (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged,

                                                                    Exhibit 10.1

                  (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

                  (iv) such Lender shall remain the holder of any Note for all purposes of this Agreement and

                  (v) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender's rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of sections 2.9 and 2.10 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold, and

PROVIDED FURTHER, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (1) change any date upon which a mandatory and automatic reduction in any Commitment in which such Participant is participating is scheduled to be made, or change the amount thereof, (2) change any date upon which an installment payment of any Loans in which such Participant is participating is scheduled to be made, or change the amount thereof, (3) change any date upon which a reimbursement obligation in respect of a Letter of Credit or Unpaid Drawing in which such Participant is participating is scheduled to be made, or change the amount thereof, (4) extend the final scheduled maturity of the Loans in which such participant is participating (it being understood that any waiver of the making of, or the application of, any mandatory prepayment to such Loans shall not constitute an extension of the final maturity date thereof), (5) reduce the rate or extend the time of payment of interest or Fees on any such Loan or Commitment (except in connection with a waiver of the applicability of any post-default increase in interest rates), (6) reduce the principal amount of any such Loan, (7) increase such participant's participating interest in any Commitment over the amount thereof then in effect, (8) extend the expiration or termination of any Letter of Credit beyond the scheduled expiration of any Commitment with respect thereto in which such participant is participating, (9) release any Credit Party from its obligations under the Subsidiary Guaranty, except strictly in accordance with the provisions of the Credit Documents, (10) release all or any substantial portion of the Collateral, in each case except strictly in accordance with the provisions of the Credit Documents, or (11) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

         (c) ASSIGNMENTS BY LENDERS. Notwithstanding the foregoing, (x) any Lender may assign all or a fixed portion of its Loans and/or Commitment, and its rights and obligations hereunder, which does not have to be PRO RATA among the Facilities, to another Lender that is not a Defaulting Lender, or to an Affiliate of any Lender (including itself) and which is not a Defaulting Lender and which is a commercial bank, financial institution or other "accredited investor" (as defined in SEC Regulation D), and (y) any Lender may assign all, or if less than all, a fixed portion, equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of its Loans and/or Commitment and its rights and obligations hereunder, which does not have to be PRO RATA among the Facilities, to one or more Eligible Transferees,

                                                                    Exhibit 10.1

each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment Agreement, provided that,

                  (i) assignments by the Swing Line Lender of its Swing Line Revolving Commitment and its Swing Line Revolving Loans may only be made if all of its Swing Line Revolving Commitment and all of its Swing Line Revolving Loans are assigned to a single assignee and only if the assignee thereof is or becomes a Lender with a General Revolving Commitment,

                  (ii) in the case of any assignment of a portion of any Loans and/or Commitment of a Lender, such Lender shall retain a minimum fixed portion of all Loans and Commitments equal to at least $5,000,000,

                  (iii) at the time of any such assignment Annex I shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders,

                  (iv) upon surrender of the old Notes, new Notes will be issued, at the Borrower's expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of section 2.6 (with appropriate modifications) to the extent needed to reflect the revised Commitments,

                  (v) in the case of clause (y) only, the consent of the Administrative Agent and each Letter of Credit Issuer shall be required in connection with any such assignment (which consent shall not be unreasonably withheld or delayed), and

                  (vi) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and

PROVIDED FURTHER, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Lender Register maintained by it as provided herein.

         To the extent of any assignment pursuant to this section 12.4(c) the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

         At the time of each assignment pursuant to this section 12.4(c) to a person which is not already a Lender hereunder and which is not a United States person (as such term is defined in section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 5.4(b)(ii) Certificate) described in section 5.4(b). To the extent that an assignment of all or any portion of a Lender's Commitment and related outstanding Obligations pursuant to this section 12.4(c) would, at the time of such assignment, result in increased costs under section
2.9 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

                                                                    Exhibit 10.1

         Nothing in this section 12.4(c) shall prevent or prohibit (i) any Lender which is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) any Lender which is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

         (d) NO SEC REGISTRATION OR BLUE SKY COMPLIANCE. Notwithstanding any other provisions of this section 12.4, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

         (e) REPRESENTATIONS OF LENDERS. Each Lender initially party to this Agreement hereby represents, and each person that became a Lender pursuant to an assignment permitted by this section 12.4 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) which makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, PROVIDED that subject to the preceding sections 12.4(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

         (f) GRANTS BY LENDERS TO SPCS. Notwithstanding anything to the contrary contained herein, any Lender, (a "GRANTING LENDER") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent, the Borrower and the other Lenders, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; PROVIDED that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this section 12.4, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any

                                                                    Exhibit 10.1

Loans to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPC. This section 12.4(f) may not be amended without the written consent of any Granting Lender affected thereby.

         12.5. NO WAIVER: REMEDIES CUMULATIVE. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

         12.6. PAYMENTS PRO RATA. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived in writing its right to receive its PRO RATA share thereof) PRO RATA based upon their respective shares, if any, of the Obligations with respect to which such payment was received. As to any such payment received by the Administrative Agent prior to 1:00 P.M. (local time at the Payment Office) in funds which are immediately available on such day, the Administrative Agent will use all reasonable efforts to distribute such payment in immediately available funds on the same day to the Lenders as aforesaid.

         (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, PROVIDED that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

         (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding sections 12.6(a) and (b) shall be subject to the express provisions of this Agreement

                                                                    Exhibit 10.1

which require, or permit, differing payments to be made to Lenders which are not Defaulting Lenders, as opposed to Defaulting Lenders.

         12.7. CALCULATIONS: COMPUTATIONS. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); PROVIDED, that if at any time the computations determining compliance with section 9 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such computations shall set forth in reasonable detail a description of the differences and the effect upon such computations.

         (b) All computations of interest on Eurodollar Loans hereunder and all computations of Commitment Fee, Letter of Credit Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days. All computations of interest on Prime Rate Loans hereunder shall be made on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable.

         12.8. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF OHIO, TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO GOVERNS THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the Court of Common Pleas of Franklin County, Ohio, or of the United States for the Southern District of Ohio, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices pursuant to section 12.3, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

         (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in section 12.8(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                                                                    Exhibit 10.1




         (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         12.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

         12.10. EFFECTIVENESS; INTEGRATION. This Agreement shall become effective on the date (the "EFFECTIVE DATE") on which the Borrower and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Notice Office of the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

         12.11. HEADINGS DESCRIPTIVE. The headings of the several sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

         12.12. AMENDMENT OR WAIVER. Neither this Agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated UNLESS such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Lenders, PROVIDED that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) affected thereby,

                  (a) change any date upon which a mandatory and automatic reduction in any Commitment of such Lender is scheduled to be made, or change the amount thereof,

                  (b) change any date upon which an installment payment of any Loans made by such Lender is scheduled to be made, or change the amount thereof,

                  (c) change any date upon which a reimbursement of an Unpaid Drawing is scheduled to be made, or reduce the amount thereof, if such Lender is a Participant with respect thereto;

                                                                    Exhibit 10.1

                  (d) extend the final scheduled maturity of any Commitment or Loan of such Lender (it being understood that any waiver of the making of, or the application of, any mandatory prepayment to such Loans shall not constitute an extension of the final maturity date thereof),

                  (e) reduce the rate or extend the time of payment of interest or Fees on any Loan or Commitment of such Lender (except in connection with a waiver of the applicability of any post-default increase in interest rates),

                  (f) reduce the principal amount of any Loan of any Lender,

                  (g) increase such Lender's Commitment over the amount thereof then in effect,

                  (h) extend the expiration or termination of any Letter of Credit beyond the scheduled expiration of such Lender's Commitment with respect thereto,

                  (i) release the Borrower from any obligations as a guarantor of its Subsidiaries' obligations under any Credit Document,

                  (j) release any Credit Party from the Subsidiary Guaranty, except strictly in accordance with the provisions of the Credit Documents,

                  (k) release all or any substantial portion of the Collateral, except strictly in accordance with the provisions of the Credit Documents,

                  (l) change the definition of the term "Change of Control" or any of the provisions of section 4.3 or 5.2 which are applicable upon a Change of Control,

                  (m) amend, modify or waive any provision of this
         section 12.12, or section 11.7, 12.1, 12.4, 12.6 or 12.7(b), or any other provision of any of the Credit Documents pursuant to which the consent or approval of all Lenders is by the terms of such provision explicitly required,

                  (n) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders, or

                  (o) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; and

PROVIDED, FURTHER, that no change, waiver or other modification affecting the rights and benefits of a Lender and not all Lenders in a like or similar manner, shall be made without the written consent of such Lender. No provision of section 3 or 11 may be amended without the consent of (x) any Letter of Credit Issuer adversely affected thereby or (y) the Administrative Agent, respectively.

         The Administrative Agent and the Collateral Agent will not enter into any amendment, change, waiver, discharge or termination of any of the other Credit Documents, EXCEPT as

                                                                    Exhibit 10.1

specifically provided therein or as authorized as contemplated by a written request or consent of the Required Lenders (or all of the Lenders, or all of the Lenders (other than any Defaulting Lender), as applicable, as to any matter which, pursuant to this section 12.12, can only be effectuated with the written consent of all Lenders, or all Lenders (other than any Defaulting Lender), as the case may be).

         12.13. SURVIVAL OF INDEMNITIES. All indemnities set forth herein including, without limitation, in section 2.10, 2.11, 3.5, 11.7 or 12.1 shall survive the execution and delivery of this Agreement and the making and repayment of Loans.

         12.14. DOMICILE OF LOANS. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, PROVIDED that the Borrower shall not be responsible for costs arising under section 2.10 resulting from any such transfer (other than a transfer pursuant to section 2.12) to the extent not otherwise applicable to such Lender prior to such transfer.

         12.15. CONFIDENTIALITY. Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices. Notwithstanding the foregoing, any Lender may in any event may make disclosures of, and furnish copies of such information
(i) to another Lender; (ii) when reasonably required by any BONA FIDE transferee or participant in connection with the contemplated transfer of any Loans or Commitment or participation therein (PROVIDED that each such prospective transferee and/or participant shall execute an agreement for the benefit of the Borrower with such prospective transferor Lender and/or participant containing provisions substantially identical to those contained in this section 12.15);
(iii) to its parent corporation or corporations and its other Affiliates, and to its and their auditors and attorneys; and (iv) as required or requested by any governmental agency or representative thereof or pursuant to legal process, PROVIDED that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In no event shall any Lender be obligated or required to return any materials furnished by or on behalf of the Borrower or any of its Subsidiaries. The Borrower hereby agrees that the failure of a Lender to comply with the provisions of this section 12.15 shall not relieve the Borrower of any of the obligations to such Lender under this Agreement and the other Credit Documents.

         12.16. LENDER REGISTER. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this section 12.16, to maintain a register (the "LENDER REGISTER") on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders, the Loans made to the Borrower by each of the Lenders and each repayment and prepayment in respect of the principal amount of such Loans of each such Lender. Failure to make any such recordation, or (absent manifest error) any error in such recordation, shall not affect the Borrower's obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective

                                                                    Exhibit 10.1

until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to section 12.4(b). The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this section 12.16. The Lender Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         12.17. LIMITATIONS ON LIABILITY OF THE LETTER OF CREDIT ISSUERS. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither any Letter of Credit Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by a Letter of Credit Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, EXCEPT that the Borrower (or a Subsidiary which is the account party in respect of the Letter of Credit in question) shall have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer shall be liable to the Borrower (or such Subsidiary), to the extent of any direct, but not consequential, damages suffered by the Borrower (or such Subsidiary) which the Borrower (or such Subsidiary) proves were caused by (i) such Letter of Credit Issuer's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such Letter of Credit Issuer's willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, a Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

         12.18. GENERAL LIMITATION OF LIABILITY. No claim may be made by the Borrower, any Lender, the Administrative Agent, any Letter of Credit Issuer or any other person against the Administrative Agent, any Letter of Credit Issuer, or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Credit Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower, each Lender, the Administrative Agent and each Letter of Credit Issuer hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

                                                                    Exhibit 10.1

         12.19. NO DUTY. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Credit Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

         12.20. LENDERS AND AGENT NOT FIDUCIARY TO BORROWER, ETC. The relationship among the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, each Letter of Credit Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each Letter of Credit Issuer and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Credit Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

         12.21. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties herein shall survive the making of Loans and the issuance of Letters of Credit hereunder, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

         12.22. SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

         12.23. INDEPENDENCE OF COVENANTS. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

                                                                    Exhibit 10.1

         12.24. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Prime Rate to the date of repayment, shall have been received by such Lender.

               [The balance of this page is intentionally blank.]

                                                                    Exhibit 10.1


IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                             VALUE CITY DEPARTMENT STORES, INC.

                             BY:

                                    SENIOR VICE PRESIDENT & CHIEF
                                    FINANCIAL OFFICER

                             NATIONAL CITY BANK,

                                    INDIVIDUALLY AS A LENDER, A LETTER OF CREDIT
                                    ISSUER, THE SWING LINE LENDER, THE
                                    ADMINISTRATIVE AGENT, THE COLLATERAL AGENT,
                                    AND AS THE DOCUMENTATION AGENT

                             BY:
                                    SENIOR VICE PRESIDENT

                             BANK ONE, NA,

                                    MAIN OFFICE, CHICAGO, ILLINOIS

                             BY:

                                    SENIOR VICE PRESIDENT